                                               FILED PURSUANT TO RULE 424(b)(1)
                                                     REGISTRATION NO. 333-59519

PROSPECTUS
                               2,750,000 SHARES

                     [LOGO OF RENTAL SERVICE CORPORATION (SM)]

                                 COMMON STOCK

                               ----------------

  Of the 2,750,000 shares of Common Stock of Rental Service Corporation ("RSC" or the "Company") offered hereby, 2,669,920 shares are being offered by the Company and 80,080 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

  Of the shares of Common Stock offered hereby, 2,200,000 shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters and 550,000 shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "RSV." On August 13, 1998, the last sale price of the Common Stock as reported on the NYSE was $27 5/16 per share. See "Price Range of Common Stock and Dividend Policy."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
EXCHANGE   COMMISSION   OR   ANY   STATE  SECURITIES   COMMISSION,   NOR   HAS
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
  TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                                                                 PROCEEDS TO
                                      PRICE TO     UNDERWRITING   PROCEEDS TO      SELLING
                                       PUBLIC      DISCOUNT(1)     COMPANY(2)    STOCKHOLDERS
---------------------------------------------------------------------------------------------
Per Share.......................      $27.313         $1.29         $26.023        $26.023
---------------------------------------------------------------------------------------------
Total(3)........................    $75,109,375     $3,547,500    $69,477,993    $2,083,882
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,000,000.
(3) The Company has granted the U.S. Underwriters and the International Managers options to purchase up to an aggregate of 412,500 additional shares of Common Stock, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $86,375,781, $4,079,625 and $80,212,274, respectively. See
    "Underwriting."

                               ----------------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or about August 19, 1998.

                               ----------------
MERRILL LYNCH & CO.
     WILLIAM BLAIR & COMPANY
                    MORGAN STANLEY DEAN WITTER
                               BT ALEX. BROWN
                                                         LEGG MASON WOOD WALKER
                                                               INCORPORATED
                               ----------------

                The date of this Prospectus is August 13, 1998.

          [MAP SHOWING RENTAL LOCATIONS AND LOCATIONS TO BE ACQUIRED.]

  The Company operates through its subsidiaries and, unless the context otherwise requires, references in this Prospectus to the "Company" or "RSC" include Rental Service Corporation, a Delaware corporation, and its direct and indirect subsidiaries. Industry figures were obtained from the Rental Equipment Register (the "RER"), an industry trade magazine, and other industry sources that the Company has not independently verified.

                               ----------------

  The Company's principal executive offices are located at 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254, and its telephone number is
(602) 905-3300.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, especially RSC's growth strategy, plans to raise additional capital and prospective acquisitions, are forward-looking statements. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from results referred to in the forward-looking statements. Unless otherwise indicated, all information set forth in this Prospectus assumes no exercise of the Underwriters' overallotment option. Capitalized terms used but not defined in this Prospectus Summary have the meanings ascribed to them elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is a leading consolidator in the rapidly-growing equipment rental industry, with a demonstrated track record of 60 business acquisitions since its formation in 1992. The Company serves the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets through a network of 225 rental locations in 26 states and Canada (as of August 7, 1998). RSC rents a broad selection of equipment ranging from small items such as pumps, generators, welders and electric hand tools, to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial manlifts and skid-steer loaders. The Company also sells maintenance, repair and operations ("MRO") supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers. Depending upon market needs, RSC also offers its customers 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company has a diverse customer base and rented equipment to over 100,000 customers in 1997, with the top ten customers representing less than 3% of total revenues. The Company's customers include industrial companies (such as manufacturers, petrochemical facilities, large chemical processing companies, paper mills, entertainment companies and public utilities), construction companies (such as contractors), governmental entities and homeowners.

  RSC's strategy is to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. From its formation in July 1992 through August 7, 1998, the Company has acquired 60 businesses consisting of 188 locations and has opened 62 start-up locations. As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in nine states. See "--Recent Developments." The Company also focuses on increasing revenues and profitability across its locations through investments in fleet expansion, the implementation of sophisticated information systems designed to improve asset utilization and targeted marketing efforts. For the year ended December 31, 1997 and the six months ended June 30, 1998, after giving effect to the acquisitions and other pro forma adjustments described under "Unaudited Pro Forma Consolidated Financial Data," the Company would have generated pro forma revenues of $475.5 million and $272.8 million, respectively, and operating income of $67.8 million and $45.3 million, respectively. See "Unaudited Pro Forma Consolidated Financial Data."

  The Company believes the rental equipment industry offers substantial consolidation opportunities for large, well capitalized equipment rental companies such as RSC. The equipment rental industry is highly fragmented, primarily consisting of relatively small entities serving discrete local market areas and a number of multi-location regional or national firms. This fragmentation is demonstrated by the following statistics derived from the Rental Equipment Register (the "RER") for 1997: (i) the largest 100 equipment rental companies had total rental revenues of approximately $4.2 billion, which would account for approximately 20% of the management-estimated $21 billion in industry rental revenues; (ii) no one company had a market share greater than 5%; (iii) the industry had approximately 17,000 participants; and (iv) there were only ten equipment rental companies having rental revenues in excess of $100 million.

  The Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base and geographic locations, a modern and well-maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand and national brand identity. Management believes the equipment rental industry benefits from the trend among businesses to outsource non-core operations in order to reduce capital investment and minimize the downtime, maintenance, repair and storage associated with equipment ownership. As a result of consolidation and industry growth, 1997 rental revenues of the top 100 rental equipment companies increased over 1996 rental revenues by approximately 35%, to more than $4.2 billion, according to estimates by the RER. See "Business--Competition."

BUSINESS STRATEGY

  The Company's goal is to increase revenues and profitability by taking advantage of its strong market position and pursuing a business strategy that includes the following key elements:

  Small- to Medium-Sized Market Focus. The Company focuses on operating rental locations in underserved small- to medium-sized rental markets where the Company can capitalize on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. In addition, the Company believes small- to medium-sized markets provide an extensive selection of acquisition candidates and attractive start-up locations. The Company believes future acquisitions and start-up locations will provide opportunities to achieve greater geographic and customer diversification. Through its geographic diversification, the Company believes it can more effectively manage economic fluctuations than single-location businesses by transferring equipment to regions with higher demand. See "Business--Locations" and "--Growth Strategy."

  Cluster Strategy. Under its cluster strategy, RSC establishes a comprehensive pool of rental equipment at a central, readily-accessible "hub" location, and surrounds the hub with smaller "satellite" locations 30 to 150 miles away, which draw on this equipment pool to serve local customers' needs. The hub locations provide full-service rental fleet maintenance and repair operations for the satellite locations. The Company believes this strategy increases fleet utilization and allows RSC to bring the benefits of a large, high-quality and diversified rental equipment fleet to markets with populations as small as 25,000 where a full-scale rental facility might not otherwise be justified. See "Business--Fleet Management."

  Advanced Information Systems. The Company has made substantial investments in its management information systems in order to improve asset utilization and financial performance. Every rental location has on-line access to a centralized computer system that provides real-time transaction processing, extensive fleet management tools and financial management reports. Use of these systems allows the Company to improve its asset utilization by deploying assets to locations generating higher returns and identifying underperforming assets for disposition. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region, and schedule delivery (generally within 24 hours) to a customer's job site. With the acquisition of Center, the Company obtained Center's proprietary information system, which, among other enhancements, automatically prioritizes equipment for maintenance based on type, age and recent use. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. See "--Recent Developments--Acquisition of Center Rental," "Business--Fleet Management" and "--Information Systems"

  Decentralized Management. Under the Company's decentralized management structure, RSC's region vice presidents and district managers, who currently average over 20 years of rental experience, are responsible for management, customer service, marketing strategies and business growth, including pursuing acquisitions and identifying start-up locations, in their regions. Each region vice president and district manager is compensated through a stock option program and cash bonus plan tied directly to the region's performance. A small corporate staff at the Company's headquarters focuses on corporate planning, financial reporting and analysis and overseeing execution of the Company's growth strategy. The Company has also centralized its purchasing and equipment disposal functions in order to maximize purchase discounts and sale prices for used rental equipment.

  Superior Customer Service. The Company believes it differentiates itself from many of its competitors by providing responsive customer service, a broad selection of high-quality rental equipment and "one-stop shopping" for a wide range of supplies, tools, parts and equipment. Depending upon market needs, RSC also offers value-added services to its customers such as a radio-dispatched transportation fleet and 24-hours-a-day, seven-days-a-week support services, including on-site maintenance and repair. The Company believes its rapid response time in delivering, servicing or replacing equipment at job sites generates customer loyalty. A cornerstone to the Company's customer service commitment is its extensive training system, Rental Service University ("RSU"), which provides formal training to Company employees relating to customer service, strategy, finance, information systems, fleet management, safety and risk management and human resources. See "Business--Products" and "--Sales and Marketing."

GROWTH STRATEGY

  RSC's growth strategy is to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company is systematic in its selection of new markets for expansion and, together with Arthur D. Little, Inc., has developed a proprietary model to guide future expansion efforts by identifying and ranking desirable locations based on more than 25 demographic characteristics found in the Company's most successful geographic markets. The Company also seeks to increase revenues at new and existing locations through fleet expansion, improved asset utilization and targeted marketing efforts. The Company also has begun to increase revenues across existing locations by cross-selling both equipment rental services and MRO tools and supplies to its industrial customers.

  Acquisitions. RSC's acquisition efforts focus on acquiring stable, respected businesses in markets the Company believes offer opportunities for additional growth. The Company primarily targets acquisitions of businesses in small- to medium-sized markets where an existing owner has limited resources to expand the rental equipment fleet and/or the owner's decision to sell coincides with the decision to retire. The Company believes it can capitalize in such markets on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. Immediately after completing an acquisition, the Company generally integrates the operations of the acquired business into its management information systems, consolidates its equipment purchasing and disposal functions, and centralizes its fleet management, while seeking to provide consistent, high-quality service to the acquired business' customers. The Company has a proven track record in completing and integrating acquisitions. Proprietors of smaller businesses often place significant emphasis on the Company's reputation in these areas, and the Company believes this reputation provides it access to additional acquisition opportunities. Since its formation in 1992, RSC has acquired 60 businesses consisting of 188 locations (through August 7, 1998). See "Business--Business Strategy--Small- to Medium-Sized Market Focus" and "Business--Locations."

  Start-Up Locations. RSC also enters targeted markets through start-up locations where there is no quality business available for acquisition or where such a business cannot be acquired on terms acceptable to the Company. The Company's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. RSC enhances the flexibility of start-up locations by entering into real estate leases with short initial terms and multiple option periods. In addition, RSC typically minimizes capital expenditures at a start-up location by redeploying and sharing equipment with an existing hub. If a start-up location does not meet expectations, the Company can redeploy the equipment elsewhere. Since the Company opened its first start-up location in October 1994, the Company has opened 61 additional start-up locations (through August 7, 1998). See "Business--Business Strategy--Cluster Strategy" and "Business-- Locations."

  Internal Growth. The Company focuses on achieving internal growth through an emphasis on disciplined fleet expansion, improved asset utilization and targeted marketing efforts. The Company intends to replace assets in, and increase the breadth and depth of, its existing rental equipment fleet through capital expenditures. In addition, RSC's information systems provide the data necessary to improve asset deployment based upon such factors as price realization, time utilization and individual asset return on investment. Through its national accounts marketing program, the Company targets large petrochemical, industrial and commercial customers. The Company offers these customers In-Plant Maintenance ("IPM") services whereby RSC locates equipment at a customer's facility and assumes complete responsibility for the maintenance of such equipment. The IPM program allows the Company to eliminate operating expenses such as equipment transportation and delivery, and to improve asset utilization rates. In addition, the Company has increased its MRO supply business and its tool room management and small tool trailer business. The Company has also created an Industrial Division, with a dedicated and specially trained sales force focusing exclusively on industrial customers. See "Business--Fleet Management," "--Information Systems" and "--Sales and Marketing."

                              RECENT DEVELOPMENTS

ACQUISITION OF CENTER RENTAL

  On December 2, 1997, the Company acquired all of the outstanding stock of Rent-It-Center, Inc. d/b/a Center Rental & Sales and substantially all of the assets of certain affiliated entities (collectively, "Center") for approximately $100.9 million in cash, 482,315 shares of common stock, par value $.01 per share, of the Company ("Common Stock") (of which 64,544 shares will be issued over seven years, subject to earlier issuance within three years if certain performance objectives are achieved) and the assumption of approximately $16.0 million of Center's debt (the "Center Acquisition"). Center was a leading independent equipment rental company that also sold a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operated a total of 14 locations in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska, and had total combined revenues of approximately $49.8 million for its fiscal year ended October 31, 1997. Center operated on a "hub" and "satellite" strategy similar to that employed by the Company. Center's balance sheet was consolidated with the Company's under the purchase method of accounting as of December 2, 1997. Pursuant to the acquisition agreements, the Company assumed effective control of Center's operations on November 1, 1997, and has included Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

ACQUISITION OF VALLEY RENTALS

  On February 3, 1998, the Company acquired substantially all of the assets of JDW Enterprises, Inc. d/b/a Valley Rentals ("Valley") for $93.6 million in cash and 435,602 shares of Common Stock (the "Valley Acquisition"). Valley was a leading independent equipment rental company in the Southwest, operating a total of ten locations in Arizona and New Mexico, and had total revenues of approximately $36.7 million for its fiscal year ended December 31, 1997. This acquisition was recorded under the purchase method of accounting as of February 3, 1998.

  Valley was an excellent strategic fit with both the Company's operations and the Colorado and New Mexico locations of Center. Valley was a leader in the Arizona rental market, and operated on a limited "hub" and "satellite" system similar to the Company and Center. Valley's locations in the Southwest were a natural geographic extension of RSC's and Center's locations.

OTHER ACQUISITIONS AND START-UPS

  On April 1, 1998, the Company acquired all of the outstanding stock of James
S. Peterson Enterprises, Inc. d/b/a Metroquip Rental Centers ("Metroquip") for approximately $51.2 million in cash (including the payoff of assumed debt) and 193,090 shares of Common Stock. Up to an additional 95,727 shares of Common Stock may be paid to the seller over a three-year period if certain performance objectives are met. Metroquip rented, sold and supported aerial work platforms and contractors' equipment, operated a total of five locations in Minnesota and Nebraska, and had total revenues of approximately $25.2 million for its fiscal year ended December 31, 1997. Metroquip's balance sheet was consolidated with the Company's as of April 1, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of Metroquip's operations on March 1, 1998 and has included Metroquip's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On April 2, 1998, the Company acquired all of the outstanding stock of T&M Rental, Inc. ("T&M") for approximately $21.9 million in cash (including the payoff of assumed debt). Up to 33,132 shares of Common Stock may be paid to the seller over a three-year period if certain performance objectives are met. T&M was an independent rental company operating one location in Indiana, and had total revenues of approximately $5.8 million for its fiscal year ended February 28, 1998. T&M's balance sheet was consolidated with the Company's as of April 2, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of T&M's operations on March 1, 1998 and has included T&M's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On July 29, 1998, the Company acquired all of the outstanding stock of M.J. Struckel & Company, Inc. ("Struckel") for approximately $21.2 million in cash (including the payoff of assumed debt). Struckel rented and sold a variety of aerial equipment to customers in the construction industry, operated a total of three locations in Illinois and Missouri, and had total revenues of approximately $9.2 million for its fiscal year ended December 31, 1997. Struckel's balance sheet was consolidated with the Company's as of July 29, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of Struckel's operations on July 1, 1998 and has included Struckel's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  Subsequent to June 30, 1998, the Company completed two additional acquisitions for a total combined purchase price of approximately $10.6 million in cash. These acquisitions had a combined six locations in Canada and Illinois.

  As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in Arizona, Idaho, Illinois, Maryland, Nevada, New Mexico, Oklahoma, Utah and Wisconsin for a total combined purchase price of approximately $52.9 million in cash (including the assumption of approximately $1.3 million of debt). These acquisitions are subject to a number of closing conditions, including the execution of definitive purchase agreements, RSC board of directors approval and, in some cases, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Furthermore, in view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

ISSUANCE OF SENIOR SUBORDINATED NOTES

  On May 13, 1998, the Company issued $200.0 million aggregate principal amount of its 9% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The net proceeds of the offering were used to repay indebtedness under the Revolver in order to provide borrowing availability for general corporate purposes, including acquisitions.

                                 THE OFFERINGS

  The offering of 2,200,000 shares of the Company's Common Stock, par value $.01 per share, in the United States and Canada (the "U.S. Offering") and the offering of 550,000 shares of the Company's Common Stock outside the United States and Canada (the "International Offering") are collectively referred to as the "Offerings."

Common Stock Offered:

    By the Company......................................  2,669,920 shares
    By the Selling Stockholders.........................     80,080 shares
                                                          ---------
        Total...........................................  2,750,000 shares
                                                          =========

 Common Stock to be Outstanding After the Offerings(1).. 23,467,316 shares
 Use of Proceeds........................................ The net proceeds to be received by the Company
                                                         from the Offerings will
                                                         be used to reduce the
                                                         Company's indebtedness
                                                         under the Revolver in
                                                         order to provide
                                                         borrowing availability
                                                         for general corporate
                                                         purposes, including
                                                         acquisitions. See "Use
                                                         of Proceeds."
    New York Stock Exchange Symbol...................... RSV

--------
(1) Excludes (i) 1,255,824 shares subject to options outstanding as of July 31, 1998 pursuant to the Company's Equity Participation Plans at a weighted average exercise price of $20.81 per share, (ii) 888,044 shares reserved for issuance pursuant to the Company's Equity Participation Plans,
    (iii) 229,118 shares reserved for issuance pursuant to the Company's Employee Qualified Stock Purchase Plan (the "QSP Plan") and (iv) up to 393,518 shares reserved for issuance in connection with certain of the Company's acquisitions. See "Management--Equity Participation Plans," "-- Employee Qualified Stock Purchase Plan" and "--Recent Developments."

                                  RISK FACTORS

  Purchasers of Common Stock in the Offerings should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following summary consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and summary consolidated balance sheet data as of December 31, 1996 and 1997, have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated financial data with respect to the Company's balance sheet as of December 31, 1995 has been derived from audited financial statements of the Company not included in this Prospectus. The summary consolidated financial data with respect to the Company's statements of operations for the six months ended June 30, 1997 and 1998, and with respect to the balance sheet as of June 30, 1998, has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such dates and for such periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1998. The selected operating data presented has not been audited. The summary consolidated financial and operating data presented should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                        SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                    JUNE 30,
                          --------------------------------------- ------------------------------
                                                       PRO FORMA                      PRO FORMA
                                                      AS ADJUSTED                    AS ADJUSTED
                           1995     1996      1997      1997(1)    1997      1998      1998(1)
                          -------  -------  --------  ----------- -------  --------  -----------
                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(2):
Revenues:
 Equipment rentals......  $47,170  $94,218  $170,704   $309,775   $64,327  $166,751   $182,659
 Sales of parts,
  supplies and new
  equipment.............   14,621   21,919    70,957    165,682    26,952    61,053     90,179
 Sales of used
  equipment(3)..........    4,126   12,217    19,602        N/A     8,584    21,909        N/A
                          -------  -------  --------   --------   -------  --------   --------
 Total revenues.........   65,917  128,354   261,263    475,457    99,863   249,713    272,838
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   27,854   55,202    87,552    145,330    33,677    86,024     92,394
 Depreciation, equipment
  rentals...............    7,691   17,840    37,413     63,294    14,036    35,499     38,275
 Cost of sales of parts,
  supplies and new
  equipment.............   10,439   15,582    54,739    121,679    20,606    47,227     67,617
 Cost of sales of used
  equipment(3)..........    2,178    8,488    12,927        N/A     5,696    15,579        N/A
                          -------  -------  --------   --------   -------  --------   --------
 Total cost of
  revenues..............   48,162   97,112   192,631    330,304    74,015   184,329    198,286
                          -------  -------  --------   --------   -------  --------   --------
Gross profit............   17,755   31,242    68,632    145,154    25,848    65,384     74,552
Selling, general and
 administrative
 expense................    6,421   12,254    20,996     58,091     8,469    14,404     19,248
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1,186    2,835     5,373      8,209     2,287     4,326      4,574
Amortization of
 intangibles............      718    2,379     3,907     11,054     1,369     4,590      5,418
                          -------  -------  --------   --------   -------  --------   --------
Operating income........    9,430   13,774    38,356     67,800    13,723    42,064     45,312
Interest expense, net...    3,314    7,063    14,877     36,572     4,627    20,008     22,130
                          -------  -------  --------   --------   -------  --------   --------
Income before income
 taxes and extraordinary
 items..................    6,116    6,711    23,479     31,228     9,096    22,056     23,182
Provision for income
 taxes..................    2,401    2,722    10,330     13,740     4,058     9,437      9,921
                          -------  -------  --------   --------   -------  --------   --------
Income before
 extraordinary items....    3,715    3,989    13,149   $ 17,488     5,038    12,619   $ 13,261
                                                       ========                       ========
Extraordinary items(4)..     (478)  (1,269)     (534)                (534)      --
                          -------  -------  --------              -------  --------
Net income..............    3,237    2,720    12,615                4,504    12,619
Redeemable preferred
 stock accretion........    1,717    1,643       --                   --        --
                          -------  -------  --------              -------  --------
Net income available to
 common stockholders....  $ 1,520  $ 1,077  $ 12,615              $ 4,504  $ 12,619
                          =======  =======  ========              =======  ========
Income before
 extraordinary items per
 common share...........  $   .50  $   .34  $    .96   $    .75   $   .43  $    .61   $    .56
Income before
 extraordinary items per
 common share, assuming
 dilution...............  $   .49  $   .33  $    .94   $    .74   $   .42  $    .60   $    .56
SELECTED OPERATING DATA:
Beginning locations.....       25       50        94                   94       165
Locations acquired......       26       25        64                   33        41
Locations opened........       10       19        16                    6         6
Locations closed, sold
 or held for sale(5)....      (11)     --         (9)                  (2)       (4)
                          -------  -------  --------              -------  --------
Ending locations........       50       94       165                  131       208
                          =======  =======  ========              =======  ========

                              AS OF DECEMBER 31,        AS OF JUNE 30, 1998
                          -------------------------- -------------------------
                                                                  PRO FORMA
                            1995     1996     1997     ACTUAL   AS ADJUSTED(1)
                          -------- -------- -------- ---------- --------------
BALANCE SHEET DATA:
Net book value of rental
 equipment............... $ 52,818 $116,921 $314,696 $  543,363   $  554,999
Total assets.............  137,832  218,933  699,326  1,098,751    1,132,522
Total debt...............   68,555   68,594  306,975    654,658      618,015
Redeemable preferred
 stock (net of treasury
 stock)..................   28,401      --       --         --           --
Common stockholders'
 equity..................       46   95,072  290,781    320,381      388,839

--------
(1) The unaudited pro forma as adjusted consolidated statement of operations data for the year ended December 31, 1997 gives effect to the 1997 Pro Forma Combined Acquisitions, the 1998 Pro Forma Combined Acquisitions, the 1997 Pro Forma Acquisition Adjustments, the 1998 Pro Forma Acquisition Adjustments and the 1997 Pro Forma Offering Adjustments, as described in "Unaudited Pro Forma Consolidated Financial Data," as if such transactions had occurred on January 1, 1997. The unaudited pro forma as adjusted consolidated statement of operations data for the six months ended June 30, 1998 gives effect to the 1998 Pro Forma Combined Acquisitions, the 1998 Pro Forma Acquisition Adjustments and the 1998 Pro Forma Offering Adjustments, as described in "Unaudited Pro Forma Consolidated Financial Data," as if such transactions had occurred on January 1, 1998. The unaudited pro forma as adjusted balance sheet at June 30, 1998 gives effect to the Other Acquisitions and the Offerings as if they had occurred on June 30, 1998. See "Unaudited Pro Forma Consolidated Financial Data."

(2) The Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the date of effective control of each such acquisition. See Note 2 to the Company's Consolidated Financial Statements.

(3) Sales of used equipment and cost of sales of used equipment are included with sales of parts, supplies and new equipment and cost of sales of parts, supplies and new equipment, respectively, on a pro forma as adjusted basis for the year ended December 31, 1997 and the six months ended June 30, 1998.

(4) The extraordinary item in the year ended December 31, 1995 represents the loss on extinguishment of debt related to the Company's $30.0 million revolving credit facility (the "Old Revolver") paid off September 12, 1995. The extraordinary item in the year ended December 31, 1996 represents the loss on extinguishment of debt related to the amendment to the Revolver in September 1996. The extraordinary item in the year ended December 31, 1997 represents the loss on extinguishment of debt related to the amendment to the Revolver in January 1997.

(5) In 1996, the Company closed or disposed of its California locations, which were previously classified as "assets held for sale" in the Company's Consolidated Financial Statements.

                                ----------------

  The Company operates through subsidiaries and, unless the context otherwise requires, references in this Prospectus to the "Company" or "RSC" include Rental Service Corporation, a Delaware corporation, and its direct and indirect subsidiaries. The Company's principal executive offices are located at 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254, and its telephone number is (602) 905-3300.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in evaluating an investment in the Common Stock offered hereby. Certain information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Prospective investors should carefully consider, in addition to the other information contained in this Prospectus, the factors set forth below for a discussion of important factors that could cause actual results to differ materially from the results referred to in forward-looking statements contained in this Prospectus.

RISKS RELATING TO GROWTH STRATEGY

  A principal component of the Company's growth strategy is to continue to expand through additional acquisitions and start-up locations that complement the Company's business in new or existing markets. From its formation in 1992 through August 7, 1998, the Company, through its aggressive expansion strategy, has acquired 60 businesses comprised of 188 locations and has opened 62 start-up locations. At August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in Arizona, Idaho, Illinois, Maryland, Nevada, New Mexico, Oklahoma, Utah and Wisconsin for a total combined purchase price of approximately $52.9 million in cash (including the assumption of approximately $1.3 million of debt). The Company's future growth will be dependent upon a number of factors including, among others, the Company's ability to identify acceptable acquisition candidates and suitable start-up locations, consummate acquisitions and obtain sites for start-up locations on favorable terms, promptly and successfully integrate acquired businesses and start-up locations with the Company's existing operations, expand its customer base and obtain financing to support expansion. There can be no assurance that the Company will successfully expand or that any expansion will result in profitability. The failure to effectively identify, evaluate and integrate acquired businesses and start-up locations could adversely affect the Company's growth prospects and the market price of the Common Stock. Through several recent acquisitions (including Valley and Center), the Company began operating in the Rocky Mountain area, the Mid-Atlantic regions and the Southwest, areas in which it had no experience. The results achieved to date by the Company may not be indicative of its prospects or ability to succeed in these or other new markets, many of which may have different competitive conditions, seasonality and demographic characteristics than the Company's current markets. The Company has substantially increased its presence in the MRO supply business, which generally requires maintenance of higher levels of inventory, is more dependent on industrial customers and has lower operating margins than the Company's rental equipment business.

  In connection with prospective acquisitions and start-up locations, the Company expects to increase the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company and the level of responsibility for both existing and new management personnel. To manage this expected growth, the Company intends to increase its investment in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified management and employees or that the Company's current operating and financial systems and controls will be adequate as the Company grows or that any steps taken to improve such systems and controls will be sufficient. See "--Need for Additional Capital for Future Growth; Restrictions Imposed by Debt Covenants" and "Business--Growth Strategy."

NEED FOR ADDITIONAL CAPITAL FOR FUTURE GROWTH; RESTRICTIONS IMPOSED BY DEBT COVENANTS

  Expansion of the Company through acquisitions, start-up locations and internal growth will require significant capital expenditures. The Company made capital expenditures of $86.8 million, $165.1 million and $195.9 million in the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively, and completed acquisitions for $27.3 million, $278.9 million and $205.1 million in the aggregate, respectively, during such periods. The Company's capital expenditures have principally been discretionary expenditures to finance growth of its rental fleet. The Company must continue to reinvest in ongoing capital expenditures to maintain the condition of its rental equipment fleet in order to remain competitive and provide its customers with high-quality equipment. The Company historically has financed capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. To implement its growth strategy and meet its capital needs, the Company is selling Common Stock in the Offerings and may in the future issue additional equity securities or may incur additional indebtedness. Such additional indebtedness may increase RSC's leverage, may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. There can be no assurance that additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could force the Company to curtail its growth or delay capital expenditures, which would have a material adverse effect on the Company and the market price of the Common Stock.

  The Company's ability to finance future acquisitions, start-ups and internal growth will be limited by the covenants contained in the Bank Facility and the indenture governing the Senior Subordinated Notes (the "Indenture"). The Bank Facility contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Bank Facility also contains, among other covenants, requirements that the Company maintain specified financial ratios, including minimum cash flow levels and interest coverage and debt coverage ratios, and prohibits the Company and its subsidiaries from prepaying, redeeming or defeasing the Company's other indebtedness. Furthermore, the Indenture contains, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indenture and such other agreements affect, and in some cases significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indenture, the Company's obligation to repay such obligations may be accelerated.

  The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Bank Facility or the Indenture. In the event of any such default, the lenders under the Bank Facility and the holders of the Senior Subordinated Notes could elect to declare all amounts borrowed under the Bank Facility and the Senior Subordinated Notes, together with accrued interest and other fees, to be due and payable. If such indebtedness were to be accelerated, all indebtedness outstanding under such Bank Facility and Indenture would be required to be paid in full before the subsidiaries of the Company that are parties to the Bank Facility and guarantors of the Senior Subordinated Notes would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay all borrowings under the Bank Facility, the other creditors of such subsidiaries and the Senior Subordinated Notes in full. In addition, as a result of these covenants, the ability of the Company and its subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions, including acquisitions, that might otherwise be considered important to the Company's growth strategy or beneficial to the Company, which could have a material adverse effect on the market price of the Common Stock. See "Description of the Bank Facility," "Description of Senior Subordinated Notes," "Business--Growth Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ABILITY TO SERVICE DEBT; SIGNIFICANT LEVERAGE

  The Company's leverage is significant in relation to its equity. The level of the Company's indebtedness could have important consequences to the Company and the market price of the Common Stock, including the following: (i) the ability of the Company to obtain any necessary financing in the future for capital expenditures, working capital, debt service requirements, acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness and other obligations; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors; (v) the Company's high degree of indebtedness will make it more vulnerable to a default and the consequences thereof (such as a bankruptcy or workout) in the event of a downturn in its business; and (vi) the Bank Facility accrues interest at variable rates, which will cause the Company to be vulnerable to fluctuations in interest rates. See "--Risks Relating to Growth Strategy," "-- Need for Additional Capital for Future Growth; Restrictions Imposed by Debt Covenants," "--Seasonality and Quarterly Fluctuations," "--RHI's Bankruptcy; Increase in Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of the Bank Facility" and "Description of Senior Subordinated Notes."

  The ability of the Company to meet its debt service requirements will be dependent upon the successful implementation of the Company's strategy, among other things. In addition, the Company's ability to satisfy its debt service obligations will be dependent upon the Company's future performance, which is subject to a number of factors that are beyond the Company's control. The Company's revenues and operating results are subject to seasonality and quarterly fluctuations. There can be no assurance that the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Any failure or delay in meeting these debt service requirements could have a material adverse effect upon the Company and the market price of the Common Stock.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc., BET Plant Services U.S.A. and United Rentals, Inc.); regional competitors that operate in a few states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. Additionally, United Rentals, Inc. and U.S. Rentals, Inc. have announced plans for a merger, which is expected to close in September 1998. Fragmentation has attracted new competitors. Through its acquisition of Prime Services, Inc., Atlas Copco North America Inc., a subsidiary of Sweden-based Atlas Copco AB ("Atlas Copco"), has entered into the equipment rental business, and the Company believes that equipment manufacturers such as Caterpillar Inc. ("Caterpillar"), John Deere Capital Corporation, a wholly owned subsidiary of Deere & Company ("John Deere"), and equipment dealers such as Neff Corp., a John Deere dealer in which GE Capital Corp. has an equity investment ("Neff"), have or may enter into the business as well. The Company also competes against MRO suppliers, including large companies (such as W.W. Grainger and McMaster Carr), as well as regional and independent competitors. These competitors of the Company, as well as some others, have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby impacting operating results.

  Existing or future competitors also may seek to compete with the Company for acquisition candidates that could have the effect of increasing the price for acquisitions or reducing the already limited number of suitable acquisition candidates. Management believes that such competition has increased the prices obtained by businesses acquired by the Company and its competitors. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. Competition in the rental or MRO business and competition in making acquisitions could have a material adverse effect on the Company and the market price of the Common Stock. See "Business--Competition."

GENERAL ECONOMIC CONDITIONS

  The Company's business is sensitive to economic and competitive conditions, including national, regional and local slowdowns in construction, petrochemical or other industrial activity. As of August 7, 1998, the Company operated 225 locations in 26 states (Alabama, Arizona, Arkansas, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Nebraska, New Mexico,
North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Wisconsin) and Canada. As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in nine states (Arizona, Idaho, Illinois, Maryland, Nevada, New Mexico, Oklahoma, Utah and Wisconsin). The Company's operating results may be adversely affected by events or conditions in a particular area, such as regional economic slowdowns, adverse weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities. There can be no assurance that economic slowdowns, a decline in the petrochemical industry or adverse economic or competitive conditions will not have a material adverse effect on the Company's operating results, its financial condition or the market price of the Common Stock. See "Business--Locations."

SEASONALITY AND QUARTERLY FLUCTUATIONS

  Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing and cost of acquisitions and start-up locations; the effectiveness of integrating acquired businesses and start-up locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental and purchasing patterns of the Company's customers; and price changes in response to competitive factors. The Company incurs various costs in establishing or integrating newly acquired locations or start-ups, and the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. These factors, among others, make it likely that in some future quarter the Company's results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the value of the Common Stock. In addition, operating results historically have been seasonally lower during the first and fourth fiscal quarters than during the other quarters of the fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Selected Quarterly Operating Results."

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance and development will depend, in large part, upon the efforts and abilities of certain members of senior management, particularly Martin R. Reid, Chairman of the Board and Chief Executive Officer, Robert M. Wilson, Senior Vice President and Chief Financial Officer, and Douglas A. Waugaman, Ronald Halchishak, David G. Ledlow and John Markle, each a Senior Vice President of Operations. The loss of service of one or more members of senior management could have a material adverse effect on the Company's business and the market price of the Common Stock. The Company's future success also will depend on its ability to attract, train and retain skilled personnel in all areas of its business. See "Management."

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company and its operations are subject to various federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. The Company uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. In addition, the Company dispenses petroleum products from underground and above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain of its locations. The foregoing risks could have a material adverse effect on the market price of the Common Stock. See "Business--Government and Environmental Regulation."

LIABILITY AND INSURANCE

  The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery or service personnel are involved. The Company carries comprehensive insurance subject to a deductible. There can be no assurance that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, if at all. In addition, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, are generally not covered by the Company's insurance. Any of the foregoing risks could have a material adverse effect on the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws ("Bylaws") include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of stockholders. These provisions include the ability of the Board of Directors to issue up to 500,000 shares of preferred stock, having such rights, privileges and preferences as the Board of Directors may determine, without any further stockholder approval, a provision under which only the Board of Directors may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. The issuance of preferred stock, or the perception that such issuance might occur, could also discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. In addition, under certain conditions, Section 203 of the Delaware General Corporation Law (the "DGCL") would prohibit the Company from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) for a period of three years. The Bank Facility contains certain provisions which may delay, defer or prevent a takeover attempt which may be in the best interest of the Company's stockholders, including provisions providing that a change in control of the Company is an event of default under the Bank Facility. In addition, the Indenture also requires that upon a change of control of the Company, the Company must offer to repurchase the Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest. See "Description of Capital Stock," "Description of Senior Subordinated Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOLATILITY OF STOCK PRICE

  The Common Stock's market price has experienced and may be expected to continue to experience significant volatility. Such volatility may be caused by fluctuations in the Company's operating results, changes in earnings estimates by investment analysts, the degree of success the Company achieves in implementing its business and growth strategies, changes in business or regulatory conditions affecting the Company, its customers or its competitors, and other factors. In addition, the NYSE historically has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the price at which shares of Common Stock are offered hereunder. See "Price Range of Common Stock and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon consummation of the Offerings, the Company will have outstanding an aggregate of 23,467,316 shares of Common Stock (23,879,816 shares if the Underwriters' overallotment option is exercised in full). After the Offerings, the holders of 2,500,171 shares of Common Stock will be entitled to certain registration rights under the Securities Act, at the expense of the Company. Such shares may also be sold under Rule 144 of the Securities Act, depending on the holding period of such securities and subject to significant restrictions in the case of shares held by persons deemed to be affiliates of the Company. The Company, the Selling Stockholders and the Company's directors and executive officers have, subject to certain exceptions in the case of the Company described in "Underwriting" (including securities to be issued pursuant to employee benefit plans and acquisitions), agreed not to directly or indirectly offer, sell, contract to sell or otherwise dispose of or transfer any capital stock of the Company, or any security convertible into, or exercisable or exchangeable for, such capital stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of preferred stock. The issuance of such shares, or the perception that such shares may be issued, and any dilutive effect on earnings per share may adversely affect the market price of the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. See "Description of Capital Stock," "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

RHI'S BANKRUPTCY; INCREASE IN INDEBTEDNESS

  In September 1995, the Company acquired Acme Holdings Inc. ("RHI") an equipment rental business with 22 locations, primarily serving Florida, the Texas/Louisiana Gulf Coast and California. Between 1986 and 1990, RHI had acquired nine equipment rental businesses financed primarily with debt. In 1993, RHI refinanced its debt through the public sale of $78.0 million of senior notes (the "Retired Notes"). In 1994, due to a downturn in business conditions, combined with RHI's highly leveraged capital structure, RHI faced liquidity constraints and was unable to service its debt. In response, RHI brought in a new management team and hired Martin R. Reid, the Company's current Chief Executive Officer, as RHI's Chief Executive Officer in June 1994. This new management team initiated restructuring discussions with the holders of the Retired Notes in August 1994, culminating in the prepackaged bankruptcy of RHI and its subsidiaries. On September 12, 1995, the effective date of the prepackaged bankruptcy plan, the holders of the Retired Notes received an aggregate of $35.4 million in cash from the Company in exchange for the surrender of the Retired Notes and the release of all claims against RHI. In addition, in exchange for providing the financing necessary for the consummation of RHI's prepackaged bankruptcy plan, the Company acquired RHI through a stock merger. Prior to such acquisition, the Company and RHI shared certain common stockholders, including members of RHI's management and affiliates of Brentwood Associates. In addition, from July 1992 to September 1995, RHI provided executive management services to the Company pursuant to a Management Agreement. RHI currently operates as a subsidiary of the Company under the name RSC Holdings Inc. The Company's growth strategy has increased and is expected to continue to increase the Company's indebtedness. As a result of such increased levels of indebtedness, a downturn in business could have a material adverse effect on the Company and the market price of the Common Stock. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

RISKS RELATED TO INTERNATIONAL OPERATIONS

  The Company has recently acquired an equipment rental business with five locations in Canada and is considering operations elsewhere outside of the United States in the near future. These operations are subject to risks normally associated with international operations, including currency conversion risks, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad and complying with foreign laws.

YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer and software systems as the Year 2000 approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00." The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000.

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements, including without limitation, statements concerning the Company's operations, economic performance and financial condition, including in particular, the integration of acquisitions and start-up locations into the Company's existing operations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, those identified under "Risk Factors" and elsewhere in this Prospectus and other risks and uncertainties indicated from time to time in the Company's filings with the Commission. Actual results could differ materially from results referred to in the forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this Prospectus will in fact occur. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                USE OF PROCEEDS

  The proceeds to the Company from the sale of the Common Stock offered hereby, after deducting discounts and estimated expenses of the Offerings, are estimated to be $68.5 million ($79.2 million if the Underwriters' overallotment option is exercised in full).

  The Company intends to use the net proceeds of the Offerings to reduce its indebtedness under the Revolver in order to provide borrowing availability for general corporate purposes, including acquisitions. At August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses, of which a significant portion of the purchase price is expected to be funded by borrowings by the Company, including borrowings under the Revolver. See "Prospectus Summary--Recent Developments."

  Proceeds from the Bank Facility were used to, among other things, fund capital expenditures, acquisitions and start-up locations and meet seasonal fluctuations in working capital. A reduction of amounts outstanding under the Revolver will increase the amount of borrowing availability under such facility. On a pro forma as adjusted basis giving effect to the Offerings, the repayment of indebtedness under the Revolver with a portion of the net proceeds of the Offerings and the completion of the Other Acquisitions, there would have been approximately $184.8 million available for borrowing under the Revolver at June 30, 1998, after taking into account restrictions under the borrowing base, if any, and other customary restrictions. The Revolver bears interest at specified margins over the prime and Eurodollar interest rates based on the Company's achievement of specified interest coverage ratios, and matures on December 2, 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is traded on the NYSE under the symbol "RSV." The Company's Common Stock was traded on the Nasdaq National Market ("Nasdaq") from September 18, 1996 until May 21, 1997 under the symbol "RSVC." The following table sets forth for each period indicated, the high and low closing sales prices for the Common Stock as reported by the NYSE or Nasdaq, as applicable.

                                                                  COMMON STOCK
                                                                      PRICE
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
   Year ended December 31, 1996
     Third quarter (from September 18, 1996).................... $23.250 $21.500
     Fourth quarter.............................................  28.500  20.375
   Year ended December 31, 1997
     First quarter..............................................  27.250  18.000
     Second quarter.............................................  26.375  18.000
     Third quarter..............................................  28.000  22.438
     Fourth quarter.............................................  28.000  22.875
   Year ended December 31, 1998
     First quarter..............................................  24.813  19.875
     Second quarter.............................................  33.625  23.500
     Third quarter (through August 13, 1998)....................  37.000  27.313

  On August 13, 1998, the last reported sale price for the Common Stock on the NYSE was as set forth on the cover page of this Prospectus. As of August 7, 1998, there were approximately 64 holders of record of the Common Stock. The Company believes the number of beneficial owners is substantially greater than the number of record holders because a large portion of the Common Stock is held of record in broker "street names."

  The Company has not paid any cash dividends on its Common Stock since its formation and does not currently intend to pay cash dividends in the foreseeable future. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained by the Company for the operation and expansion of its business and for general corporate purposes. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, results of operations, level of indebtedness, capital requirements, general business conditions and contractual restrictions on payment of dividends, if any, as well as such other factors as the Board of Directors may deem relevant. The Company is effectively restricted by the terms of the Bank Facility from paying cash dividends on its Common Stock and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the total cash and cash equivalents and total capitalization of the Company at June 30, 1998 on (i) an historical basis,
(ii) a pro forma combined basis to give effect to the Other Acquisitions as though all such acquisitions were consummated as of June 30, 1998 and (iii) a pro forma as adjusted basis to give effect to the Other Acquisitions, the Offerings and the application of the net proceeds therefrom to repay indebtedness under the Revolver. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Operating Data" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                       JUNE 30, 1998
                                              ---------------------------------
                                                        PRO FORMA    PRO FORMA
                                               ACTUAL    COMBINED   AS ADJUSTED
                                              --------  ----------  -----------
                                                      (IN THOUSANDS)
Cash and cash equivalents.................... $  3,559  $    3,811  $    3,811
Debt:
  Revolver(1)................................  351,834     383,649     315,191
  Term Loan(1)...............................  100,000     100,000     100,000
  9% Senior Subordinated Notes due 2008......  200,000     200,000     200,000
  Other......................................    2,824       2,824       2,824
                                              --------  ----------  ----------
    Total debt...............................  654,658     686,473     618,015
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   500,000 authorized and none outstanding,
   actual, pro forma combined and pro forma
   as adjusted...............................      --          --          --
  Common stock, par value $.01 per share;
   40,000,000 authorized and 20,784,666
   outstanding, actual; 40,000,000 authorized
   and 20,784,666 outstanding, pro forma
   combined; 40,000,000 authorized and
   23,454,586 outstanding, pro forma as
   adjusted(2)...............................      208         208         235
  Additional paid-in capital.................  291,749     291,749     360,180
  Common stock issuable(3)...................    2,780       2,780       2,780
  Deferred compensation expense..............     (631)       (631)       (631)
  Retained earnings..........................   26,275      26,275      26,275
                                              --------  ----------  ----------
    Total stockholders' equity...............  320,381     320,381     388,839
                                              --------  ----------  ----------
      Total capitalization................... $975,039  $1,006,854  $1,006,854
                                              ========  ==========  ==========

--------
(1) As of June 30, 1998, the total commitment under the Bank Facility was $600.0 million. On a pro forma as adjusted basis giving effect to the Offerings, the repayment of indebtedness under the Revolver with the net proceeds of the Offerings and the completion of the Other Acquisitions, the Company would have had borrowing availability of approximately $184.8 million under the Bank Facility, after taking into account the restrictions under the borrowing base, if any, and other customary restrictions.

(2) Excludes (i) 1,228,066 shares subject to options outstanding as of June 30, 1998 pursuant to the Company's Equity Participation Plans at a weighted average exercise price of $20.48 per share, (ii) 916,440 shares reserved for issuance pursuant to the Company's Equity Participation Plans, (iii) 241,660 shares reserved for issuance pursuant to the Company's QSP Plan and (iv) up to 393,518 shares reserved for issuance in connection with certain of the Company's acquisitions. See "Prospectus Summary--Recent Developments," "Management--Equity Participation Plans," "--Employee Qualified Stock Purchase Plan," and Notes 2 and 6 to the Company's Consolidated Financial Statements.

(3) The common stock issuable is associated with the Common Stock relating to the acquisitions of Central States and Center that vests over future time periods. See Note 2 to the Company's Consolidated Financial Statements.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated financial data of the Company presents the unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998, and the unaudited pro forma consolidated balance sheet at June 30, 1998. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1997 has been adjusted to give effect to the following, as if such transactions had occurred on January 1, 1997: (i) the Company's acquisitions of substantially all of the assets of 3 W Services, Inc. (completed in January 1997), Holt Equipment Rental & Supply (completed in February 1997), Crider Electric Motor & Tool Rental Service, Inc. (completed in March 1997), United Rental & Sales (completed in March 1997), Kastner Rentals (completed in March 1997), Stop Again Rentals & Sales, Inc. (completed in May 1997), D & D Rentals, Inc. (completed in May 1997), Brute Equipment Co. d/b/a Foxx Hy-Reach Company (completed in June 1997), Central States Equipment, Inc. and Equipment Lessors, Inc. (completed in June 1997), Carter Rental & Equipment, Inc. (completed in June 1997), Super Rent Enterprises, Inc. (completed in June 1997), Plateau Rental, Inc. (completed in June 1997), AMCA Equipment Corp. (completed in September 1997), Kansas Enterprises, Inc. d/b/a AAA Rent-All (completed in October 1997), Sunbelt Equipment & Rentals, Inc. (completed in October 1997), Roesch Equipment Company (completed in October 1997), Allen Equipment, Inc. (completed in October 1997), R&M Rentals, Inc. (completed in December 1997) and the Company's acquisitions of all of the outstanding stock of Comtect, Inc. and subsidiaries d/b/a Industrial Air Tool (effective March 1, 1997) and Siems Rental & Sales Co., Inc. (effective November 1, 1997) (collectively, the "1997 Acquisitions"); (ii) the Center Acquisition (effective November 1, 1997), including the pro forma effect of Center's acquisition of Zuni Rental Enterprises, L.L.C.; (iii) the Valley Acquisition (completed in February 1998); (iv) the Company's acquisitions of substantially all of the assets of Panama City Rentals, Inc. (completed in January 1998), Ray E. Miller d/b/a Franklin Rent-All (completed in January
1998), Chris Roddenberry, Inc. and Joy Roddenberry, Inc. (completed in February 1998), Rex Rentals, Inc. (completed in February 1998), Rent-It Company of Alexandria, Inc. (completed in March 1998) and Webb City Rental Center, Inc. d/b/a Southwest Rental & Sales (completed in April 1998), the Company's acquisitions of all of the outstanding stock of Frank Wilson's Rentals & Sales Co. (completed in January 1998), Metroquip (effective March 1,
1998), T&M (effective March 1, 1998), Equipment & Supply Company of Virginia, Inc. (completed in April 1998) and Midwest Aerial Platforms, Inc. (completed in May 1998), and the Company's acquisition of all of the outstanding stock of Sooner Rental & Supply, Inc. and substantially all of the assets of certain affiliated entities (completed in June 1998) (collectively, the "1998 Acquisitions"); and (v) the Company's acquisitions of substantially all of the assets of Barney Hurley Crane Service, Inc. (completed in July 1998) and Fasco Rentals Ltd. (completed in July 1998), and the Company's acquisition of all of the outstanding stock of Struckel (completed in July 1998) (collectively, the "Other Acquisitions"). All such acquisitions in (i) and (ii) are referred to herein collectively as the "1997 Pro Forma Combined Acquisitions," and such acquisitions in (iii) through (v) are referred to herein collectively as the "1998 Pro Forma Combined Acquisitions." The pro forma adjustments relating to the 1997 Pro Forma Combined Acquisitions are referred to herein collectively as the "1997 Pro Forma Acquisition Adjustments," and the pro forma adjustments relating to the 1998 Pro Forma Combined Acquisitions are referred to herein collectively as the "1998 Pro Forma Acquisition Adjustments."

  The unaudited pro forma combined consolidated statement of operations for the six months ended June 30, 1998 has been adjusted to give effect to the 1998 Pro Forma Combined Acquisitions and the 1998 Pro Forma Acquisition Adjustments as if such transactions had occurred on January 1, 1998. The unaudited pro forma combined consolidated balance sheet at June 30, 1998 gives effect to the Other Acquisitions as if they had occurred on June 30, 1998.

  In addition to the 1997 Pro Forma Combined Acquisitions and the 1998 Pro Forma Combined Acquisitions, the unaudited pro forma as adjusted consolidated statement of operations for the year ended December 31, 1997 gives effect to the following transactions, in each case as if such transactions had occurred on January 1, 1997: (i) the Offerings; (ii) the issuance by the Company of the Senior Subordinated Notes in May 1998 (the "Notes Offering"); (iii) the sale by the Company of 3,000,000 shares of Common Stock in June 1997 at a price of

$19.875 per share and the sale by the Company of 4,345,224 shares of Common Stock in December 1997 at a price of $24.00 per share (collectively, the "Completed Common Stock Offerings"); (iv) the change in interest expense as a result of reductions in the Revolver upon the application of the net proceeds from the Offerings, the Notes Offering and the Completed Common Stock Offerings; (v) the additional interest expense related to the implementation of the Term Loan in December 1997; and (vi) the change in interest expense resulting from amendments and/or restatements to the Revolver in January 1997, June 1997, December 1997 and May 1998 (collectively, (i) through (vi) above, the "1997 Pro Forma Offering Adjustments"). In addition to the 1998 Pro Forma Combined Acquisitions, the unaudited pro forma as adjusted consolidated statement of operations for the six months ended June 30, 1998 gives additional effect to the following transactions, in each case as if such transactions had occurred on January 1, 1998: (i) the Offerings; (ii) the Notes Offering; (iii) the change in interest expense as a result of reductions in the amounts outstanding under the Revolver upon the application of the net proceeds from the Offerings and the Notes Offering; and (iv) the change in interest expense resulting from the amendment to the Revolver in May 1998 (collectively, (i) through (iv) above, the "1998 Pro Forma Offering Adjustments"). In addition to the Other Acquisitions, the unaudited pro forma as adjusted balance sheet at June 30, 1998 gives effect to the following transactions, in each case as if such transactions had occurred on June 30, 1998: (i) the Offerings and (ii) the reduction in the amounts outstanding under the Revolver upon the application of the net proceeds from the Offerings (collectively, (i) through (ii) above, the "Balance Sheet Pro Forma Adjustments"). See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and the Company's Consolidated Financial Statements and the notes thereto.

  The 1997 Pro Forma Acquisition Adjustments, the 1998 Pro Forma Acquisition Adjustments, the 1997 Pro Forma Offering Adjustments, the 1998 Pro Forma Offering Adjustments and the Balance Sheet Pro Forma Adjustments represent, in the opinion of management, all adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma consolidated financial data presented herein does not purport to present what the Company's financial position or results of operations would actually have been had such events leading to the 1997 Pro Forma Acquisition Adjustments, the 1998 Pro Forma Acquisition Adjustments, the 1997 Pro Forma Offering Adjustments, the 1998 Pro Forma Offering Adjustments and the Balance Sheet Pro Forma Adjustments in fact occurred on the date or at the beginning of the periods indicated or to project the Company's financial position or results of operations for any future date or period.

  The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and management's discussion thereof contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                    PRO FORMA
                   HISTORICAL      1997           CENTER       VALLEY        1998        OTHER     ACQUISITION
                    COMPANY   ACQUISITIONS(1) ACQUISITION(1) ACQUISITION ACQUISITIONS ACQUISITIONS ADJUSTMENTS
                   ---------- --------------- -------------- ----------- ------------ ------------ -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment
 rentals.........   $170,704      $29,180        $28,437       $30,831     $38,512      $12,111     $    --
 Sales of parts,
 supplies and
 equipment.......     90,559       30,159         12,122         5,900      22,768        4,174          --
                    --------      -------        -------       -------     -------      -------     --------
Total revenues...    261,263       59,339         40,559        36,731      61,280       16,285          --
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     87,552       11,009         13,226        15,852      13,149        4,542          --
 Depreciation,
 equipment
 rentals.........     37,413        7,721          5,301         6,831      10,269        1,406       (5,647)(2)
 Cost of sales of
 parts, supplies
 and equipment...     67,666       21,609         10,894         3,848      14,322        3,340          --
                    --------      -------        -------       -------     -------      -------     --------
Total cost of
revenues.........    192,631       40,339         29,421        26,531      37,740        9,288       (5,647)
                    --------      -------        -------       -------     -------      -------     --------
Gross profit.....     68,632       19,000         11,138        10,200      23,540        6,997        5,647
Selling, general
and
administrative
expense..........     20,996       12,414          6,213         4,421      14,997        3,682       (4,632)(3)
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      5,373          600            729           844         687          145         (169)(4)
Amortization of
intangibles......      3,907           23            102            20           4          --         6,998 (5)
                    --------      -------        -------       -------     -------      -------     --------
Operating
income...........     38,356        5,963          4,094         4,915       7,852        3,170        3,450
Non-operating
(income)
expense..........        --           (59)             8          (480)        --          (158)         689 (6)
Interest expense,
net..............     14,877        2,148          1,286         3,396       2,464          864       20,710 (7)
                    --------      -------        -------       -------     -------      -------     --------
Income before
income taxes and
extraordinary
items............     23,479        3,874          2,800         1,999       5,388        2,464      (17,949)
Provision
(benefit) for
income taxes.....     10,330          322            964           --        1,499          945       (4,356) (9)
                    --------      -------        -------       -------     -------      -------     --------
Income before
extraordinary
items............   $ 13,149      $ 3,552        $ 1,836       $ 1,999     $ 3,889      $ 1,519     $(13,593)
                    ========      =======        =======       =======     =======      =======     ========
Income before
extraordinary
items per common
share............   $    .96
Weighted average
common shares....     13,653
Income before
extraordinary
items per common
share, assuming
dilution.........   $    .94
Weighted average
common shares,
assuming
dilution.........     13,927
                     PRO             PRO FORMA
                    FORMA            OFFERING      PRO FORMA
                   COMBINED         ADJUSTMENTS   AS ADJUSTED
                   ---------------- ------------- ------------------
Revenues:
 Equipment
 rentals.........  $309,775           $   --       $309,775
 Sales of parts,
 supplies and
 equipment.......   165,682               --        165,682
                   ---------------- ------------- ------------------
Total revenues...   475,457               --        475,457
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....   145,330               --        145,330
 Depreciation,
 equipment
 rentals.........    63,294               --         63,294
 Cost of sales of
 parts, supplies
 and equipment...   121,679               --        121,679
                   ---------------- ------------- ------------------
Total cost of
revenues.........   330,303               --        330,304
                   ---------------- ------------- ------------------
Gross profit.....   145,154               --        145,154
Selling, general
and
administrative
expense..........    58,091               --         58,091
Depreciation and
amortization,
excluding
equipment rental
depreciation.....     8,209               --          8,209
Amortization of
intangibles......    11,054               --         11,054
                   ---------------- ------------- ------------------
Operating
income...........    67,800               --         67,800
Non-operating
(income)
expense..........       --                --            --
Interest expense,
net..............    45,745            (9,173)(8)    36,572
                   ---------------- ------------- ------------------
Income before
income taxes and
extraordinary
items............    22,055             9,173        31,228
Provision
(benefit) for
income taxes.....     9,704             4,036 (9)    13,740
                   ---------------- ------------- ------------------
Income before
extraordinary
items............  $ 12,351           $ 5,137      $ 17,488
                   ================ ============= ==================
Income before
extraordinary
items per common
share............  $    .81                        $    .75
Weighted average
common shares....    15,265(10)(11)                  23,394(10)(11)
Income before
extraordinary
items per common
share, assuming
dilution.........  $    .79                        $    .74
Weighted average
common shares,
assuming
dilution.........    15,540(10)(11)                  23,668(10)(11)

    See accompanying Notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

 (1) Represents the results of the 1997 Acquisitions and the Center Acquisition prior to their acquisition by the Company, using in some cases estimates based on the mathematical annualization of such results of operations. Results of the 1997 Acquisitions and the Center Acquisition subsequent to the dates of their acquisition are included in the Historical Company results for the year ended December 31, 1997 from the date of effective control of such acquisitions. See Note 2 to the Company's Consolidated Financial Statements.

 (2) Represents the elimination of the historical carrying value of rental equipment depreciation of $31,529,000 and the Company's estimate of $25,882,000 for depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $5,647,000.

 (3) Represents the elimination of compensation expense and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders will either be employed at lower contractual rates or will not be employed by the Company.

 (4) Represents the elimination of the historical carrying value of depreciation and amortization, excluding equipment rental depreciation, of $844,000 and the Company's estimate of $675,000 for depreciation excluding those assets not acquired and assuming the assets acquired were adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $169,000.

 (5) Represents the Company's estimate of amortization of goodwill and covenants not to compete for the 1997 Pro Forma Combined Acquisitions and the 1998 Pro Forma Combined Acquisitions of $6,998,000, as if such acquisitions were consummated at the beginning of the period presented.

 (6) Represents the elimination of income earned on, or expenses associated with, assets or liabilities not acquired or assumed in connection with certain of the above acquisitions.

 (7) Represents the elimination of historical interest expense of $10,158,000 and the addition of $30,868,000 of interest expense on borrowings to fund the above acquisitions as if the transactions were consummated at the beginning of the period presented. As a result, pro forma interest expense increased by $20,710,000.

 (8) Represents the reduction in historical interest expense on the Revolver at an interest rate of 7.6% (after giving effect to the additional borrowings resulting from the 1997 Pro Forma Combined Acquisitions and the 1998 Pro Forma Combined Acquisitions) assuming the repayment of such indebtedness at the beginning of the period presented with a portion of the net proceeds from the Offerings, the Notes Offering and the Completed Common Stock Offerings, the additional interest expense associated with the Notes Offering and the implementation of the Term Loan at an interest rate of 8.5%, and the effect of the reductions in interest expense resulting from the Company's amendments and restatements to the Revolver, including the effects on capitalized debt issuance costs.

 (9) Represents the adjustment to provide income taxes at the Company's 1997 effective tax rate of 44.0%.

(10) The acquisition agreements for certain of the Company's acquisitions provide for the potential issuance of certain amounts of Common Stock over specified periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares are not considered in the pro forma consolidated statement of operations until the related performance objectives have been achieved. See Note 2 to the Company's Consolidated Financial Statements.

(11) Weighted average common shares includes 2,062,514 shares of Common Stock for certain of the Company's acquisitions.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                           PRO FORMA      PRO            PRO FORMA
                   HISTORICAL     VALLEY          1998          OTHER     ACQUISITION    FORMA           OFFERING
                    COMPANY   ACQUISITION(1) ACQUISITIONS(1) ACQUISITIONS ADJUSTMENTS   COMBINED        ADJUSTMENTS
                   ---------- -------------- --------------- ------------ -----------   --------        -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment
 rentals.........   $166,751      $2,401         $ 7,685        $5,822      $   --      $182,659          $   --
 Sales of parts,
 supplies and
 equipment.......     82,962         513           4,726         1,978          --        90,179              --
                    --------      ------         -------        ------      -------     --------          -------
Total revenues...    249,713       2,914          12,411         7,800          --       272,838              --
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     86,024       1,411           2,663         2,296          --        92,394              --
 Depreciation,
 equipment
 rentals.........     35,499         627           1,885           830         (566)(2)   38,275              --
 Cost of sales of
 parts, supplies
 and equipment...     62,806         363           2,928         1,520          --        67,617              --
                    --------      ------         -------        ------      -------     --------          -------
Total cost of
revenues.........    184,329       2,401           7,476         4,646         (566)     198,286              --
                    --------      ------         -------        ------      -------     --------          -------
Gross profit.....     65,384         513           4,935         3,154          566       74,552              --
Selling, general
and
administrative
expense..........     14,404         432           3,228         1,886         (702)(3)   19,248              --
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      4,326          71             143            49          (15)(4)    4,574              --
Amortization of
intangibles......      4,590           2             --            --           826 (5)    5,418              --
                    --------      ------         -------        ------      -------     --------          -------
Operating
income...........     42,064           8           1,564         1,219          457       45,312              --
Interest expense,
net..............     20,008         103             478           416        2,407 (6)   23,412           (1,282)(7)
                    --------      ------         -------        ------      -------     --------          -------
Income (loss)
before income
taxes and
extraordinary
items............     22,056         (95)          1,086           803       (1,950)      21,900            1,282
Provision
(benefit) for
income taxes.....      9,437         --              286           183         (532)(8)    9,374              547 (8)
                    --------      ------         -------        ------      -------     --------          -------
Income (loss)
before
extraordinary
items............   $ 12,619      $  (95)        $   800        $  620      $(1,418)    $ 12,526          $   735
                    ========      ======         =======        ======      =======     ========          =======
Income before
extraordinary
items per common
share............   $   0.61                                                            $   0.60
Weighted average
common shares....     20,633                                                              20,849(9)(10)
Income before
extraordinary
items per common
share, assuming
dilution.........   $   0.60                                                            $   0.59
Weighted average
common shares,
assuming
dilution.........     20,877                                                              21,093(9)(10)
                    PRO FORMA
                   AS ADJUSTED
                   -----------------
Revenues:
 Equipment
 rentals.........   $182,659
 Sales of parts,
 supplies and
 equipment.......     90,179
                   -----------------
Total revenues...    272,838
Cost of revenues:
 Cost of
 equipment
 rentals,
 excluding
 equipment rental
 depreciation....     92,394
 Depreciation,
 equipment
 rentals.........     38,275
 Cost of sales of
 parts, supplies
 and equipment...     67,617
                   -----------------
Total cost of
revenues.........    198,286
                   -----------------
Gross profit.....     74,552
Selling, general
and
administrative
expense..........     19,248
Depreciation and
amortization,
excluding
equipment rental
depreciation.....      4,574
Amortization of
intangibles......      5,418
                   -----------------
Operating
income...........     45,312
Interest expense,
net..............     22,130
                   -----------------
Income (loss)
before income
taxes and
extraordinary
items............     23,182
Provision
(benefit) for
income taxes.....      9,921
                   -----------------
Income (loss)
before
extraordinary
items............   $ 13,261
                   =================
Income before
extraordinary
items per common
share............   $   0.56
Weighted average
common shares....     23,519(9)(10)
Income before
extraordinary
items per common
share, assuming
dilution.........   $   0.56
Weighted average
common shares,
assuming
dilution.........     23,763(9)(10)

    See accompanying Notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1998

 (1) Represents the results of the Valley Acquisition and the 1998 Acquisitions prior to their acquisition by the Company, using in some cases estimates based on the mathematical annualization of such results of operations. Results of the Valley Acquisition and the 1998 Acquisitions subsequent to the dates of their acquisition are included in the Historical Company results for the six months ended June 30, 1998 from the date of effective control of such acquisitions. See Note 2 to the Company's Consolidated Financial Statements.

 (2) Represents the elimination of the historical carrying value of rental equipment depreciation of $3,342,000 and the Company's estimate of $2,776,000 for depreciation assuming the rental fleet acquired was adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $566,000.

 (3) Represents the elimination of compensation expense and other payments to officers and/or stockholders of certain acquired businesses, as such officers and/or stockholders will either be employed at lower contractual rates or will not be employed by the Company.

 (4) Represents the elimination of the historical carrying value of depreciation and amortization, excluding equipment rental depreciation, of $71,000 and the Company's estimate of $56,000 for depreciation excluding those assets not acquired and assuming the assets acquired were adjusted to fair market value at the beginning of the period presented. As a result, pro forma depreciation decreased by $15,000.

 (5) Represents the Company's estimate of amortization of goodwill and covenants not to compete for the 1998 Pro Forma Combined Acquisitions of $826,000, as if the acquisitions were consummated at the beginning of the period presented.

 (6) Represents the elimination of historical interest expense of $997,000 and the addition of $3,404,000 of interest expense on borrowings to fund the above acquisitions as if the transactions were consummated at the beginning of the period presented. As a result, pro forma interest expense increased by $2,407,000.

 (7) Represents the reduction in historical interest expense on the Revolver at an interest rate of 7.3% (after giving effect to the additional borrowings resulting from the 1998 Pro Forma Combined Acquisitions) assuming the repayment of such indebtedness at the beginning of the period presented with a portion of the net proceeds from the Offerings and the Notes Offering, the additional interest expense associated with the Notes Offering, and the reduction of interest expense resulting from the Company's amendment to the Revolver in May 1998, including the effects on capitalized debt issuance costs.

 (8) Represents the adjustment to provide income taxes at the Company's effective tax rate of 42.8%.

 (9) The acquisition agreements for certain of the Company's acquisitions provide for the potential issuance of certain amounts of Common Stock over specified periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares are not considered in the pro forma consolidated statement of operations until the related performance objectives have been achieved. See Note 2 to the Company's Consolidated Financial Statements.

(10) Weighted average common shares includes 696,892 shares of Common Stock for certain of the Company's acquisitions.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1998(1)

                                                    PRO FORMA                 PRO FORMA
                          HISTORICAL     OTHER     ACQUISITION   PRO FORMA    OFFERING        PRO FORMA
                           COMPANY    ACQUISITIONS ADJUSTMENTS    COMBINED   ADJUSTMENTS     AS ADJUSTED
                          ----------  ------------ -----------   ----------  -----------     -----------
                                                      (IN THOUSANDS)
ASSETS:
Cash and cash
 equivalents............  $    3,559    $   275      $   (23)(4) $    3,811   $    --        $    3,811
Accounts receivable,
 net....................      82,507      2,272          --          84,779        --            84,779
Other receivables and
 prepaid expense........       9,727        442          (31)(4)     10,138        --            10,138
Income tax receivable...           2         10          --              12        --                12
Parts and supplies
 inventories, net.......      39,025      1,063          --          40,088        --            40,088
Deferred taxes..........      15,017        184         (184)(4)     15,017        --            15,017
Rental equipment, net...     543,363     12,271         (635)(5)    554,999        --           554,999
Operating property and
 equipment, net.........      46,969        918          --          47,887        --            47,887
Intangible assets, net..     345,878        --        17,204 (6)    363,082        --           363,082
Other assets, net.......      12,704        578         (573)(4)     12,709        --            12,709
                          ----------    -------      -------     ----------   --------       ----------
                          $1,098,751    $18,013      $15,758     $1,132,522   $    --        $1,132,522
                          ==========    =======      =======     ==========   ========       ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Accounts payable........  $   51,206    $   525      $  (152)(4) $   51,579   $    --        $   51,579
Payroll and other
 accrued expenses.......      27,914        569         (540)(4)     27,943        --            27,943
Accrued interest
 payable................       4,215         67          --           4,282        --             4,282
Income taxes payable....       7,218         41          (41)(4)      7,218        --             7,218
Deferred taxes..........      33,159      1,487          --          34,646        --            34,646
Bank debt and long term
 obligations............     354,658     10,986       20,829 (7)    386,473    (68,458)(8)      318,015
Term Loan...............     100,000        --           --         100,000        --           100,000
9% Senior Subordinated
 Notes due 2008.........     200,000        --           --         200,000        --           200,000
Related party notes
 payable................         --         180         (180)           --         --               --
                          ----------    -------      -------     ----------   --------       ----------
 Total liabilities......     778,370     13,855       19,916        812,141    (68,458)         743,683
Stockholders' equity:
Common stock(2).........         208          8           (8)(9)        208         27 (10)         235
Additional paid-in
 capital................     291,749        --           --         291,749     68,431 (10)     360,180
Common stock
 issuable(3)............       2,780        --           --           2,780        --             2,780
Deferred compensation
 expense................        (631)       --           --            (631)       --              (631)
Retained earnings.......      26,275      4,150       (4,150)(9)     26,275        --            26,275
                          ----------    -------      -------     ----------   --------       ----------
 Total stockholders'
  equity................     320,381      4,158       (4,158)       320,381     68,458          388,839
                          ----------    -------      -------     ----------   --------       ----------
                          $1,098,751    $18,013      $15,758     $1,132,522   $    --        $1,132,522
                          ==========    =======      =======     ==========   ========       ==========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998

 (1) The purchase method of accounting has been used in preparing the Unaudited Pro Forma Consolidated Balance Sheet of the Company with respect to the Other Acquisitions. Purchase accounting values have been assigned to the Other Acquisitions on a preliminary basis and are subject to adjustment when final information as to the fair values of the net assets acquired is available.

 (2) The acquisition agreements for certain of the Company's acquisitions provide for the potential issuance of certain amounts of Common Stock over specified periods following the acquisitions if certain performance objectives are met. The effects of the potential issuance of these shares are not considered in the pro forma consolidated balance sheet until the related performance objectives have been achieved. See Note 2 to the Company's Consolidated Financial Statements.

 (3) The Common Stock issuable is associated with Common Stock issued or issuable as partial consideration for certain of the Company's acquisitions that vests over future time periods. See Note 2 to the Company's Consolidated Financial Statements.

 (4) Represents assets not acquired or liabilities not assumed in the Other Acquisitions.

 (5) Represents the Company's preliminary estimates of the adjustments necessary to record the assets acquired at fair market value.

 (6) Represents the estimated fair market value of covenants not to compete and goodwill represented by the excess purchase price over the estimated fair market value of the net assets acquired.

 (7) Represents borrowings under the Revolver to fund the Other Acquisitions.

 (8) Represents the use of the estimated net proceeds from the Offerings to reduce the Company's outstanding obligations under the Revolver.

 (9) Represents the elimination of the equity accounts of the Other Acquisitions and the effects of the issuance of Common Stock as a portion of the consideration paid for certain of these acquisitions.

(10) Represents the issuance of the Common Stock in connection with the Offerings.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following selected consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and selected consolidated balance sheet data as of December 31, 1996 and 1997, have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated financial data with respect to the Company's statement of operations for the years ended December 31, 1993 and 1994, and with respect to the balance sheet as of December 31, 1993, 1994 and 1995, have been derived from audited financial statements of the Company not included in this Prospectus. The selected consolidated financial data with respect to the Company's statements of operations for the six months ended June 30, 1997 and 1998, and with respect to the balance sheet as of June 30, 1998, has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such dates and for such periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results which may be expected for future periods, including for the year ending December 31, 1998. The selected operating data presented has not been audited. The selected consolidated financial and operating data presented should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                        SIX MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------------  -----------------
                            1993     1994    1995     1996      1997     1997      1998
                          --------  ------- -------  -------  --------  -------  --------
                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(1):
Revenues:
 Equipment rentals......   $17,238  $27,775 $47,170  $94,218  $170,704  $64,327  $166,751
 Sales of parts,
  supplies and new
  equipment.............     7,387   10,800  14,621   21,919    70,957   26,952    61,053
 Sales of used
  equipment.............     1,007    3,240   4,126   12,217    19,602    8,584    21,909
                          --------  ------- -------  -------  --------  -------  --------
 Total revenues.........    25,632   41,815  65,917  128,354   261,263   99,863   249,713
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........    11,405   16,284  27,854   55,202    87,552   33,677    86,024
 Depreciation, equipment
  rentals...............     2,161    4,020   7,691   17,840    37,413   14,036    35,499
 Cost of sales of parts,
  supplies and new
  equipment.............     5,370    7,978  10,439   15,582    54,739   20,606    47,227
 Cost of sales of used
  equipment.............       589    2,320   2,178    8,488    12,927    5,696    15,579
                          --------  ------- -------  -------  --------  -------  --------
 Total cost of
  revenues..............    19,525   30,602  48,162   97,112   192,631   74,015   184,329
                          --------  ------- -------  -------  --------  -------  --------
Gross profit............     6,107   11,213  17,755   31,242    68,632   25,848    65,384
Selling, general and
 administrative
 expense................     2,683    4,747   6,421   12,254    20,996    8,469    14,404
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........       211      504   1,186    2,835     5,373    2,287     4,326
Amortization of
 intangibles(2).........     2,635    2,078     718    2,379     3,907    1,369     4,590
                          --------  ------- -------  -------  --------  -------  --------
Operating income........       578    3,884   9,430   13,774    38,356   13,723    42,064
Interest expense, net...       407      731   3,314    7,063    14,877    4,627    20,008
                          --------  ------- -------  -------  --------  -------  --------
Income before income
 taxes and extraordinary
 items..................       171    3,153   6,116    6,711    23,479    9,096    22,056
Provision for income
 taxes..................       465    1,177   2,401    2,722    10,330    4,058     9,437
                          --------  ------- -------  -------  --------  -------  --------
Income (loss) before
 extraordinary items....      (294)   1,976   3,715    3,989    13,149    5,038    12,619
Extraordinary items(3)..       --       --     (478)  (1,269)     (534)    (534)      --
                          --------  ------- -------  -------  --------  -------  --------
Net income (loss).......      (294)   1,976   3,237    2,720    12,615    4,504    12,619
Redeemable preferred
 stock accretion........     1,013    1,646   1,717    1,643       --       --        --
                          --------  ------- -------  -------  --------  -------  --------
Net income (loss)
 available to common
 stockholders...........  $ (1,307) $   330 $ 1,520  $ 1,077  $ 12,615  $ 4,504  $ 12,619
                          ========  ======= =======  =======  ========  =======  ========
Income (loss) before
 extraordinary items per
 common share...........  $   (.29) $   .08 $   .50  $   .34  $    .96  $   .43  $    .61
Income (loss) before
 extraordinary items per
 common share, assuming
 dilution...............  $   (.29) $   .08 $   .49  $   .33  $    .94  $   .42  $    .60
SELECTED OPERATING DATA:
Beginning locations.....        11       21      25       50        94       94       165
Locations acquired......        11        1      26       25        64       33        41
Locations opened........       --         3      10       19        16        6         6
Locations closed, sold
 or held for sale(4)....        (1)     --      (11)     --         (9)      (2)       (4)
                          --------  ------- -------  -------  --------  -------  --------
Ending locations........        21       25      50       94       165      131       208
                          ========  ======= =======  =======  ========  =======  ========

                                      AS OF DECEMBER 31,                 AS OF
                          --------------------------------------------  JUNE 30,
                           1993     1994      1995     1996     1997      1998
                          -------  -------  -------- -------- -------- ----------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Net book value of rental
 equipment..............  $16,223  $24,138  $ 52,818 $116,921 $314,696 $  543,363
Total assets............   35,877   48,098   137,832  218,933  699,326  1,098,751
Total debt .............    4,411   12,752    68,555   68,594  306,975    654,658
Redeemable preferred
 stock (net of treasury
 stock).................   25,956   26,684    28,401      --       --         --
Common stockholders'
 equity (deficit).......   (1,281)  (1,474)       46   95,072  290,781    320,381

--------
(1) The Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the date of effective control of each such acquisition. See Note 2 to the Company's Consolidated Financial Statements.

(2) 1993 data includes $781,000 for the write-off of costs in excess of net assets acquired.

(3) The extraordinary item in the year ended December 31, 1995 represents the loss on extinguishment of debt related to the Old Revolver paid off September 12, 1995. The extraordinary item in the year ended December 31, 1996 represents the loss on extinguishment of debt related to the amendment to the Revolver in September 1996. The extraordinary item in the year ended December 31, 1997 represents the loss on extinguishment of debt related to the amendment to the Revolver in January 1997.

(4) In 1996, the Company closed or disposed of its California locations, which were previously classified as "assets held for sale" in the Company's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's consolidated financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  Since its formation in 1992 through August 7, 1998, the Company has acquired 60 businesses consisting of 188 locations and has opened 62 start-up locations. The Company also focuses on increasing revenues and profitability across its locations through investments in fleet expansion, the implementation of information systems designed to improve asset utilization and targeted marketing efforts. As a result, the Company has increased its total revenues from $65.9 million in the year ended December 31, 1995 to $261.3 million in the year ended December 31, 1997, and operating income has increased from $9.4 million to $38.4 million during the same period, representing increases of 296.4% and 306.7%, respectively. During the first six months of 1998, the Company generated revenues of $249.7 million with operating income of $42.1 million, increases of 150.1% and 206.5%, respectively, over the same period in 1997. The Company has also substantially increased its presence in the MRO supply business, which has historically had lower gross margins than the Company's equipment rental business.

  The Company has historically financed its acquisitions, start-up locations and capital expenditures primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. Such financings have increased the Company's interest expense and resulted in the accretion of dividends on its Redeemable Preferred Stock prior to its redemption in September 1996. Because all of the acquisitions have been accounted for under the purchase method of accounting, such acquisitions have substantially increased the Company's goodwill and covenants not to compete. During the initial phase of an acquisition or start-up location, the Company typically incurs expenses related to completing acquisitions and opening start-up locations, training employees, installing or converting information systems, facility set-up and marketing expenses. As a result, the profitability of a new location is generally expected to be lower in the initial period of its operation than in subsequent periods. Integration of acquisitions is generally completed within the first six months, while the Company generally expects start-up locations to achieve normalized profitability after one year. The Company anticipates that as it continues to implement its growth strategy, new locations will continue to impact the Company's margins until such locations achieve normalized profitability.

  The Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. Acquisition transactions are typically subject to numerous conditions, including due diligence investigation, environmental review and negotiation of a definitive purchase agreement. In evaluating acquisition targets, the Company considers, among other things, the target's competitive market position, management team, growth position and the demographic characteristics of the target market. At any time, the Company may have one or more offers outstanding and may have executed one or more non-binding letters of intent or binding acquisition agreements. As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in nine states for a total combined purchase price of approximately $52.9 million in cash (including the assumption of approximately $1.3 million of debt). In view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  The Company's capital expenditures have principally been discretionary expenditures to finance the growth of its rental equipment fleet; however, the Company must continually reinvest in ongoing capital expenditures in order to acquire and maintain a competitive, high quality rental equipment fleet. For the years ended

December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company made capital expenditures of $23.6 million, $86.8 million, $165.1 million, $100.8 million and $195.9 million, respectively. The Company depreciates rental equipment over periods ranging from three to seven years, which has resulted in equipment rental depreciation of $7.7 million, $17.8 million, $37.4 million, $14.0 million and $35.5 million for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively. Depreciation related to new rental equipment periodically contributes to short-term margin pressure, since new rental equipment does not immediately generate revenues at historical utilization rates. In recent years, the Company has also made substantial investments in its information systems.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the consolidated statements of operations of the Company expressed as a percentage of total revenues, and the percentage change in such items compared to the same period in the prior year. There can be no assurance that the trends in revenue growth or operating results will continue in the future.

                          PERCENTAGE OF TOTAL REVENUES                  PERCENTAGE INCREASE
                          ---------------------------------  -----------------------------------------
                                               SIX MONTHS                                 SIX MONTHS
                             YEARS ENDED          ENDED                                      ENDED
                            DECEMBER 31,        JUNE 30,      YEARS ENDED DECEMBER 31,     JUNE 30,
                          -------------------  ------------  --------------------------- -------------
                          1995   1996   1997   1997   1998   1996 VS. 1995 1997 VS. 1996 1998 VS. 1997
                          -----  -----  -----  -----  -----  ------------- ------------- -------------
Revenues:
 Equipment rentals......   71.6%  73.4%  65.3%  64.4%  66.8%      99.7%         81.2%        159.2%
 Sales of parts,
  supplies and new
  equipment.............   22.2   17.1   27.2   27.0   24.4       49.9         223.7         126.5
 Sales of used
  equipment.............    6.2    9.5    7.5    8.6    8.8      196.1          60.4         155.2
                          -----  -----  -----  -----  -----
 Total revenues.........  100.0  100.0  100.0  100.0  100.0       94.7         103.5         150.1
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   42.3   43.0   33.5   33.7   34.5       98.2          58.6         155.4
 Depreciation, equipment
  rentals...............   11.7   13.9   14.3   14.1   14.2      132.0         109.7         152.9
 Cost of sales of parts,
  supplies and new
  equipment.............   15.8   12.2   21.0   20.6   18.9       49.3         251.3         129.2
 Cost of sales of used
  equipment.............    3.3    6.6    4.9    5.7    6.2      289.7          52.3         173.5
                          -----  -----  -----  -----  -----
 Total cost of
  revenues..............   73.1   75.7   73.7   74.1   73.8      101.6          98.4         149.0
                          -----  -----  -----  -----  -----
Gross profit............   26.9   24.3   26.3   25.9   26.2       76.0         119.7         153.0
Selling, general and
 administrative
 expense................    9.7    9.5    8.0    8.5    5.8       90.8          71.3          70.1
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1.8    2.2    2.1    2.3    1.7      139.0          89.5          89.2
Amortization of
 intangibles............    1.1    1.9    1.5    1.4    1.9      231.3          64.2         235.3
                          -----  -----  -----  -----  -----
Operating income........   14.3   10.7   14.7   13.7   16.8       46.1         178.5         206.5
Interest expense, net...    5.0    5.5    5.7    4.6    8.0      113.1         110.6         332.4
                          -----  -----  -----  -----  -----
Income before income
 taxes and extraordinary
 items..................    9.3%   5.2%   9.0%   9.1%   8.8%       9.7         249.9         142.5
                          =====  =====  =====  =====  =====
Selected Financial Data:
 Gross profit on
  equipment rentals.....   24.6%  22.5%  26.8%  25.8%  27.1%      82.2         116.0         172.2
 Gross profit on sales
  of parts, supplies and
  new equipment.........   28.6   28.9   22.9   23.5   22.6       51.5         155.9         117.9
 Gross profit on sales
  of used equipment.....   47.2   30.5   34.1   33.6   28.9       91.4          79.0         119.2

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Revenues. Total revenues for the six months ended June 30, 1998 increased 150.1% to $249.7 million from $99.9 million for the six months ended June 30, 1997. This increase was primarily due to the inclusion of revenues from acquisitions of 21 businesses (consisting of 72 locations) and the opening of 16 start-up locations since June 30, 1997. Also contributing to the increased revenues was the larger rental fleet resulting from the Company's significant investment in capital expenditures. Equipment rental revenues increased 159.2% to $166.8 million from $64.3 million due to the larger rental fleet resulting from acquisitions and capital expenditures. Sales of parts, supplies and new equipment increased 126.5% to $61.1 million from $27.0 million due to the acquisition of IAT (effective in the Company's results of operations from March 1, 1997), the increased number of rental locations selling these items and the acquisitions of businesses that were dealers for certain new equipment. Sales of used equipment increased 155.2% to $21.9 million from $8.6 million due to the larger rental fleet and the Company's continuing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the six months ended June 30, 1998 increased to $65.4 million, or 26.2% of total revenues, from $25.8 million, or 25.9% of total revenues, for the six months ended June 30, 1997. This increase was primarily attributable to the Company's increased number of locations due to acquisitions and start-up locations and the increased rental fleet resulting from capital expenditures. Gross margin on equipment rentals increased to 27.1% of equipment rental revenues from 25.8% for the six months ended June 30, 1997, primarily due to the improved gross profit resulting from the Company's cost controlling methods and the greater flow-through achieved from the larger rental fleet. Gross margin on sales of parts, supplies and new equipment decreased to 22.6% of sales from 23.5%, due to the acquisition of IAT, which generally had lower gross margins than the Company on the sale of parts, supplies and new equipment, and a change in the product mix of parts, supplies and new equipment sales. Gross margin on sales of used equipment decreased to 28.9% of sales from 33.6%, due primarily to increasing sales of relatively younger equipment to meet customer demand. Generally, newer equipment is sold at lower margins than more fully depreciated, older items.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the six months ended June 30, 1998 was $14.4 million, or 5.8% of total revenues, compared to $8.5 million, or 8.5% of total revenues for the six months ended June 30, 1997. This increase was the result of the greater number of locations and employees resulting from the Company's acquisitions and start-ups since June 30, 1997, with the decreasing percentage of total revenues resulting from economies of scale and the Company's focus on cost control.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the six months ended June 30, 1998 was $4.3 million, or 1.7% of total revenues, compared to $2.3 million, or 2.3% of total revenues for the six months ended June 30, 1997. This increase was primarily attributable to the larger fleet of service and delivery vehicles in 1998 versus 1997, which has grown as a result of the Company's increased number of locations and larger rental fleet.

  Amortization of Intangibles. Amortization of intangibles for the six months ended June 30, 1998 was $4.6 million, or 1.9% of total revenues, compared to $1.4 million, or 1.4% of total revenues for the six months ended June 30, 1997. This increase was due to the additional goodwill and covenants not to compete associated with acquisitions completed since June 30, 1997.

  Interest Expense, net. Interest expense, net, for the six months ended June 30, 1998 was $20.0 million, compared to $4.6 million for the six months ended June 30, 1997. This increase was the result of the Company's increased average debt outstanding for the six months ended June 30, 1998 versus the six months ended June 30, 1997. The increased debt has resulted from acquisitions, capital expenditures and start-up locations financed under the Bank Facility and the Senior Subordinated Notes. Interest expense will continue to increase in subsequent periods to the extent the Company borrows under the Bank Facility, or otherwise, to fund acquisitions, capital expenditures and start-up locations.

  Provision for Income Taxes. Provision for income taxes was $9.4 million for the six months ended June 30, 1998, compared to $4.1 million for the six months ended June 30, 1997. The Company's effective tax rate was 42.8% for the six months ended June 30, 1998, compared to 44.6% for the six months ended June 30, 1997. The decrease in the Company's effective tax rate was a result of increased profitability, which has lessened the impact of the higher levels of non-deductible items (primarily goodwill).

  Extraordinary Item. In connection with the implementation of an amendment to the Revolver in January 1997, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, which has been classified as an extraordinary item, net of income taxes of $386,000, in the consolidated statement of operations for the six months ended June 30, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenues. Total revenues for the year ended December 31, 1997 increased 103.5% to $261.3 million from $128.4 million for the year ended December 31, 1996. This increase was primarily due to the inclusion of revenues from acquisitions of 22 businesses (consisting of 64 locations) and the opening of 16 start-up locations since December 31, 1996. Also contributing to the increased revenues was the larger rental fleet resulting from the Company's significant investment in capital expenditures. Equipment rental revenues increased 81.2% to $170.7 million from $94.2 million due to the larger rental fleet resulting from acquisitions and capital expenditures. Sales of parts, supplies and new equipment increased 223.7% to $71.0 million from $21.9 million due primarily to the acquisition of IAT (effective in the Company's results of operations from March 1, 1997), the increased number of rental locations selling these items and the 1997 acquisitions of businesses that were dealers for certain new equipment. Sales of used equipment increased 60.4% to $19.6 million from $12.2 million due to the larger rental fleet and the Company's continuing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the year ended December 31, 1997 increased to $68.6 million, or 26.3% of total revenues, from $31.2 million, or 24.3% of total revenues, for the year ended December 31, 1996. Gross margin on equipment rentals increased to 26.8% of equipment rental revenues from 22.5% for the year ended December 31, 1996, primarily due to the improved gross profit resulting from the Company's cost controlling methods. Gross margin on sales of parts, supplies and new equipment decreased to 22.9% of sales from 28.9%, due primarily to the acquisition of IAT, effective in the Company's results of operations from March 1, 1997, and a change in the product mix of parts, supplies and new equipment sales. Excluding the effect of the acquisition of IAT, the Company's gross margin on sales of parts, supplies and new equipment would have been 26.2% for the year ended December 31, 1997. The Company believes that the gross margin on sales of parts, supplies and new equipment will likely remain at this lower level due to the impact of IAT's product sales, which generally have had lower gross margins than the parts, supplies and new equipment sold by the Company prior to the acquisition of IAT. Gross margin on sales of used equipment increased to 34.1% of sales from 30.5%, due primarily to a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 1997 was $21.0 million, or 8.0% of total revenues, compared to $12.3 million, or 9.5% of total revenues for the year ended December 31, 1996. This increase is the result of the greater number of locations and employees resulting from the Company's acquisitions and start-ups.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the year ended December 31, 1997 was $5.4 million, or 2.1% of total revenues, compared to $2.8 million, or 2.2% of total revenues for the year ended December 31, 1996. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1997 versus 1996, which has grown as a result of the Company's increased number of locations and larger rental fleet.

  Amortization of Intangibles. Amortization of intangibles for the year ended December 31, 1997 was $3.9 million, or 1.5% of total revenues, compared to $2.4 million, or 1.9% of total revenues for the year ended

December 31, 1996. This increase is due to the additional goodwill and covenants not-to-compete associated with acquisitions completed since December 31, 1996.

  Interest Expense, net. Interest expense, net, for the year ended December 31, 1997 was $14.9 million, compared to $7.1 million for the year ended December 31, 1996. This increase is the result of the Company's increased average debt outstanding in 1997 versus 1996. The increased debt has resulted from acquisitions, capital expenditures and start-up locations financed under the Bank Facility. Interest expense will continue to increase in subsequent periods to the extent the Company borrows under the Bank Facility, or otherwise, to fund acquisitions and capital expenditures.

  Provision for Income Taxes. Provision for income taxes was $10.3 million for the year ended December 31, 1997, compared to $2.7 million for the year ended December 31, 1996. The Company's effective tax rate was 44.0% for 1997, compared to 40.6% for 1996. The increase in the Company's effective tax rate is a result of increased levels of non-deductible items, primarily goodwill.

  Extraordinary Items. In connection with the implementation of an amendment to the Revolver in January 1997, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, which has been classified as an extraordinary item, net of income taxes of $386,000, in the consolidated statement of operations for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Total revenues for the year ended December 31, 1996 increased 94.7% to $128.4 million compared to $65.9 million for the year ended December 31, 1995. This increase was primarily due to the full period impact of the acquisition of RHI (consisting of 11 locations), the full period impact of ten start-up locations opened in 1995 and the inclusion of revenues from 11 acquired businesses (consisting of 25 locations) and the opening of 19 start-up locations during 1996. Equipment rental revenues increased 99.7% to $94.2 million for the year ended December 31, 1996 from $47.2 million in the same period in 1995 due to a larger rental equipment fleet as a result of acquisitions, the partial year impact of $86.8 million in capital expenditures in 1996 and the full year impact of 1995 capital expenditures of $23.6 million. Sales of parts, supplies and new equipment increased 49.9% to $21.9 million for the year ended December 31, 1996 from $14.6 million for the year ended December 31, 1995 due primarily to the increased number of rental locations selling these items. Sales of used equipment increased 196.1% to $12.2 million for the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995 due to the larger rental equipment fleet resulting from acquisitions and the Company's ongoing strategy of selling the older items in its fleet.

  Gross Profit. Gross profit for the year ended December 31, 1996 increased to $31.2 million, or 24.3% of total revenues, from $17.8 million, or 26.9% of total revenues, for the year ended December 31, 1995. Gross margins on equipment rentals decreased to 22.5% of equipment rental revenues from 24.6% for the year ended December 31, 1995 primarily due to the impact of 44 location additions during the period. These new locations were comprised of 25 acquired locations and 19 start-ups, and operated for an average of seven months during the period. Start-ups and acquisitions generally incur start-up and integration expenses during their first nine months of operation resulting in lower profit margins than the Company's more established locations. Gross margin on sales of parts, supplies and new equipment increased slightly to 28.9% of sales from 28.6% for the year ended December 31, 1995. Gross margin on sales of used equipment decreased to 30.5% of sales from 47.2% of sales for the year ended December 31, 1995 due primarily to a change in the mix and age of the equipment being sold.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased to $12.3 million, or 9.5% of total revenues, for the year ended December 31, 1996, compared to $6.4 million, or 9.7% of total revenues, for the year ended December 31, 1995. This increase is attributable primarily to the increase in the number of locations from 1995.

  Depreciation and Amortization, excluding equipment rental depreciation. Depreciation and amortization, excluding equipment rental depreciation, for the year ended December 31, 1996 was $2.8 million, or 2.2% of total revenues, compared to $1.2 million, or 1.8% of total revenues, for the same period in 1995. This increase is primarily attributable to the larger fleet of service and delivery vehicles in 1996 versus 1995, as well as to capital expenditures on rental locations in order to standardize their appearance.

  Amortization of Intangibles. Amortization of intangibles for the year ended December 31, 1996 was $2.4 million, or 1.9% of total revenues, compared to $718,000, or 1.1% of total revenues, for the same period in 1995. This increase is due to the full year impact of additional goodwill and covenants not-to-compete associated with 1995 acquisitions, the partial year impact of additional goodwill and covenants not-to-compete associated with 1996 acquisitions and amortization of the capitalized costs associated with the Revolver entered into in September 1995, amended in January 1996 and amended and restated in September 1996.

  Interest Expense, net. Interest expense, net, for the year ended December 31, 1996 was $7.1 million, compared to $3.3 million for the year ended December 31, 1995. This increase was the result of the Company's increased average debt outstanding for the year ended December 31, 1996 compared to the year ended December 31, 1995, as well as amortization of mandatory increases in the prepayment price of the Bank Note. The increased debt resulted from start-up locations, acquisitions and capital expenditures financed under the Company's Revolver. In September 1996, the Company utilized proceeds from its initial public offering of $13.0 million to repay the Bank Note and $37.7 million to reduce its indebtedness under the Revolver.

  Provision for Income Taxes. Provision for income taxes was $2.7 million for the year ended December 31, 1996, compared to $2.4 million for the same period in 1995. The Company's effective tax rate was 40.6% for 1996, as compared to 39.3% for 1995. The Company's effective tax rate for the fourth quarter of 1996 increased to 42.0% as a result of increased levels of non-deductible items. This higher tax rate is expected to continue in future periods.

  Extraordinary Items. In connection with the implementation of the amended Revolver in September 1996, the Company wrote off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $2.5 million, which has been classified as an extraordinary item, net of income taxes of $964,000. Additionally, in September 1996, the Company repaid the Bank Note and repurchased the related warrants for $13 million, resulting in a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000. In 1995, the Company paid off the borrowings under the Old Revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000 which has been classified as an extraordinary item, net of income taxes of $305,000.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary uses of cash have been the funding of capital expenditures, acquisitions and start-up locations. The Company has historically financed its capital expenditures, acquisitions and start-up locations primarily through the issuance of equity securities, secured bank borrowings and net cash provided by operating activities. The Company had cash and cash equivalents of $3.6 million at June 30, 1998, $8.9 million at December 31, 1997 and $1.5 million at December 31, 1996.

  Operating activities. During the six months ended June 30, 1997 and 1998, the Company's operating activities provided net cash flow of $38.2 million and $33.7 million, respectively. The principal causes for the variation in cash flow between periods were higher net income, increased depreciation and amortization, higher inventory levels and lower levels of accrued expenses.

  During the years ended December 31, 1995, 1996 and 1997, the Company's operating activities provided net cash flow of $9.9 million, $23.5 million and $46.0 million, respectively. The principal causes for the variations in cash flow between years were higher net income, increased depreciation and amortization and higher average accounts payable.

  Investing activities. Net cash used in investing activities was $211.7 million and $379.0 million for the six months ended June 30, 1997 and 1998, respectively. The increase between periods was attributable to a higher combined level of capital expenditures and acquisitions. Acquisition spending totaled $119.6 million and $205.1 million for the six months ended June 30, 1997 and 1998, respectively. In addition, the Company had capital expenditures of $100.8 million and $195.9 million for the six months ended June 30, 1997 and 1998, respectively. Capital expenditures were primarily for purchases of rental equipment. Included in investing activities were proceeds from the sale of used equipment, which were $8.6 million and $21.9 million for the six months ended June 30, 1997 and 1998, respectively.

  Net cash used in investing activities was $58.9 million, $84.7 million and $424.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increases between years were attributable to a higher combined level of capital expenditures and acquisitions. Acquisition spending totaled $42.1 million, $27.3 million and $278.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the Company had capital expenditures of $23.6 million, $86.8 million and $165.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. Capital expenditures were primarily for purchases of rental equipment. Included in investing activities were proceeds from the sale of used equipment, which were $4.1 million, $12.7 million and $19.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. Also included in investing activities were proceeds from assets held for sale of $2.7 million and $16.7 million for the years ended December 31, 1995 and 1996, respectively.

  Financing activities. Net cash provided by financing activities was $174.7 million and $339.9 million for the six months ended June 30, 1997 and 1998, respectively. The net cash provided by financing activities during these periods was primarily from borrowings under the Revolver, from the issuance of Common Stock in a public offering completed in June 1997, and from the issuance of the Senior Subordinated Notes in May 1998.

  Net cash provided by financing activities was $49.8 million, $61.3 million and $385.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. During 1997, the net cash provided by financing activities was primarily due to issuances of Common Stock in the public offerings completed in June and December, and from borrowings under the Bank Facility. During 1996, the net cash provided by financing activities was primarily due to issuances of Common Stock, primarily from the Company's initial public offering in September 1996, and from borrowings under the Revolver. During 1995, the net cash provided by financing activities was primarily due to the receipt of the proceeds from the Revolver and the Bank Note, which were used to pay off the Old Revolver and to acquire RHI.

  In September 1996, the Company received net proceeds of approximately $87.9 million from the sale of 6,027,813 shares of Common Stock in its initial public offering. Additionally, the Company received net proceeds of approximately $55.6 million from the sale of 3,000,000 shares of Common Stock in a public offering completed in June 1997, and approximately $98.3 million from the sale of 4,345,224 shares of Common Stock in a public offering completed in December 1997. Through the application of these proceeds, the Company has improved its liquidity and capital resources through the replacement of a portion of its secured debt, as well as the related interest and debt obligations, with Common Stock. Specifically, the Company used these proceeds to reduce the outstanding indebtedness under its Revolver to provide borrowing availability for general corporate purposes, including acquisitions.

  Since December 2, 1997, the Company's principal source of liquidity has been the Bank Facility, which consists of the Revolver and the Term Loan. Prior to December 2, 1997, the Company's principal source of liquidity was the Revolver, which consisted of a revolving line of credit and availability of letters of credit. On January 31, 1997, the Company amended the Revolver to, among other things, increase the availability to $200.0 million, decrease the interest rate margins by 0.50% and extend the maturity date to January 31, 2002. On June 4, 1997, the Company again amended the Revolver to, among other things, increase the availability to $300.0 million, decrease the interest rate margins by 0.25% with further reductions if certain interest coverage ratios are met and to reduce the unused line fee to 0.25% of the unused commitment. In connection with the implementation of the January 1997 amendment, the Company recorded an extraordinary loss on extinguishment of debt of $920,000, net of income taxes of $386,000, associated with the write-off of unamortized debt issuance costs.

  On December 2, 1997, the Company amended and restated the Revolver to increase its total available financing to $600.0 million. This increase consisted of an increase in the availability under the Revolver to $500.0 million and the implementation of the new $100.0 million Term Loan (together with the Revolver, the "Bank Facility"). In addition, this new financing package extended the maturity date of the Revolver to December 2, 2002; changed the methodology for determining the interest rate margins; increased the allowed levels of capital expenditures and investments; and amended several covenants, including the computation methodology of certain financial covenants.

  In connection with the issuance of the Senior Subordinated Notes in May 1998, the Company amended the Revolver to (i) reduce the interest rate margins by 0.25%, (ii) increase the allowed levels of capital expenditures and investments to $220.0 million in 1998, $235.0 million in 1999, $250.0 million in 2000, $270.0 million in 2001 and $340.0 million in each of 2002, 2003 and 2004 (plus amounts reinvested from asset sales), (iii) change certain financial and other covenants and (iv) permit the issuance of the Senior Subordinated Notes.

  In connection with the formation of Rental Service Corporation of Canada Ltd. ("RSC Canada"), a wholly owned subsidiary of RSC, and the negotiations for the Canadian credit facility described below, the Company has executed an amendment and consent to the Bank Facility to permit the Canadian credit facility, and to make certain other changes.

  The amended and restated Revolver contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified total debt to EBITDA ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or orderly liquidation value) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 85% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 80% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver. The Revolver expires December 2, 2002.

  The Term Loan consists of a $100.0 million seven-year term loan facility, which requires mandatory principal payments of $1.0 million on each of its first six anniversaries, with the remaining principal balance due at maturity. The Term Loan matures on December 2, 2004. Interest on the Term Loan is payable monthly at either the prime rate plus 1.0% or the Eurodollar rate plus 2.5% (at the Company's option).

  The Bank Facility has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditures and investments (including acquisitions), rental equipment utilization and minimum EBITDA levels. The Bank Facility also contains covenants and provisions that restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets; (vi) merge or consolidate with or acquire another person or engage in other fundamental changes;
(vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends. For the period ended June 30, 1998, the Company is in compliance with all covenants of the Bank Facility.

  Borrowings under the Bank Facility are secured by all of the personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Bank Facility, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Bank Facility also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Bank Facility. The Bank Facility also includes a $2.0 million letter of credit facility. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears. The obligation of the lenders to make loans or issue letters of credit under the Bank Facility is subject to certain customary conditions.

  At August 7, 1998, the principal amount outstanding under the Revolver was approximately $424.6 million, the average interest rate on such borrowings was approximately 7.2%, and approximately $75.4 million was available to the Company under the Revolver.

  RSC Canada is negotiating a secured revolving credit facility with lenders (or affiliates) who are parties to the Bank Facility. The new Canadian facility is anticipated to be in an amount of up to Cdn. $30.0 million, subject to certain borrowing base limitations. The Canadian credit facility will be secured by substantially all of the assets of RSC Canada and any subsidiary of RSC Canada and guaranteed by RSC, with the guarantee being secured by the stock of RSC Canada. The Canadian credit facility will expire on December 2, 2002, and will contain other terms substantially similar to those contained in the Bank Facility.

  On May 13, 1998, the Company issued $200.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2008 in a private placement pursuant to Rule 144A. The net proceeds of the offering were used to repay indebtedness under the Revolver in order to provide borrowing availability for general corporate purposes, including acquisitions. The Senior Subordinated Notes call for semi-annual interest payments on May 15 and November 15 of each year (beginning November 15, 1998) and mature on May 15, 2008. The Senior Subordinated Notes are guaranteed by substantially all of the Company's current and future domestic subsidiaries, and contain covenants restricting additional indebtedness, certain payments by the Company and its subsidiaries, asset sales, liens, mergers and consolidations and transactions with affiliates. See "Description of Senior Subordinated Notes."

  Acquisitions and Start-ups. As part of its growth strategy, the Company is continually involved in the investigation and evaluation of potential acquisitions and start-up locations. The Company is currently evaluating a number of acquisition opportunities and start-up locations and may at any time be a party to one or more non-binding letters of intent or acquisition agreements. At December 31, 1997, the Company operated 165 locations throughout the United States. Since December 31, 1997, the Company has completed 16 acquisitions of equipment rental businesses (including Valley, Metroquip, T&M and Struckel) with an aggregate of 50 locations, has opened 14 new start-up locations and has consolidated four acquired locations with existing locations serving the same markets, bringing the Company's total number of locations to 225 in the United States and Canada as of August 7, 1998.

  During the six months ended June 30, 1998, the Company completed 13 acquisitions of equipment rental businesses with a combined total of 41 locations for an aggregate purchase price of approximately $205.1 million in cash (including the payoff of assumed debt), 696,892 shares of Common Stock and the assumption of approximately $12.6 million in liabilities. Additionally, 128,859 shares of Common Stock may be paid for these acquisitions based on the achievement of certain performance objectives by the acquired companies. During the six months ended June 30, 1997, the Company completed 14 acquisitions of equipment rental businesses with a combined total of 33 locations for an aggregate purchase price of approximately
$119.6 million in cash, 678,306 shares of Common Stock (of which 68,290 shares will be issued in future years) and the assumption of approximately
$12.2 million in liabilities. Additionally, 197,738 shares of Common Stock may be paid for these acquisitions based on the achievement of certain performance objectives by the acquired companies, of which 65,913 shares were issued during the first six months of 1998.

  During the year ended December 31, 1997, the Company completed 22 acquisitions of equipment rental businesses with a combined total of 64 locations for an aggregate purchase price of approximately $278.9 million in cash (including the payoff of assumed debt), 1,299,709 shares of Common Stock (of which 132,834 shares will be issued in future years) and the assumption of approximately $23.6 million in liabilities. Additionally, 197,738 shares of Common Stock may be paid for these acquisitions based on the achievement of certain performance objectives by the acquired companies, of which 65,913 shares were issued during the first six months of 1998. During the year ended December 31, 1996, the Company completed eleven acquisitions of equipment rental businesses with a combined total of 25 locations for an aggregate purchase price of approximately $27.3 million in cash and the assumption of approximately $5.3 million in liabilities. During the year ended December 31, 1995, the Company completed five acquisitions of equipment rental businesses

(including RHI) with a combined total of 26 locations for an aggregate purchase price of approximately $42.1 million in cash (including the payoff of assumed debt) and the assumption of approximately $27.6 million in liabilities.

  During the six months ended June 30, 1998, the Company opened six new start-up locations and consolidated four acquired locations with existing locations serving the same markets. During the six months ended June 30, 1997, the Company opened six new start-up locations, consolidated one acquired location with an existing location servicing the same market and closed one under-performing location.

  During the year ended December 31, 1997, the Company opened 16 new start-up locations, consolidated seven acquired locations with existing locations serving the same markets and closed two under-performing locations. During the year ended December 31, 1996, the Company opened 19 new start-up locations. During the year ended December 31, 1995, the Company opened ten new start-up locations and designated the eleven California locations acquired from RHI as "assets held for sale." RHI's eleven California locations were sold or closed during 1996.

  On July 29, 1998, the Company acquired all of the outstanding stock of Struckel for approximately $21.2 million in cash (including the payoff of assumed debt). Struckel rented and sold a variety of aerial equipment to customers in the construction industry, operated a total of three locations in Illinois and Missouri, and had total revenues of approximately $9.2 million for its fiscal year ended December 31, 1997. Struckel's balance sheet was consolidated with the Company's as of July 29, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of Struckel's operations on July 1, 1998 and has included Struckel's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  Subsequent to June 30, 1998, the Company completed two additional acquisitions for a total combined purchase price of approximately $10.6 million in cash. These acquisitions had a combined six locations in Canada and Illinois.

  As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in Arizona, Idaho, Illinois, Maryland, Nevada, New Mexico, Oklahoma, Utah and Wisconsin for a total combined purchase price of approximately $52.9 million in cash (including the assumption of approximately $1.3 million of debt). These acquisitions are subject to a number of closing conditions, including the execution of definitive purchase agreements, RSC board of directors approval and, in some cases, expiration or early termination of the waiting period under the HSR Act. Furthermore, in view of the fact that these letters of intent are non-binding and that the Company has not completed its due diligence investigations with respect thereto, the Company cannot predict whether these letters of intent will lead to definitive agreements, whether the terms of any such definitive agreements will be the same as the terms contemplated by the letters of intent or whether any transaction contemplated by such letters of intent will be consummated.

  General. The Company's liquidity and capital resources have been and will continue to be significantly impacted by the Company's growth strategy and by the need to offer customers a modern and well-maintained rental equipment fleet. To pursue its growth strategy, the Company must be able to complete acquisitions, open start-up locations and make the capital expenditures necessary to acquire and maintain its rental fleet. At August 7, 1998, the Company was obligated, under noncancellable purchase commitments, to purchase approximately $92.3 million of equipment. Such purchases are expected to be financed with cash flow from operations and through borrowings under the Revolver.

  The Company believes cash flow from operations, together with availability under the Revolver, and vendor financing in appropriate cases, will be sufficient to support its operations and capital liquidity requirements for at least the next 12 months. However, if significant additional acquisition opportunities arise, the Company may need to seek additional capital. Such acquisitions and discretionary capital expenditures could be financed through the incurrence of additional indebtedness, including convertible debt, or the issuance of common or preferred stock (which may be issued to third parties or to sellers of acquired businesses), depending on market conditions. If such financing were not available, the Company's growth strategy could be hampered and its cash flow from operations reduced, thereby constraining funds available for growth and acquisitions. Further, additional indebtedness generally would increase RSC's leverage and may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. However, there can be no assurance that the Company's business will generate sufficient cash flow or that future borrowings or additional capital, if and when required, will be available on terms acceptable to the Company, or at all.

ENVIRONMENTAL

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The Company has accrued $456,000 and $652,000 at June 30, 1998 and December 31, 1997,
respectively, related to the removal of underground tanks and remediation expenses. The Company believes the impact of the cost of such remediation on its financial position, results of operations and cash flows will not be material. See "Business--Government and Environmental Regulation."

SEASONALITY AND SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth unaudited quarterly consolidated statement of operations data for the eight consecutive quarters through the quarter ended June 30, 1998. The unaudited quarterly data has been prepared on the same basis as the Company's annual financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the quarters presented. Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing of acquisitions and start-up locations and related costs; the effectiveness of integrating acquired businesses and start-up locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental patterns of the Company's customers; and price changes in response to competitive factors. In addition, operating results have been seasonally lower during the first and fourth fiscal quarters than during the other quarters of the fiscal year. The operating results for any historical quarter are not necessarily indicative of the results which may be expected for any future period. See "Risk Factors--Seasonality and Quarterly Fluctuations."

                                1996                                                 1998
                           QUARTERS ENDED          1997 QUARTERS ENDED          QUARTERS ENDED
                          ----------------- ---------------------------------- -----------------
                          SEPT. 30  DEC. 31 MARCH 31  JUNE 30 SEPT. 30 DEC. 31 MARCH 31 JUNE 30
                          --------  ------- --------  ------- -------- ------- -------- --------
                                                 (DOLLARS IN THOUSANDS)
REVENUES:
Equipment rentals.......  $25,212   $26,476 $27,527   $36,800 $47,222  $59,155 $ 70,179 $ 96,572
Sales of parts, supplies
 and new equipment......    5,890     5,469   9,165    17,787  20,167   23,838   27,227   33,826
Sales of used
 equipment..............    3,529     3,314   4,617     3,967   5,080    5,938   11,257   10,652
                          -------   ------- -------   ------- -------  ------- -------- --------
Total revenues..........   34,631    35,259  41,309    58,554  72,469   88,931  108,663  141,050
COST OF REVENUES:
Cost of equipment
 rentals, excluding
 equipment rental
 deprecation............   14,977    14,225  14,316    19,361  23,829   30,046   37,073   48,951
Depreciation, equipment
 rentals................    4,586     5,465   6,306     7,730  10,457   12,920   15,461   20,038
Cost of sales of parts,
 supplies and new
 equipment..............    4,225     3,783   6,737    13,869  15,777   18,356   21,249   25,978
Cost of sales of used
 equipment..............    2,525     2,668   2,972     2,724   3,565    3,666    7,944    7,635
                          -------   ------- -------   ------- -------  ------- -------- --------
Total cost of revenues..   26,313    26,141  30,331    43,684  53,628   64,988   81,727  102,602
                          -------   ------- -------   ------- -------  ------- -------- --------
Gross profit............    8,318     9,118  10,978    14,870  18,841   23,943   26,936   38,448
Selling, general and
 administrative
 expense................    3,299     3,193   3,784     4,685   4,975    7,552    5,659    8,745
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........      651     1,006   1,068     1,219   1,502    1,584    2,024    2,302
Amortization of
 intangibles............      664       554     624       745   1,094    1,444    2,085    2,505
                          -------   ------- -------   ------- -------  ------- -------- --------
Operating income........    3,704     4,365   5,502     8,221  11,270   13,363   17,168   24,896
Interest expense, net...    2,135     1,244   1,597     3,030   4,236    6,014    7,583   12,425
                          -------   ------- -------   ------- -------  ------- -------- --------
Income before income
 taxes and extraordinary
 items..................    1,569     3,121   3,905     5,191   7,034    7,349    9,585   12,471
Provision for income
 taxes..................      617     1,311   1,722     2,336   3,114    3,158    4,101    5,336
                          -------   ------- -------   ------- -------  ------- -------- --------
Income before
 extraordinary items....      952     1,810   2,183     2,855   3,920    4,191    5,484    7,135
Extraordinary items, net
 of income tax benefit
 of $822 in 1996 and
 $386 in 1997...........   (1,269)      --     (534)      --      --       --       --       --
                          -------   ------- -------   ------- -------  ------- -------- --------
Net income (loss).......     (317)    1,810   1,649     2,855   3,920    4,191    5,484    7,135
Redeemable preferred
 stock accretion........      524       --      --        --      --       --       --       --
                          -------   ------- -------   ------- -------  ------- -------- --------
Net income (loss)
 available to common
 stockholders...........  $  (841)  $ 1,810 $ 1,649   $ 2,855 $ 3,920  $ 4,191 $  5,484 $  7,135
                          =======   ======= =======   ======= =======  ======= ======== ========
EARNINGS PER COMMON
 SHARE:
 Income (loss) before
  extraordinary items...  $   .07   $   .16 $   .19   $   .23 $   .26  $   .26 $    .27 $    .34
 Extraordinary items....     (.21)      --     (.04)      --      --       --       --       --
                          -------   ------- -------   ------- -------  ------- -------- --------
 Net income (loss)......  $  (.14)  $   .16 $   .15   $   .23 $   .26  $   .26 $    .27 $    .34
                          =======   ======= =======   ======= =======  ======= ======== ========
 Weighted average common
  shares................    5,977    11,231  11,298    12,412  15,002   15,838   20,419   20,845
EARNINGS PER COMMON
 SHARE, ASSUMING
 DILUTION:
 Income (loss) before
  extraordinary items...  $   .07   $   .16 $   .19   $   .23 $   .26  $   .26 $    .27 $    .34
 Extraordinary items....     (.20)      --     (.05)      --      --       --       --       --
                          -------   ------- -------   ------- -------  ------- -------- --------
 Net income (loss) per
  common share..........  $  (.13)  $   .16 $   .14   $   .23 $   .26  $   .26 $    .27 $    .34
                          =======   ======= =======   ======= =======  ======= ======== ========
 Weighted average common
  shares, assuming
  dilution..............    6,273    11,504  11,511    12,612  15,317   16,208   20,568   21,183
Net increase in
 locations at period
 end....................        3        11       8        29       3       31       22       21

INCOME TAXES

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18.4 million that expire in years 2005 through 2012. In addition the Company had combined state net operating loss carryforwards of approximately $20.1 million that expire in years 1998 through 2012. Approximately $8.5 million of the federal carryforwards and $800,000 of the state carryforwards are attributable to the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $4.0 million and $3.7 million at December 31, 1996 and 1997, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. These separate company net operating loss carryforwards are subject to restrictions in accordance with Internal Revenue Service Code Section 382, and the ultimate utilization of the net operating losses is further limited based on the future profitability of certain subsidiaries of RHI.

  The Company also has alternative minimum tax credit carryovers of approximately $4.6 million for federal and $165,000 for state of California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. Approximately $600,000 of the federal and all of the state alternative minimum tax credit carryovers resulted from the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $800,000 has been recognized to offset the deferred tax assets related to all alternative minimum tax credit carryovers. Limitations similar to those restricting the use of the net operating losses also restrict the use of the credit carryovers.

  Any tax benefit resulting from the utilization of the net operating loss carryforwards or the tax credit carryovers obtained in the acquisition of RHI will be accounted for as a reduction of the purchase price in the periods they are realized.

INFLATION AND GENERAL ECONOMIC CONDITIONS

  Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.

YEAR 2000

  The Company is aware of the issues associated with the programming code in existing computer and software systems as the Year 2000 approaches. The Year 2000 problem is pervasive and complex, as virtually every computer operation could be affected in some way by the rollover of the two-digit year value to "00." The issue is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. The Company has received confirmation from all of its current systems' vendors that each of their systems will properly handle the rollover to the Year 2000. Although there can be no assurance, management believes the Year 2000 problem will not have a material effect on the financial position, results of operations or cash flows of the Company.

                                   BUSINESS

GENERAL

  The Company is a leading consolidator in the rapidly-growing equipment rental industry, with a demonstrated track record of 60 business acquisitions since its formation in 1992. The Company serves the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets through a network of 225 rental locations in 26 states and Canada (as of August 7, 1998). RSC rents a broad selection of equipment ranging from small items such as pumps, generators, welders and electric hand tools to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, booms, aerial manlifts and skid-steer loaders. The Company also sells MRO supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

  Since its formation in 1992, the Company has pursued an aggressive expansion strategy and has acquired 60 businesses comprised of 188 locations and has opened 62 start-up locations through August 7, 1998. With a focus on operating rental locations in underserved small- to medium-sized markets, RSC intends to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company also seeks to increase revenues and profitability across its locations through fleet expansion, improved asset utilization and targeted marketing efforts. Management believes RSC is well-positioned to capitalize on the substantial consolidation opportunities in the equipment rental industry, and to take advantage of the growing demand for rental equipment as businesses increasingly outsource non-core operations.

INDUSTRY OVERVIEW

  The equipment rental industry serves a wide variety of industrial, manufacturing, construction, governmental and homeowner markets. Equipment available for rent ranges from construction and industrial equipment to general tools and homeowners' equipment. A survey conducted for the Associated Equipment Distributors estimates that industry rental revenues were approximately $13 billion in 1993, which the author of the survey estimated would increase to $15 billion in 1995. The Company's management estimates that 1996 and 1997 industry rental revenues were approximately $18 billion and $21 billion, respectively.

  Management believes the equipment rental industry benefits from the trend among businesses to outsource non-core operations in order to reduce capital investment and minimize the downtime, maintenance, repair and storage associated with equipment ownership. While customers traditionally rented equipment for specific purposes such as supplementing capacity during peak periods and using equipment in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing comprehensive supply of equipment which can enable customers to benefit from the economic advantages and convenience of rental. Many of the businesses that rent equipment also purchase complementary tools and supplies from MRO distributors. The Company believes such customers would be interested in a one-stop solution consisting of both equipment rental and MRO supplies.

  The Company believes the equipment rental industry offers substantial consolidation opportunities for large, well capitalized equipment rental companies such as RSC. The equipment rental industry is highly fragmented, primarily consisting of relatively small entities serving discrete local market areas and a number or multi-location regional or national firms. This fragmentation is demonstrated by the following statistics derived from the Rental Equipment Register (the "RER") for 1997: (i) the largest 100 equipment rental companies had total rental revenues of approximately $4.2 billion, which would account for approximately 20% of the management-estimated $21 billion in industry rental revenues; (ii) no one company had a market share greater than 5%; (iii) the industry had approximately 17,000 participants; and
(iv) there were only ten equipment rental companies having rental revenues in excess of $100 million.

  Traditionally, large equipment rental companies have focused their operations on serving relatively large customers, primarily in medium to large metropolitan markets, while generally serving smaller markets through delivery from distant major markets without establishing a local presence. In such smaller markets, the primary source of rental equipment has traditionally been relatively small, local equipment rental businesses and equipment dealers with product offerings typically limited in both depth and breadth. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base and geographic locations, a modern and well maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand and national brand identity. In addition, the Company believes national operators are less sensitive to localized cyclical downturns and can justify significant investments in professional management and information systems. As a result of consolidation and industry growth, 1997 rental revenues of the top 100 rental equipment companies increased over 1996 rental revenues by approximately 35%, to more than $4.2 billion, according to estimates by the RER. See "--Competition."

BUSINESS STRATEGY

  The Company's goal is to increase revenues and profitability by taking advantage of its strong market position and pursuing a business strategy that includes the following key elements:

  Small- to Medium-Sized Market Focus. The Company focuses on operating rental locations in underserved small- to medium-sized rental markets where the Company can capitalize on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. In addition, the Company believes small- to medium-sized markets provide an extensive selection of acquisition candidates and attractive start-up locations. The Company believes future acquisitions and start-up locations will provide opportunities to achieve greater geographic and customer diversification. Through its geographic diversification, the Company believes it can more effectively manage economic fluctuations than single-location businesses by transferring equipment to regions with higher demand. See "--Locations" and "--Growth Strategy."

  Cluster Strategy. Under its cluster strategy, RSC establishes a comprehensive pool of rental equipment at a central, readily-accessible "hub" location, and surrounds the hub with smaller "satellite" locations 30 to 150 miles away, which draw on this equipment pool to serve local customers' needs. The hub locations provide full-service rental fleet maintenance and repair operations for the satellite locations. The Company believes this strategy increases fleet utilization and allows RSC to bring the benefits of a large, high-quality and diversified rental equipment fleet to markets with populations as small as 25,000 where a full-scale rental facility might not otherwise be justified. See "--Fleet Management."

  Advanced Information Systems. The Company has made substantial investments in its management information systems in order to improve asset utilization and financial performance. Every rental location has on-line access to a centralized computer system that provides real-time transaction processing, extensive fleet management tools and financial management reports. Use of these systems allows the Company to improve its asset utilization by deploying assets to locations generating higher returns and identifying underperforming assets for disposition. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region, and schedule delivery (generally within 24 hours) to a customer's job site. With the acquisition of Center, the Company obtained Center's proprietary information system, which, among other enhancements, automatically prioritizes equipment for maintenance based on type, age and recent use. The Company believes Center's system is scalable over a large number of locations, and expects to add it to the Company's existing systems. See "--Fleet Management," "--Information Systems" and "Prospectus Summary--Recent Developments-- Acquisition of Center Rental."

  Decentralized Management. Under the Company's decentralized management structure, RSC's region vice presidents and district managers, who currently average over 20 years of rental experience, are responsible for management, customer service, marketing strategies and business growth, including pursuing acquisitions and start-up locations, in their regions. Each region vice president and district manager is compensated through a stock option program and cash bonus plan tied directly to the region's performance. A small corporate staff at the Company's headquarters focuses on corporate planning, financial reporting and analysis and overseeing execution of the Company's growth strategy. The Company has also centralized its purchasing and equipment disposal functions in order to maximize purchase discounts sale prices for used rental equipment.

  Superior Customer Service. The Company believes it differentiates itself from many of its competitors by providing responsive customer service, a broad selection of high-quality rental equipment and "one-stop shopping" for a wide range of supplies, tools, parts and equipment. Depending upon market needs, RSC also offers value-added services to its customers such as a radio-dispatched transportation fleet and 24 hours-a-day, seven days-a-week support services, including on-site maintenance and repair. The Company believes its rapid response time in delivering, servicing or replacing equipment at job sites generates customer loyalty. A cornerstone to the Company's customer service commitment is its extensive training system, RSU, which provides formal training to Company employees relating to customer service, strategy, finance, information systems, fleet management, safety and risk management and human resources. See "--Products" and "--Sales and Marketing."

GROWTH STRATEGY

  RSC's growth strategy is to continue to expand its presence in existing markets and capitalize on opportunities to enter new geographic markets through a combination of acquisitions and start-up locations. The Company is systematic in its selection of new markets for expansion and, together with Arthur D. Little, Inc., has developed a proprietary model to guide future expansion efforts by identifying and ranking desirable locations based on more than 25 demographic characteristics found in the Company's most successful geographic markets. The Company also seeks to increase revenues at new and existing locations through fleet expansion, improved asset utilization and targeted marketing efforts. The Company also has begun to increase revenues across existing locations by cross-selling both equipment rental services and MRO tools and supplies to its industrial customers.

  Acquisitions. RSC's acquisition efforts focus on acquiring stable, respected businesses in markets the Company believes offer opportunities for additional growth. The Company primarily targets acquisitions of businesses in small- to medium-sized markets where an existing owner has limited resources to expand the rental equipment fleet and/or the owner's decision to sell coincides with the decision to retire. The Company believes it can capitalize in such markets on its competitive advantages relative to the small, local equipment rental businesses and equipment dealers who have traditionally served such markets. Immediately after completing an acquisition, the Company generally integrates the operations of the acquired business into its management information systems, consolidates its equipment purchasing and disposal functions, and centralizes its fleet management, while seeking to provide consistent, high-quality service to the acquired business' customers. The Company has a proven track record in completing and integrating acquisitions. Proprietors of smaller businesses often place significant emphasis on the Company's reputation in these areas, and the Company believes this reputation provides it access to additional acquisition opportunities. Since its formation in 1992, RSC has acquired 60 businesses consisting of 188 locations (through August 7, 1998). See "--Business Strategy--Small- to Medium-Sized Market Focus" and "--Locations."

  Start-Up Locations. RSC also enters targeted markets through start-up locations where there is no quality business available for acquisition or where such a business cannot be acquired on terms acceptable to the Company. The Company's decision to open a start-up location is based upon its review of demographic information, business growth projections and the level of existing competition. RSC enhances the flexibility of start-up locations by entering into real estate leases with short initial terms and multiple option periods. In addition, RSC typically minimizes capital expenditures at a start-up location by redeploying and sharing equipment with an existing hub. If a start-up location does not meet expectations, the Company can redeploy the equipment elsewhere. Since the Company opened its first start-up location in October 1994, the Company has opened 61 additional start-up locations (through August 7, 1998). See "--Business Strategy--Cluster Strategy" and "-- Locations."

  Internal Growth. The Company focuses on achieving internal growth through an emphasis on disciplined fleet expansion, improved asset utilization and targeted marketing efforts. The Company intends to replace assets in, and increase the breadth and depth of, its existing rental equipment fleet through capital expenditures. In addition, RSC's information systems provide the data necessary to improve asset deployment based upon such factors as price realization, time utilization and individual asset return on investment. Through its national accounts marketing program, the Company targets large petrochemical, industrial and commercial customers. The Company offers these customers IPM services whereby RSC locates equipment at a customer's facility and assumes complete responsibility for the maintenance of such equipment. The IPM program allows the Company to eliminate operating expenses such as equipment transportation and delivery, and to improve asset utilization rates. In addition, the Company has increased its MRO supply business and its tool room management and small tool trailer business. The Company has also created an Industrial Division, with a dedicated and specially trained sales force focusing exclusively on industrial customers. See "--Fleet Management," "-- Information Systems" and "--Sales and Marketing."

PRODUCTS

  The Company believes it has one of the most comprehensive and well-maintained rental equipment fleets in the industry. The Company sells parts, supplies and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

  Rental Equipment. The Company rents over 50 categories of equipment on a daily, weekly or monthly basis, and occasionally for periods of up to one year. The Company's rental equipment fleet of over 92,000 units includes a broad selection of equipment ranging from small items such as pumps, generators, welders, electric hand tools and concrete finishing equipment to larger equipment such as air compressors, dirt equipment, booms, aerial manlifts, forklifts, scissor lifts, skid-steer loaders and backhoes. Each of the Company's rental locations has access to a product mix tailored to satisfy the needs and preferences of the local customer base.

  Sales of Parts, Supplies and Equipment. In addition to rental equipment, most RSC locations carry a wide range of parts and supplies, including "convenience consumables" used in conjunction with rental equipment, such as safety equipment, diamond saw blades and sandpaper. This sales activity allows the Company to attract and retain customers by offering the convenience of "one-stop shopping." In addition, RSC is a distributor for new equipment on behalf of certain national equipment manufacturers, including Black & Decker, Genie, Honda, Ingersoll-Rand, JLG, Kobelco, Lull, Multiquip, Norton, Sky-Jack, Sky Trak, Snorkel, Stanley Proto, Terramite, Wacker and Weldon Pumps. The Company also offers its customers a one-source catalog for a variety of equipment, tools and supplies.

  The Company also routinely sells used rental equipment in order to maintain an economically competitive fleet and to adjust to fluctuations in the demand for specific rental products. The Company has developed a proprietary algorithm, the "CAPCOM" model, which is designed to determine the optimal timing for the sale and replacement of equipment given, among other things, original purchase price, maintenance expense, rental demand and prices in the used rental equipment market. RSC is able to realize attractive prices on used equipment sales due to its strong preventative maintenance program, ability to use offshore, retail and direct mail distribution channels to redirect disposals to markets where the equipment is in highest demand, and ability to negotiate attractive fee arrangements with third-party auctioneers. In addition, the Company markets its used rental equipment via the Internet, and is also currently evaluating additional disposal alternatives.

FLEET MANAGEMENT

  The Company believes its advanced information systems, combined with its cluster strategy and ability to redeploy equipment among locations, allow RSC to better manage its fleet and achieve higher equipment utilization rates than many of its competitors. Under this strategy, an employee at any location can locate a specific piece of equipment throughout the region, whether on rent (in which case the estimated date available is provided), in transit, in the service bay or ready for rent. Once identified, the equipment can be reserved for a customer through the system and scheduled for delivery (generally within 24 hours) to the job site or store location by the Company's radio-dispatched transportation fleet of trucks, trailers and independent carriers. The Company is able to further increase fleet utilization and moderate capital expenditures through its "use-it-or-lose-it" policy, whereby equipment is deployed to areas where it can provide the highest return. Through its information systems, the Company generates a monthly management report showing, for each region, every rental asset that had an unacceptable utilization rate for the most recent 90-day period. Region managers have 30 days to correct the problem or the asset may be redeployed to another region where demand exceeds supply or sold, depending on the age of the asset. The Company's information systems also track each individual rental asset and automatically schedule preventative maintenance, frequently in advance of that suggested by the manufacturer. As a result, the Company believes it is able to enhance the reliability and extend the useful life of its rental equipment fleet, and obtain favorable prices when used rental equipment is sold.

INFORMATION SYSTEMS

  Each rental location is networked with a commonly configured PC equipped with electronic links to all other RSC locations and the Company's central databases. The Company has developed a comprehensive set of management information databases covering financial performance, fleet utilization, sales and pricing. Company management can access these databases 24 hours a day at all locations via the Internet to analyze such items as: (i) price trends by store, region, salesperson, end-user, equipment category or customer; (ii) sales trends by store, customer, region or end-user; (iii) fleet utilization by individual asset or asset class; (iv) financial results and (v) performance of selected acquisitions and start-up locations. In addition, all rental transactions are processed in real-time through a centralized AS400 system located at corporate headquarters, which can be accessed by the employee at the point of sale to determine equipment availability. Local, regional and corporate management can access this information to monitor current business activity, including daily sales volume and fleet availability. The Company also has a proprietary tool management software system which controls the issuance, return and management of tools and equipment used by plant personnel and contractors. With the acquisition of Center, the Company obtained Center's proprietary information system, which allows Center to operate on a nearly paperless basis. This system automatically prioritizes equipment for maintenance based on the type, age and recent use. Repair personnel merely log on to the system to get their assignments. Simultaneously, the system forwards a list of the required parts and supplies to the parts department at each Center location, so those parts and supplies can be waiting for the repair personnel to pick them up. The Company believes Center's system is scaleable over a large number of locations, and expects to add it to the Company's existing systems. The Company believes its use of advanced information technology will continue to create profit improvement opportunities and improve equipment utilization. The Company believes the Year 2000 will not be a material issue with respect to the Company's information systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

CUSTOMERS

  In 1997, the Company rented equipment to over 100,000 customers, with no one customer accounting for more than 0.5% of the Company's total revenues, and the top ten customers representing less than 3% of total revenues. The composition of RSC's customer base varies widely by location and is determined by several factors, including the business composition of the local economy. The Company's customer base consists of the following general categories: (i) industrial, including manufacturers, petrochemical facilities, large chemical processing companies, paper mills, entertainment companies and public utilities; (ii) construction, including contractors; and (iii) government and homeowners. The Company believes the loss of any one customer would not have a material adverse effect on the Company's business. Through the formation of its Industrial Division, the Company believes industrial customers will account for an increased portion of the Company's total revenues in the future. See "--Growth Strategy--Internal Growth."

SALES AND MARKETING

  The Company markets its products and services through a sales force of approximately 607 salespeople as of August 7, 1998 (excluding the employees of Center). The Company's field-based sales force calls regularly on contractors' job sites and industrial facilities with the objective of building strong business relationships and ensuring that such customers' rental and supply needs are fulfilled. The Company's store-based sales force handles telephone inquiries and assists customers at each rental location to select the proper equipment and supplies to meet their needs. In addition, through its national accounts program, the Company targets large petrochemical, industrial and commercial customers in order to develop national relationships and increase awareness of its IPM program. The Company's sales force attends RSU in order to develop extensive product knowledge and refine their customer service skills. See "--Business Strategy-- Superior Customer Service."

  The Company supplements its sales and marketing activities through participation in industry trade shows and conferences, direct mail, and advertising in local industry publications and the yellow pages in the markets it serves. In addition, the Company maintains a home page on the Internet describing the Company's products and services, geographic locations and used rental equipment for sale. RSC's home page can be found at "http://www.rentalservice.com."

LOCATIONS

  As of August 7, 1998, the Company operated 225 rental locations in Canada
(5) and the following 26 states: Alabama (13), Arizona (8), Arkansas (14), Colorado (8), Delaware (1), Florida (23), Georgia (23), Illinois (9), Indiana
(1), Iowa (6), Kansas (4), Louisiana (8), Maryland (3), Minnesota (5), Mississippi (11), Missouri (9), Nebraska (3), New Mexico (5), North Carolina
(3), Oklahoma (8), Pennsylvania (1), South Carolina (9), Tennessee (11), Texas (29), Virginia (4) and Wisconsin (1). As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses with a combined 14 locations in the following nine states: Arizona
(1), Idaho (2), Illinois (3), Maryland (1), Nevada (1), New Mexico (1), Oklahoma (1), Utah (1) and Wisconsin (3).

  The Company's locations are generally situated in industrial, commercial or mixed-use zones. The buildings range from approximately 1,500 to 47,000 square feet, consist of a customer showroom, an equipment service area and storage facilities, and are located on parcels of one to seven acres of land. Eight of the Company's rental locations are owned, with the remaining locations subject to leases with terms expiring from 1998 to 2005, most with options to extend. In a number of instances, the Company's rental locations are leased from the former owners of businesses acquired by the Company.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., U.S. Rentals, Inc., BET Plant Services U.S.A. and United Rentals, Inc.); regional competitors that operate in a few states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. Additionally, United Rentals, Inc. and U.S. Rentals, Inc. have announced plans for a merger, which is expected to close in September 1998. The industry's fragmented nature has attracted new competitors. Through its acquisition of Prime Service, Inc., Atlas Copco has entered into the equipment rental business, and the Company believes equipment manufacturers, such as Caterpillar and John Deere, and equipment dealers such as Neff, have entered or may enter equipment rental business as well. The Company also competes against MRO suppliers, including large companies (such as W.W. Grainger and McMaster Carr), as well as regional and independent competitors. Certain competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices, thereby impacting operating results.

  Existing or future competitors also may seek to compete with the Company for acquisition candidates which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. Management believes such competition has already increased the prices obtained by businesses acquired by the Company and its competitors. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion. Competition in the rental or MRO business and competition in making acquisitions could have a material adverse effect on the Company. See "Risk Factors--Competition."

  The equipment rental business is highly service-oriented. The success of an individual rental operator is predicated on its customer handling and problem solving abilities; quality, condition and servicing of its equipment; and overall operation of its business. Other components of competition include location, availability of equipment (both depth and breadth) and price. The Company believes it competes in the markets it serves primarily on the basis of responsive customer service, a broad selection of high-quality rental equipment and supplies, and competitive prices. Relative to smaller companies with only one or two rental locations, the Company believes RSC benefits from several competitive advantages, including sophisticated management information systems, volume purchasing discounts, professional management, a diverse customer base and geographic locations, a modern and well maintained rental fleet, the ability to transfer equipment among rental locations to satisfy customer demand, the ability to service national accounts and national brand identity. In addition, the Company believes national operators are less sensitive to localized cyclical downturns and can justify significant investments in professional management and information systems.

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its acquisitions and start-up locations, the Company usually obtains Phase I environmental assessment reports prepared by independent environmental consultants. A Phase I assessment consists of a site visit, historical record review, interviews and a report, with the purpose of identifying potential environmental conditions associated with the subject real estate. There can be no assurance, however, that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits.

  The Company dispenses petroleum products from underground and above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, maintenance of records and the regular testing and monitoring of tank systems for tightness. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company incurs ongoing expenses associated with the removal of older underground storage tanks and other activities to come into compliance with environmental laws, and the performance of appropriate remediation at certain locations. The Company does not believe such removal and remediation will have a material adverse effect on the Company's operating results or financial position. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid and solvents, and may be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. The Company believes it currently conducts its operations in material compliance with all applicable laws and regulations. Compliance by the Company with applicable environmental laws has not had a material adverse effect on the Company's financial condition or competitive position to date.

TRADE NAMES

  The Company currently does business under the name Rental Service CorporationSM. The Company believes this brand name identity enables it to more effectively target national accounts. In certain local markets the Company also selectively continues to use the name of an acquired business where there is strong local name recognition and customer loyalty.

EMPLOYEES

  At August 7, 1998 the Company employed 2,843 people, including 607 salespeople, 2,141 operational employees and 95 corporate and regional management employees. With the acquisition of Center, the Company added approximately 331 employees, which are not included in the above totals. The Company's employees generally are not represented by a union or a collective bargaining agreement; however, approximately 65 of the Company's employees are represented by a union. The Company considers its labor relations to be good.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on its business or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth certain information with respect to the directors and executive officers of the Company:

NAME                     AGE                                  TITLE
----                     ---                                  -----
Martin R. Reid..........  55 Chairman of the Board and Chief Executive Officer
Robert M. Wilson........  40 Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Ronald Halchishak.......  51 Senior Vice President of Operations
David G. Ledlow.........  39 Senior Vice President of Operations
John Markle.............  42 Senior Vice President of Operations
Douglas A. Waugaman.....  40 Senior Vice President of Operations
David B. Harrington.....  44 Senior Vice President of Human Resources
Milfred E. Howard.......  51 Senior Vice President of Sales and Marketing
William M. Barnum,
 Jr. ...................  44 Director
James R. Buch...........  44 Director
David P. Lanoha.........  48 Director
Christopher A.
 Laurence...............  31 Director
Eric L. Mattson.........  46 Director
Britton H. Murdoch......  41 Director
John M. Sullivan........  63 Director

  MARTIN R. REID was elected as a director and Chief Executive Officer of the Company in June 1994 and became Chairman of the Board in October 1995. From October 1993 to February 1998, Mr. Reid served as a director of Tuboscope Vetco International Corporation ("Tuboscope"), a provider of oilfield-related inspection and coating services. Mr. Reid served as Chief Executive Officer of Tuboscope from May 1991 to October 1993 and as Chairman of the Board of Directors from October 1990 to April 1996. From September 1986 to June 1990, Mr. Reid was Chief Executive Officer of Eastman Christensen Co., a provider of oil and gas drilling systems. Mr. Reid was also Vice Chairman of Eastman Christensen Co. from August 1989 to June 1990. Mr. Reid is a director of Cobblestone Holdings, Inc. and Cobblestone Golf Group, Inc.

  ROBERT M. WILSON joined the Company in April 1997 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. From October 1994 until joining the Company, Mr. Wilson served as Senior Vice President of Operations, Finance and Administration for Shade/Allied Inc. From September 1989 through October 1994, Mr. Wilson served in various positions at Simon Engineering plc, including Vice President of Finance for the United States holding company and President of Simon LGI. Mr. Wilson is a Certified Public Accountant, and has public accounting experience with Arthur Andersen and Co.

  RONALD HALCHISHAK joined the Company in October 1991 as Vice President of Purchasing and Director of Safety and became Region Manager for California in 1994. He was appointed Regional Vice President of Operations in January 1995, and was promoted to Senior Vice President of Operations in December 1996. Prior to joining the Company, Mr. Halchishak worked for 13 years at Hertz Equipment Corporation in various positions, including Director of European Operations and Region Manager of the Midwest Division.

  DAVID G. LEDLOW joined the Company in conjunction with the acquisition of Walker Jones Equipment, Inc. ("Walker Jones") in 1992. Mr. Ledlow had been employed by Walker Jones since 1982, serving most recently as its Vice President of Marketing. Mr. Ledlow was promoted to Regional Vice President of Operations of the Company in February 1993, and to Senior Vice President of Operations in December 1996.

  JOHN MARKLE has served as a Senior Vice President of Operations of the Company since January 1998. Mr. Markle joined the Company in conjunction with the Center Acquisition in December 1997. Prior to joining the Company, Mr. Markle served as President of Center since 1989. Prior to joining Center, Mr. Markle spent ten years with Power Rental.

  DOUGLAS A. WAUGAMAN has served as Senior Vice President of Operations of the Company since April 1997. From January 1994 through April 1997, Mr. Waugaman served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. From June 1993 until joining the Company, Mr. Waugaman served as Operations Manager for Plastiglide Manufacturing Corporation, a subsidiary of Illinois Tool Works. From September 1991 until June 1993, Mr. Waugaman was Vice President of Finance for Knapp Communications Corporation, a magazine publisher. From September 1989 until September 1991, Mr. Waugaman was Controller for Plastiglide Manufacturing Corporation. Mr. Waugaman is a Certified Public Accountant, and has public accounting experience with Arthur Andersen and Co.

  DAVID B. HARRINGTON joined the Company in June 1997 as Senior Vice President of Human Resources. Prior to joining the Company, Mr. Harrington worked for 19 years at General Electric ("GE") in various positions, including the most recent six years as Senior Vice President of Human Resources for GE Capital Technology Management Services. Mr. Harrington serves on the board of the Atlanta chapter of the Human Resources Planning Society.

  MILFRED E. HOWARD has served as Senior Vice President of Sales and Marketing of the Company since August 1998. From June 1997 through July 1998, Mr. Howard served as the Vice President of Sales for the Company's Industrial Division. Prior to joining the Company, Mr. Howard served as Vice President of Sales for Hertz Equipment Rental Corporation.

  WILLIAM M. BARNUM, JR. has served as a director of the Company since its formation in 1992 and served as Chairman of the Board from June 1993 through October 1995. Mr. Barnum is a general partner of Brentwood Buyout Partners, L.P. ("BBP"), the general partner of Brentwood RSC Partners, L.P. ("Brentwood RSC Partners"). See "Principal Stockholders." Mr. Barnum was an associate at Morgan Stanley & Co. Incorporated from October 1981 until joining Brentwood Associates, an affiliate of Brentwood RSC Partners, in July 1984. Mr. Barnum is a director of Quiksilver, Inc., and several privately held companies.

  JAMES R. BUCH has served as a director of the Company since October 1995. From October 1990 through May 1996, Mr. Buch served as President and Chief Executive Officer of Evans Rents, Inc. Since April 1997, Mr. Buch has been the Chief Executive Officer of Classroom Holdings, Inc. Previously, he served as Director of U.S. Operations for Brittania Security Group.

  DAVID P. LANOHA has served as a director of the Company since January 1998. Mr. Lanoha initially joined the Company as Senior Vice President of Operations in conjunction with the Center Acquisition. Mr. Lanoha served in various capacities at Center, most recently as Chairman of the Board, from October 1989 to December 1997, and President, from May 1984 to October 1989.

  CHRISTOPHER A. LAURENCE has served as a director of the Company since October 1995. Mr. Laurence is a general partner of Brentwood Associates and a member of Brentwood Private Equity LLC. Prior to joining Brentwood Associates in 1991, Mr. Laurence was an analyst at Morgan Stanley & Co. Incorporated. Mr. Laurence is a director of HDA Parts System, Inc.

  ERIC L. MATTSON has served as a director of the Company since December 1996. Mr. Mattson is and has been Vice President and Chief Financial Officer of Baker Hughes Incorporated ("BHI") since July 1993. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of BHI. Mr. Mattson is also a director of Tuboscope.

  BRITTON H. MURDOCH has served as a director of the Company since January 1997. Since October 1996, Mr. Murdoch has been Chief Financial Officer of Internet Capital Group, LLP, a privately held company. From 1990 to 1996, Mr. Murdoch was Vice President and Chief Financial Officer of Airgas, Inc., an industrial gas distribution and manufacturing company, and from 1987 to 1990, he was Vice President of Corporate Development of Airgas, Inc. Mr. Murdoch is also a director of Susquehanna Banc Shares, Inc.

  JOHN M. SULLIVAN has served as a director of the Company since July 1997. He is presently a director of The Scotts Company and Cobblestone Holdings, Inc. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc. ("Prince"). Prior to that, and since September 1984, Mr. Sullivan was President of Prince and Vice President of Chesebrough-Pond's, Inc.

  Messrs. Reid, Waugaman and Barnum were also directors and/or executive officers of RHI at the time RHI filed its prepackaged bankruptcy plan under Chapter 11 of the United States Bankruptcy Code. See "Risk Factors--RHI's Bankruptcy; Increase in Indebtedness."

  The Board of Directors presently consists of eight members, including four independent directors. Directors of the Company serve until their successors are elected and qualified or until the director resigns or is removed. Officers of the Company serve at the discretion of the Company's Board of Directors. There are no family relationships among executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has the following standing committees: the Audit Committee, the Compensation Committee, the Acquisition Committee and the Nominating Committee. The Audit Committee was established on August 20, 1996 to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Buch, Mattson and Lanoha. The Compensation Committee was established on December 5, 1996 to establish remuneration levels for executive officers of the Company and implement the Company's stock option plans and any other incentive programs. The Compensation Committee consists of Messrs. Murdoch and Sullivan. The Audit Committee met two times and the Compensation Committee met four times during 1997. The Acquisition Committee was established on September 30, 1997 to approve acquisitions in which the consideration to be paid by the Company is less than $10 million. The Acquisition Committee consists of Messrs. Reid and Laurence. The Nominating Committee was established on February 25, 1998 to make recommendations regarding the nomination of members of the Board. The Nominating Committee consists of Messrs. Barnum, Mattson and Murdoch.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to December 5, 1996, the Company had no compensation committee or other committee of the Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire Board. Other than Martin R. Reid, there were no officers or employees of the Company who participated in deliberations concerning such compensation matters. Mr. Reid was an executive officer of Tuboscope until April 1996. He served on the Executive Committee of the Board of Directors of Tuboscope, which is responsible for Tuboscope's compensation policies, until February 1998. Eric L. Mattson, a director of the Company, is a director of Tuboscope.

COMPENSATION OF DIRECTORS

  The Company did not pay any fees or remuneration to directors for their service on the Board or any Board committee in 1997; however, the Company reimbursed directors for their out-of-pocket expenses incurred in connection with attending meetings of the Board.

  Effective January 1, 1997, in addition to reimbursement for out-of-pocket expenses, all non-employee members of the Board will receive $10,000 per year (payable $2,500 per quarter) as compensation for serving on the Board, plus $1,500 for attendance at each Board meeting and $500 for attendance at each committee meeting. Each committee chairman will receive an additional $1,500 per year. All non-employee directors receive non-qualified stock options under the 1996 Plan (as defined) as described under "--Equity Participation Plans."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the General Corporation Law of the State of Delaware (the "DGCL"). The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by such person in connection with such Proceeding. In addition, the Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for all services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                 ANNUAL COMPENSATION                  COMPENSATION
                                                ---------------------                 ------------
                                                                         ALL OTHER
      NAME AND PRINCIPAL POSITION       YEAR    SALARY($) BONUS($)(1) COMPENSATION($)  OPTIONS(#)
      ---------------------------       ----    --------- ----------- --------------- ------------
Martin R. Reid
 Chairman and Chief Executive Officer.. 1997     339,361    300,000        10,122(2)    200,000(3)
                                        1996     294,231     84,375         5,641(2)        --
                                        1995(4)  220,674    140,625           --            --
Robert M. Wilson
 Senior Vice President, Chief Financial
 Officer, Secretary and Treasurer...... 1997      99,300        --         75,287(5)     75,000
                                        1996         --         --            --            --
                                        1995         --         --            --            --
Douglas A. Waugaman
 Senior Vice President of Operations... 1997     166,531    200,000         2,121(2)    100,000
                                        1996     155,923     42,900         7,149(2)        --
                                        1995(4)  139,550     48,050       126,940(6)        --
Ronald Halchishak
 Senior Vice President of Operations... 1997     148,260     75,000         1,408(2)        --
                                        1996     150,000    100,000           910(2)     71,250
                                        1995(4)  147,115     26,520           --         16,740
David G. Ledlow
 Senior Vice President of Operations... 1997     137,132     75,000        16,754(2)        --
                                        1996     117,692     36,709         4,200(2)     71,250
                                        1995      85,827     38,472           --         16,740

--------
(1) The amount of bonus earned in each fiscal year is paid, and accounted for in this table, in the next succeeding fiscal year. Bonuses earned with respect to fiscal 1997 were as follows: Mr. Reid, $500,000; Mr. Wilson, $103,185; Mr. Waugaman, $149,960; Mr. Halchishak, $123,058 and Mr. Ledlow, $120,000. Such fiscal 1997 bonuses were paid during April 1998.

(2) Consists of one or more of the following: (i) an automobile allowance,
    (ii) relocation expenses reimbursed by the Company, and (iii) insurance premiums paid by the Company for life insurance and disability policies covering such officer.

(3) In January 1998, Mr. Reid entered into an employment agreement with the Company. In connection with such agreement, Mr. Reid's 200,000 outstanding options to purchase Common Stock became immediately exercisable. Additionally, Mr. Reid was granted stock options to purchase 190,000 shares of Common Stock, vesting in equal installments over four years (or earlier if certain performance criteria are met), and was granted 10,000 shares of restricted stock, vesting in equal installments over four years. On February 25, 1998, Mr. Reid surrendered to the Company options to purchase 57,000 shares of Common Stock in order to ensure the number of shares of Common Stock available for issuance pursuant to the 1996 Plan was sufficient to allow certain grants of stock options to other officers. On April 29, 1998, Mr. Reid was granted stock options to purchase 40,411 shares of Common Stock, vesting in equal installments over four years (or earlier if certain performance criteria are met), and was granted 16,589 shares of restricted stock, vesting in equal installments over four years.

(4) Includes amounts paid by RHI.

(5) Consists of relocation expenses reimbursed by the Company ($70,309), an automobile allowance and insurance premiums paid by the Company for life insurance and disability policies covering Mr. Wilson.

(6) Consists of relocation expenses reimbursed by the Company ($19,598), a relocation bonus ($100,000) and insurance premiums paid by the Company for life insurance and disability policies covering Mr. Waugaman.

  Stock Options Granted in Fiscal 1997. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended December 31, 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ----------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                                                                         STOCK PRICE
                             NUMBER OF       PERCENT OF TOTAL                         APPRECIATION FOR
                             SECURITIES      OPTIONS GRANTED  EXERCISE OR                OPTION TERM
                             UNDERLYING        TO EMPLOYEES   BASE PRICE            ---------------------
          NAME           OPTIONS GRANTED(#)   IN FISCAL YEAR    ($/SH)    EXP. DATE   5%($)      10%($)
          ----           ------------------  ---------------- ----------- --------- ---------- ----------
Martin R. Reid
 Chairman and Chief
 Executive Officer......      200,000(1)(2)        27.9%        $20.25      2007     2,547,023  6,454,657
Robert M. Wilson
 Senior Vice President,
 Chief Financial
 Officer, Secretary and
 Treasurer..............       75,000(1)           10.4%        $18.00      2007       849,008  2,151,552
Douglas A. Waugaman
 Senior Vice President
 of Operations..........      100,000(1)           13.9%        $20.25      2007     1,273,512  3,227,328
Ronald Halchishak
 Senior Vice President
 of Operations..........          --                --             --        --            --         --
David G. Ledlow
 Senior Vice President
 of Operations..........          --                --             --        --            --         --

--------
(1) Such options vest equally over four years from the date of grant.

(2) In connection with his employment agreement in January 1998, the vesting of Mr. Reid's previously outstanding options was accelerated, and such options became immediately exercisable.

  Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 1997 by each of the Named Executive Officers and the year-end value of unexercised options.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT FISCAL YEAR-   "IN-THE-MONEY" OPTIONS
                             SHARES                            END              AT FISCAL YEAR-END(1)
                            ACQUIRED       VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------- ----------- ----------- ------------- ----------- -------------
Martin R. Reid
 Chairman and Chief
 Executive Officer......      --            --      200,000(2)      -- (2)    862,500(2)         --
Robert M. Wilson
 Senior Vice President,
 Chief Financial
 Officer, Secretary and
 Treasurer..............      --            --             --       75,000           --      492,188
Douglas A. Waugaman
 Senior Vice President
 of Operations..........      --            --             --      100,000           --      431,250
Ronald Halchishak
 Senior Vice President
 of Operations..........      --            --          27,120      55,290       171,861     260,156
David G. Ledlow
 Senior Vice President
 of Operations..........      --            --          21,753      55,503       177,091     333,887

--------
(1) Options are "in-the-money" at the fiscal year end if the fair market value (based on the closing price of the Common Stock on the NYSE on December 31, 1997 of $24.5625 per share, less the exercise price) of the underlying securities on such date exceeds the exercise or base price of the option.

(2) In connection with his employment agreement in January 1998, the vesting of all of Mr. Reid's previously outstanding options was accelerated, and such options became immediately exercisable.

401(K) PLAN

  The Company maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company and to permit employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  Employees of the Company become eligible to participate in the 401(k) Plan and to have salary deferral contributions made on their behalf after they complete six months of service and attain the age of 18.

  Subject to legal limitations, participants may elect, by salary reduction, to have 401(k) Plan contributions of 2% to 16% of their compensation made to their accounts. Under the 401(k) Plan, the Company may make discretionary profit sharing contributions on behalf of participants who have completed 1,000 hours of service during the plan year or six months of continuous employment and are employed on the last day of the plan year (or have retired after attaining age 65, died or incurred a disability in a plan year), based on compensation.

  Participants in the 401(k) Plan always have a 100% vested and nonforfeitable interest in the value of their 401(k) contributions. Participants become vested in the Company's profit sharing and matching contributions based on a graded five year vesting schedule (or upon a participant's retirement after attaining age 65, death or disability, if earlier). Participants are entitled to receive the vested amounts in their accounts in a single lump-sum payment on death, disability, retirement or termination of employment. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the 401(k) Plan.

EQUITY PARTICIPATION PLANS

  The Company currently maintains two plans, the Stock Option Plan for Key Employees (the "1995 Plan") and the 1996 Equity Participation Plan (the "1996 Plan"), pursuant to which certain employees or directors may obtain options or other awards that enable them to participate in the Company's equity. The Board adopted the 1996 Plan on December 5, 1996, and the 1996 Plan was approved by the Company's stockholders on February 5, 1997. The principal purposes of the 1996 Plan are to provide incentives for officers, directors, key employees and consultants of the Company and its subsidiaries through granting options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's service. In addition to awards made to officers, key employees or consultants, the 1996 Plan provides for the granting of options ("Director Options") to the Company's independent non-employee directors pursuant to a formula. The 1995 Plan is maintained for the benefit of certain employees of the Company for similar purposes.

  The 1995 Plan provides that the Board, or a committee appointed by the Board (in either case, the "1995 Plan Committee"), may grant non-transferable incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to key employees. The 1995 Plan Committee has the full authority and discretion, subject to the terms of the 1995 Plan, to determine those individuals who are eligible to be granted options and the amount and type of such options. Terms and conditions of options are set forth in written option agreements. An aggregate of up to 324,000 shares of Common Stock are issuable under the 1995 Plan, however, as of July 31, 1998, none of these shares were available for future stock option grants.

  The 1996 Plan is administered by the Compensation Committee, or a subcommittee thereof (the "Committee"), with respect to grants to employees or consultants of the Company and by the full Board with respect to Director Options. Subject to the terms and conditions of the 1996 Plan, the Committee or the Board, as applicable, has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1996 Plan.

  The 1996 Plan provides that the Committee may grant or issue stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, other stock related benefits and other awards (collectively, "Awards"), or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award. Under the 1996 Plan, not more than 2,000,000 shares of Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise or vesting of any Awards. As of July 31, 1998, 888,044 shares of Common Stock were available for future Awards. Furthermore, the maximum number of shares which may be subject to options or SARs granted under the 1996 Plan to any individual in any calendar year cannot exceed 200,000.

  Awards under the 1996 Plan may be granted to (i) individuals who are then officers or other employees of the Company or any of its present or future subsidiaries who are determined by the Committee to be key employees and (ii) consultants of the Company selected by the Committee for participation in the 1996 Plan. Approximately 150 officers and other employees are currently eligible to participate in the 1996 Plan. During the term of the 1996 Plan and pursuant to a formula, (a) each non-employee director is automatically granted an NQSO to purchase 10,000 shares of Common Stock on the date of his initial election and (b) each then-current non-employee director is automatically granted an NQSO to purchase 2,500 shares of Common Stock at each subsequent annual meeting at which he is reelected to the Board.

MANAGEMENT INCENTIVE COMPENSATION PLAN

  The Company maintains an annual bonus plan (the "Management Incentive Compensation Plan") under which the chief executive officer and certain of the Company's other executives ("Covered Employees") are eligible to receive bonus payments. The Management Incentive Compensation Plan is intended to provide an incentive for superior work, to motivate Covered Employees toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified senior employees.

  The Management Incentive Compensation Plan will be administered by a committee consisting of at least two members of the Board of Directors of the Company who qualify as "outside directors" under Code Section 162(m) (the "Bonus Committee"). Initially, the Bonus Committee will be the members of the Compensation Committee. The Bonus Committee will have the sole discretion and authority to administer and interpret such portion of the Management Incentive Compensation Plan.

  A Covered Employee may receive a bonus payment based upon the attainment of performance objectives established by the Bonus Committee and related to one or more of the following corporate business criteria, which may be limited, where applicable with respect to any Covered Employee, to store-level or regional operations: pre-tax income, operating income, cash flow, earnings per share, EBITDA, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, collection of accounts receivable or productivity. The actual amount of future bonus payments under the Management Incentive Compensation Plan is not presently determinable. However, the Management Incentive Compensation Plan provides that the maximum bonus for a Covered Employee shall not exceed $1,000,000 with respect to any fiscal year.

  The Management Incentive Compensation Plan is designed to ensure that the annual bonuses paid thereunder to Covered Employees are deductible by the Company, without limit under Code Section 162(m). Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to Covered Employees. However, certain performance-based compensation is not subject to the deduction limit. The Management Incentive Compensation Plan is designed to provide this type of performance-based compensation to Covered Employees.

  Bonuses paid to Covered Employees will be based upon bonus formulas that tie bonuses to one or more objective performance standards. Bonus formulas for Covered Employees will be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Code Section 162(m). No bonuses will be paid to Covered Employees unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Code Section 162(m); and, although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Employee, the Bonus Committee has no discretion to increase the amount of a Covered Employee's bonus. The Bonus Committee has the discretion to apply or not apply the foregoing provisions to bonuses paid to eligible employees who have not been designated as Covered Employees.

EXECUTIVE INCENTIVE BONUS PLAN

  The Company maintains a Corporate Management Bonus Plan (the "Management Bonus Plan") for key corporate employees. The purpose of the Management Bonus Plan is to offer incentives to key management of the Company so as to (i) reward them for achieving financial goals and (ii) further the alignment of interests of key management with the Company's stockholders. Bonuses under the Management Bonus Plan are based on achieving certain earnings per share objectives. Each participant's bonus award is calculated as a percentage of base salary, and generally ranges from 20% to 30% of base salary.

  In addition, the Company maintains Region Manager and General Manager Bonus Plans (the "Operations Bonus Plan"). The Operations Bonus Plan is designed to provide incentives to operations management to maintain a high level of profitability and asset utilization and to achieve the Company's financial goals in their individual market. Bonuses under the Operations Bonus Plan are based on the degree to which region or individual location operating profit objectives are met and generally range from 20% to 75% of the participant's base salary if financial targets are achieved. If financial targets are exceeded, participants may receive an additional bonus based on incremental regional or store profit.

  Bonuses under the Management Bonus Plan and the Operations Bonus Plan are paid semi-annually. The first payment is made after finalization of the first six months results, and the amount of the first payment is 50% of the bonus earned for that six months, with the remainder of the bonus to be paid at year end. The second payment is calculated after year end audited financial statements are finalized, and the amount of the second payment is the total bonus paid less the amount paid for the first six-month period.

EXECUTIVE DEFERRED COMPENSATION PLAN AND SURVIVOR PROTECTION PROGRAM

  In January 1998, the Board of Directors approved the Executive Deferred Compensation Plan (the "EDCP") and Survivor Protection Program (the "SPP"), pursuant to which senior executives of the Company may defer portions of their cash compensation and senior executives and certain other senior management of the Company received life insurance policies.

  Senior executives of the Company may defer the receipt of a portion of their cash compensation pursuant to the EDCP, whereby amounts, while deferred, earn interest at a rate of (i) for the first five years of the program, the greater of 10% or the average long-term bond yield and (ii) after the first five years of the program, the average of the long-term bond yield. In addition, an annual deferral incentive rate will be determined each year, beginning with the third year of the program, which rate will be added to the rates described in the previous sentence. Participants will receive payments under the EDCP upon the later of retirement or upon reaching age 55 with at least seven years of service to the Company. If a participant's employment is terminated by the Company, such participant will receive payments under the EDCP upon reaching age 62. The payments will be made over a fifteen-year period, subject to the one-time right of participants to elect to receive 90% of their EDCP account balance and forfeit the remainder. The trust administering the EDCP has purchased life insurance policies to fund future payments under the EDCP, which policies are owned by the trust.

  Pursuant to the SPP, the Company has purchased life insurance policies for the benefit of the survivors of senior executive and other senior management. The amount of the benefit under the SPP will be three times annual base salary (less $100,000) for senior executives and two times base salary (less $100,000) for other senior management participants, with a maximum benefit of $500,000 for both groups. In addition, a bonus will be paid to participants in the amount of any tax due on imputed income associated with the life insurance. The life insurance benefits under the SPP will continue after a participant's retirement from the Company, with eligibility to begin upon the earlier of (i) the participant reaching age 62 or (ii) the participant reaching age 55 with at least seven years of service to the Company.

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

  In 1997, the Company adopted its Employee Qualified Stock Purchase Plan (the "QSP Plan"). In general, the QSP Plan authorizes employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock, through payroll deductions, at a purchase price of 85% of the fair market value of such shares. The QSP Plan is intended to help the Company attract and retain experienced and capable persons who can make significant contributions to the further growth and success of the Company and to align further the interests of such persons with those of the Company's stockholders.

  The QSP Plan provides that an aggregate of up to 250,000 shares of the Company's Common Stock may be issued thereunder. The QSP Plan also provides for appropriate adjustments in the number and kind of shares subject to the plan and to outstanding purchase rights in the event of a stock split, stock dividend or certain other similar changes in the Company's Common Stock and in the event of a merger, reorganization, consolidation or certain other types of recapitalizations of the Company.

  Each employee of the Company who has been employed by the Company for not less than six months and who is customarily employed by the Company for more than 20 hours per week and more than five months per calendar year is eligible to participate in the QSP Plan. The Company presently has approximately
1,900 employees who are eligible to participate in the QSP Plan.

  The per share exercise price of each purchase right shall be an amount equal to the lesser of 85% of the fair market value of a share of Common Stock on the first day of the Offering Period in which the eligible employee began participating in the QSP Plan or 85% of the fair market value of a share of Common Stock on the date of exercise of an installment of the purchase right. The QSP Plan commenced on July 1, 1997. As of July 31, 1998, 229,118 shares of Common Stock remain available under the QSP Plan.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock outstanding as of July 31, 1998 by (i) each person known by the Company to own beneficially 5% or more of any class of the Company's voting securities; (ii) each director and executive officer of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) the Selling Stockholders. Except as otherwise indicated, each stockholder listed below has informed the Company that such stockholder has
(i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.

                             SHARES BENEFICIALLY   NUMBER OF   SHARES BENEFICIALLY
                                 OWNED PRIOR      SHARES BEING     OWNED AFTER
                                TO OFFERING(1)      OFFERED        OFFERING(1)
                             -------------------- ------------ --------------------
          NAME                NUMBER   PERCENTAGE    NUMBER     NUMBER   PERCENTAGE
          ----               --------- ---------- ------------ --------- ----------
   William M. Barnum,
    Jr.(2)(3)..............    644,425    3.1%          --       644,425    2.7%
   Martin R.
    Reid(3)(4)(5)..........    271,461    1.3           --       271,461    1.1
   Robert M. Wilson(3)(4)..     18,825      *           --        18,825      *
   Ronald
    Halchishak(3)(4).......     39,340      *           --        39,340      *
   David G. Ledlow(3)(4)...     34,761      *           --        34,761      *
   John Markle(3)(6).......     43,029      *           --        43,029      *
   Douglas A.
    Waugaman(3)(4).........     84,177      *           --        84,177      *
   David B.
    Harrington(3)(4).......      6,250      *           --         6,250      *
   Milfred E.
    Howard(3)(4)(7)........      6,250      *           --         6,250      *
   James R. Buch(3)(4).....      3,850      *           --         3,850      *
   David P. Lanoha(3)(6)...    146,730      *           --       146,730      *
   Christopher A.
    Laurence(2)(3).........      3,736      *           --         3,736      *
   Eric L. Mattson(3)(8)...      2,500      *           --         2,500      *
   Britton H.
    Murdoch(3)(9)..........      4,500      *           --         4,500      *
   John M. Sullivan(3)(4)..      2,500      *           --         2,500      *
   National Christian
    Charitable Foundation,
    Inc., Dave and
    Marcia Lanoha Fund(6)..     62,040      *        62,040          --     --
   The Jerome Group,
    Ltd.(11)...............      8,660      *         5,328        3,332      *
   Tharco, Inc.(4)(10).....      8,506      *         8,000          506      *
   Allen Equipment,
    Inc.(4)(10)............      4,267      *         4,267          --     --
   George L.
    Scigousky(4)(10).......      1,846      *           445        1,401      *
   All directors and
    executive officers as a
    group(15
    persons)(2)(3)(5)(7)...  1,312,334    6.2           --     1,312,334    5.5

--------
  *Less than 1.0%.
 (1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.
 (2) Mr. Barnum, a director of the Company, is a general partner of BBP, the general partner of Brentwood RSC Partners, which owns 617,972 shares of Common Stock; accordingly, Mr. Barnum may be deemed to be the beneficial owner of the shares owned by BBP and for purposes of this table they are included. Mr. Barnum disclaims beneficial ownership of such shares. The address of Brentwood RSC Partners, Mr. Barnum and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.
 (3) Excludes shares issuable upon exercise of options that are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Barnum--10,000 shares; Mr. Reid--173,411 shares; Mr. Wilson--72,250 shares; Mr. Halchishak--64,750 shares; Mr. Ledlow--64,750 shares; Mr. Markle--25,000 shares;

    Mr. Waugaman--91,000 shares; Mr. Harrington--27,275 shares; Mr. Howard-- 24,214 shares; Mr. Buch--8,650 shares; Mr. Lanoha--12,500 shares;
    Mr. Laurence--10,000 shares; Mr. Mattson--10,000 shares; Mr. Murdoch-- 10,000 shares; and Mr. Sullivan--10,000 shares.
 (4) The address of such person is c/o Rental Service Corporation, 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254.
 (5) Includes shares subject to vesting that may be repurchased by the Company if they fail to vest.
 (6) The address of such person is c/o Center Rental & Sales, 11250 East 40th Avenue, Denver, Colorado 60239.
 (7) Mr. Howard became an officer of the Company on August 1, 1998.
 (8) The address of such person is c/o Baker Hughes Incorporated, 3900 Essex Lane, Suite 1200, Houston, Texas 77027.
 (9) The address of such person is c/o Internet Capital Group, LLP, 800 The Safeguard Building, 435 Devon Park Drive, Suite 411, Wayne, Pennsylvania 19087.
(10) Such person is a current employee of the Company or is controlled by a current employee of the Company. The shares of Common Stock being sold by such person represents Common Stock issued in connection with an acquisition by the Company.
(11) The address of such person is 1001 W. Glen Oaks Lane, Suite 102, Mequon, Wisconsin 53092.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

  Pursuant to a Corporate Development and Administrative Services Agreement (the "Services Agreement"), the Company, prior to its initial public offering in September 1996, paid BBP a monitoring fee in connection with management, consulting and financial advisory services equal to one percent (1%) per annum of the aggregate amount of debt and equity investment in the Company of or by BBP and any persons or entities associated with BBP (collectively, the "Brentwood Entities"), and investors in any of the Brentwood Entities, plus reimbursement of customary costs and expenses. In 1996, the Company paid BBP a monitoring fee of $235,000 pursuant to the Services Agreement. From time to time, BBP has also received investment banking fees from the Company in connection with the Company's acquisitions, calculated at 1.5% of the total of the purchase price plus acquisition costs and net capital expenditures. Investment banking fees paid to BBP totaled $388,000, $1,084,000 and $0 during the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively. The Company's obligation to pay such monitoring and investment banking fees terminated upon completion of its initial public offering; however, the Company, at its discretion, may utilize the stockholder's investment banking services under the same fee arrangement. Mr. Barnum, a general partner of BBP, who also serves as a director of the Company, does not receive additional compensation from BBP for service as a director.

EMPLOYMENT AGREEMENT WITH MARTIN R. REID

  RSC and Martin R. Reid are parties to an employment agreement pursuant to which Mr. Reid is employed as Chairman of the Board and Chief Executive Officer (the "Employment Agreement"). The term of the Employment Agreement initially is through December 31, 2001, but is automatically extended for one additional year at the end of each calendar year unless earlier terminated (the "Term of the Employment Agreement"). The Employment Agreement provides for a base salary of no less than $500,000. Subject to stockholder approval of an Executive Incentive and Bonus Plan, Mr. Reid is also eligible to receive a yearly bonus of up to $500,000 pursuant to such plan, if certain performance criteria are met. In addition, Mr. Reid is entitled to four weeks vacation and all benefits generally available to other RSC executives. In January 1998, Mr. Reid was granted options to purchase 190,000 shares of Common Stock, vesting in equal installments over four years (or earlier if certain performance criteria are met), and 10,000 shares of restricted stock, vesting in equal installments over four years. However, the options will vest immediately if Mr. Reid presents a chief executive officer succession plan which is approved by the Board, but in no event earlier than one year from the grant of such options. On February 25, 1998, Mr. Reid surrendered to the Company options to purchase 57,000 shares of Common Stock in order to ensure the number of shares of Common Stock available for issuance pursuant to the 1996 Plan was sufficient to allow certain grants of stock options to other officers. On April 29, 1998, Mr. Reid was granted options to purchase 40,411 shares of Common Stock and 16,589 shares of restricted stock. These options and restricted stock are subject to the same vesting as those granted in January 1998.

  The Employment Agreement may be terminated by Mr. Reid or the Company at any time, with or without cause. In addition, if requested by the Board of Directors, Mr. Reid will resign as Chief Executive Officer (a "Resignation"), but will remain as Chairman of the Board and devote at least 50% of his time to the Company. Beginning with the first full year after his Resignation, Mr. Reid's base salary and corresponding bonus opportunity will each be reduced to $250,000. However, if the Board of Directors also asks him to step down as Chairman of the Board (a "Step Down"), Mr. Reid will remain an RSC employee at a base salary not in excess of $125,000, depending on the time he devotes.

  Except where there has been a Change of Control, if Mr. Reid's active employment in all capacities is terminated by RSC without "cause" (as defined in the Employment Agreement), Mr. Reid will be entitled to receive severance pay equal to his then-current base salary through the remaining Term of the Employment Agreement plus the maximum bonus opportunity available if he had continued in the position from which he was terminated. Additionally, Mr. Reid will be entitled to immediate vesting of all his unvested options and restricted stock. In addition, for the remainder of the Term of the Employment Agreement, Mr. Reid will be treated as an active employee for purposes of all benefits and the exercise of his options, and Mr. Reid will be entitled to health insurance coverage until age 65. No severance pay or benefit continuation will be available if Mr. Reid is terminated for "cause" or if he resigns other than due to the Company's breach or at the Board of Directors' request as a Resignation or Step Down.

  Upon a Change of Control (as defined in the Employment Agreement), all of Mr. Reid's unvested stock options and restricted stock will vest. In addition, if within 24 months after a Change of Control, Mr. Reid is terminated without "cause" or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreement), then, in place of other severance payments, he will receive a payment equal to two and one-half times his highest base salary and annual bonus opportunity during the Term of the Employment Agreement prior to the Change of Control. The Company must also continue to provide Mr. Reid health and life insurance comparable to that in effect on the date of the Change of Control for 30 months or until he is re-employed and eligible for health and life insurance benefits from a new employer that are at least as favorable as those provided by RSC. In addition, Mr. Reid will either be fully vested in his account under the 401(k) Plan upon the Change of Control or receive payment equal to the unvested portion of such account. RSC must also transfer to Mr. Reid the company-owned car he was using at the time of the Change of Control or pay him two and one-half times his annual car allowance.

  During the Term of the Employment Agreement, and for four years after any termination of employment for any reason, Mr. Reid cannot directly or indirectly engage in any business that competes with RSC, whether as an owner, director, officer, employee, consultant or otherwise, subject to limited investments in public companies and a pre-existing loan to a family member.

  Upon Mr. Reid's death or disability, all of his unvested options and restricted stock will vest, and he or his estate will receive his unpaid base salary through the date of such death or disability plus a pro rata portion of his maximum bonus opportunity for that year.

  In connection with the Employment Agreement, in January 1998 the Company accelerated the vesting of Mr. Reid's 200,000 outstanding options to purchase Common Stock and such options became immediately exercisable.

OTHER ARRANGEMENTS

  In connection with the Center Acquisition, the Company entered leases for certain of Center's facilities with David P. Lanoha, a director of the Company, and certain partnerships affiliated with Mr. Lanoha. The leases initially expire in 2002, with options to extend for three periods of five years each. The aggregate annual rent under such leases is $720,000. The Company believes the terms of these leases are no less favorable than those that could be obtained from unaffiliated third parties. Prior to the Center Acquisition, these locations had been leased by Center from Mr. Lanoha and his affiliates. The previous leases were terminated in connection with the Center Acquisition.

  The Company and Mr. Waugaman are parties to a Separation and Stock Purchase Agreement dated July 25, 1995 (the "Waugaman Purchase Agreement"). Pursuant to the Waugaman Purchase Agreement, if Mr. Waugaman's employment is terminated without cause or if he is not offered a substantially similar position with a successor entity following a change of control, he will be entitled to severance pay equal to nine months base salary. Mr. Waugaman has agreed that in consideration of such severance benefits, he will not compete with the Company for a period of nine months if his employment is terminated other than for cause. In addition, pursuant to an oral arrangement supplementing the Waugaman Purchase Agreement, RSC has purchased a $500,000 life insurance policy under which Mr. Waugaman's wife is the beneficiary and a disability policy for Mr. Waugaman.

  The Company has entered into a severance agreement with each of Messrs. Halchishak, Harrington, Ledlow and Wilson providing for certain benefits upon termination of employment either by the Company without cause or by such named executive officer due to a reduction in base salary and benefits (other than across the board salary cuts for employees at such named executive officer's level or changes in benefits). These benefits include a lump sum severance payment equal to 100% of such named executive officer's base salary, plus a pro rata portion of the current-year bonus opportunity, plus life, disability, accident and group health insurance benefits substantially similar to those received by such named executive officer immediately prior to termination for a twelve (12) month period. In addition, all stock options granted prior to 1996, all stock options that are scheduled to vest in the year of termination and one-third of all other stock options held by him, if any, shall become vested and exercisable effective as of the day immediately prior to the date of termination of such named executive officer. As consideration for these benefits, each of Messrs. Halchishak and Ledlow agreed that during the term of the severance agreement and for twenty-four (24) months after termination of employment for any reason they would not solicit any customers of the Company or hire or offer employment to any employee of the Company. Messrs. Harrington and Wilson agreed that during the term of the severance agreement and for twelve (12) months after termination of employment for any reason they would not solicit any customers of the Company or hire or offer employment to any employee of the Company. The severance agreements with Messrs. Halchishak and Ledlow will continue in effect through December 31, 2001, that with Mr. Wilson will continue in effect through April 2000 and that with Mr. Harrington will continue in effect through June 2000.

  The Company has also entered into an executive severance agreement ("1998 Severance Agreements") with each of Messrs. Halchishak, Harrington, Ledlow, Waugaman and Wilson. The agreements provide that upon a change of control (as defined in the 1998 Severance Agreements) of the Company, such executive officers will be entitled to certain benefits upon the subsequent termination of employment within two years following such change of control, unless such termination is due to death or disability or if such termination is by the Company for "cause" or by the officer other than for "good reason" (each as defined in the 1998 Severance Agreements). The benefits under the agreements include, in lieu of any other severance obligation of the Company, severance payments equal to 200% of such executive officer's base salary, plus an additional lump sum payment equal to the maximum bonus for the current year plus the following two years, plus certain "gross-up" payments if any of the other payments would be subject to "golden parachute" excise taxes. The benefits also include continuation of health and life insurance for 18 months following termination (unless earlier provided by another employer) and vesting of all 401(k) plan accounts. In addition, all stock options accelerate and become immediately vested and exercisable, and all restricted stock immediately vests. The agreements also provide that, for twelve months following a termination which gives rise to the benefits under the agreements, such executive officers will not compete with the Company. The 1998 Severance Agreements are, except as specifically provided therein, in addition to the severance agreements described above.

FUTURE TRANSACTIONS

  The Company has adopted a policy that it will not enter into any material transaction in which a Company director or officer has a direct or indirect financial interest, unless the transaction is determined by the Company's Board of Directors to be fair to the Company or is approved by a majority of the Company's disinterested directors or by the Company's stockholders, as provided for under Delaware law. In addition, the Company's debt instruments generally prohibit the Company from entering into any affiliate transaction on other than arm's length terms.

                       DESCRIPTION OF THE BANK FACILITY

  The Company's bank credit facility consists of a $500.0 million revolving credit facility (the "Revolver") and a $100.0 million seven-year term loan facility (the "Term Loan" and together with the Revolver, the "Bank Facility"). The Revolver contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified total debt to EBITDA ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or orderly liquidation value) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 85% of the value of eligible rental equipment from January 1, 2000 through December 31, 2000; and 80% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver. The Revolver expires December 2, 2002.

  The Term Loan consists of a $100.0 million seven-year term loan facility, which requires mandatory principal payments of $1.0 million on each of its first six anniversaries, with the remaining principal balance due at maturity. The Term Loan matures on December 2, 2004. Interest on the Term Loan is payable monthly at either the prime rate plus 1.0% or the Eurodollar rate plus 2.5% (at the Company's option).

  The Bank Facility has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditures and investments (including acquisitions), rental equipment utilization and minimum EBITDA levels. The Bank Facility also contains covenants and provisions that restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets; (vi) merge or consolidate with or acquire another person or engage in other fundamental changes;
(vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends.

  Borrowings under the Bank Facility are secured by all of the personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Bank Facility, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Bank Facility also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Bank Facility. The Bank Facility also includes a $2.0 million letter of credit facility. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears. The obligation of the lenders to make loans or issue letters of credit under the Bank Facility is subject to certain customary conditions.

  At August 7, 1998, the principal amount outstanding under the Revolver was approximately $424.6 million, the average interest rate on such borrowings was approximately 7.2%, and approximately $75.4 million was available to the Company under the Revolver. Additionally, $100.0 million was outstanding under the Term Loan at an interest rate of approximately 8.1% at August 7, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  RSC Canada, a wholly owned subsidiary of RSC, is negotiating a secured revolving credit facility with lenders (or affiliates) who are parties to the Bank Facility. The new Canadian facility is anticipated to be in an amount of up to Cdn. $30.0 million, subject to certain borrowing base limitations. The Canadian credit facility will be secured by substantially all of the assets of RSC Canada and any subsidiary of RSC Canada and guaranteed by RSC, with the guarantee being secured by the stock of RSC Canada. The Canadian credit facility will expire on December 2, 2002, and will contain other terms substantially similar to those contained in the Bank Facility.

                   DESCRIPTION OF SENIOR SUBORDINATED NOTES

  In May 1998, the Company consummated its offering of $200.0 million aggregate principal amount of its 9% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes"). The Senior Subordinated Notes are general unsecured obligations of the Company and will mature on May 15, 2008. The Senior Subordinated Notes bear interest at a rate of 9% per annum, payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of the Company from time to time on and after May 15, 2003, at specified redemption prices. In addition, on or prior to May 15, 2001 the Company, at its option, may redeem up to 35% of the principal amount of the Senior Subordinated Notes originally issued with the net cash proceeds of one or more equity offerings at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 65% of the principal amount of Senior Subordinated Notes issued under the Indenture remains outstanding immediately after any such redemption. Upon a change of control, each holder of the Senior Subordinated Notes will have the right to require the Company to purchase all or a portion of such holder's Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued interest thereon, if any, to the date of purchase. In addition, in certain circumstances, the Company will be obligated to offer to purchase the Senior Subordinated Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales.

  The Senior Subordinated Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company and rank pari passu in right of payment with all future senior subordinated indebtedness of the Company. The Senior Subordinated Notes are guaranteed on a senior subordinated unsecured basis by all of the Company's domestic subsidiaries. The indenture governing the Senior Subordinated Notes (the "Indenture") contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions with respect to capital stock of the Company and its restricted subsidiaries, (iii) create certain liens, (iv) sell material assets of the Company or its restricted subsidiaries, (v) engage in transactions with affiliates and (vi) enter into certain mergers and consolidations.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Certificate of Incorporation authorizes 40,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $.01 per share. As of August 7, 1998, no shares of Preferred Stock and 20,797,396 shares of Common Stock were issued and outstanding, 1,255,824 shares of Common Stock were issuable upon exercise of outstanding options, 1,117,162 shares of Common Stock were reserved for issuance pursuant to the Company's stock option and stock purchase plans and up to 393,518 shares of Common Stock were reserved for issuance in connection with certain of the Company's acquisitions.

  The discussion below describes the capital stock of the Company as it will exist upon the closing of this Offering, unless otherwise noted. In addition, the discussion below does not purport to be complete, and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  The Board of Directors of the Company, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock. Each share of Common Stock is entitled to one vote at all meetings of stockholders of the Company for the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that may be designated and issued by the Company in the future. Subject to any restrictions contained in preferred stock issued by the Company, if any, and to restrictions imposed by certain debt agreements of the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available assets of the Company. The Common Stock has no preemptive or similar rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of Common Stock are not liable to further call or assessment by the Company. Upon any liquidation, dissolution or winding up of the Company, after payment of the debts and other liabilities of the Company and subject to the rights of holders of shares of preferred stock, if any, holders of Common Stock are entitled to share pro rata in any distribution to the stockholders. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 500,000 shares of preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including without limitation voting rights) as the Board of Directors may from time to time determine. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions, may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred stock dividends. Issuance of shares of preferred stock may also have the effect of preventing or delaying a change in control of the Company without further action by the stockholders and could make removal of present management of the Company more difficult.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

  Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  The Company's Bylaws will generally require 50 days advance notice of any action to be proposed at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. There are also specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Company's Bylaws provide that a special meeting of the Company's stockholders may only be called by certain officers of the Company or by the Board of Directors; no such meeting may be called by stockholders. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Risk Factors--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the consummation of the Offerings, the Company will have outstanding an aggregate of 23,467,316 shares of Common Stock (23,879,816 shares if the Underwriters' overallotment option is exercised in full). All of the shares sold in the Offerings will be freely tradable by persons other than affiliates of the Company which will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

REGISTRATION RIGHTS

  Pursuant to the Stockholders' Agreement, certain of the Company's stockholders have been granted piggyback registration rights with respect to Common Stock owned by such stockholders. Such piggyback registration rights may be exercised by such stockholders, subject to the 90-day lock-up period described under "Underwriting," on each occasion after the Offering that the Company proposes to register any public offering of shares of its capital stock under the Securities Act (other than with respect to a registration of (i) securities to be offered and sold by the Company pursuant to an employee benefit plan, dividend or reinvestment plan, or other similar plan, (ii) debt securities of the Company, (iii) preferred stock of the Company or (iv) securities for the purpose of consummating any acquisition by the Company). In addition, the Company has granted similar piggyback registration rights with respect to shares issued as a portion of the consideration for certain pending and completed acquisitions.

  Upon the consummation of the Offerings, there will be 2,500,171 shares of Common Stock subject to either piggyback or demand registration rights. The Company is required to bear substantially all expenses of all such registrations, except for underwriting discounts or commissions and fees and disbursements of counsel for any stockholder; provided, however, the Company is required to pay the reasonable fees and disbursements of one counsel for all holders of Common Stock subject to demand registration rights. The Company has reserved an aggregate of 2,574,000 shares of Common Stock for issuance pursuant to the 1995 Plan, the 1996 Plan and the QSP Plan (collectively, the "Plans"). As of August 7, 1998, the Company has issued options to purchase an aggregate of 1,388,757 shares of Common Stock (excluding options which have been cancelled) under the 1995 Plan and the 1996 Plan, of which options for 132,933 shares have been exercised. Additionally, the Company has issued 26,589 shares of restricted stock under the 1996 Plan, and 20,882 shares of Common Stock under the QSP Plan. To the extent not held by affiliates or subject to a lock-up agreement, shares of Common Stock issued under the Plans will be available for sale in the public market without restriction. See "Management."

RULE 144

  In general, Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock (beginning on the 91st day immediately after the Offerings) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. The Company, the Selling Stockholders, the Company's directors and executive officers and certain of the Company's other present stockholders have, subject to certain exceptions in the case of the Company, agreed that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of or transfer any shares of capital stock of the Company, or any security convertible into, or exercisable or exchangeable for, such capital stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting."

  No predictions can be made as to the effect, if any, that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

                   CERTAIN UNITED STATES TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

GENERAL

  The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder, as defined below. As used herein, the term "Non-U.S. Holder" means a holder that for United States federal income tax purposes is an individual or entity other than (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust and
(B) one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances, or to certain types of Non-U.S. Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers). Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

DIVIDENDS

  The Company does not anticipate paying cash dividends on its capital stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy." In the event, however, that dividends are paid on shares of Common Stock, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an income tax treaty between the United States and a foreign country if the Non-U.S. Holder is treated as a resident of such foreign country within the meaning of the applicable treaty, unless (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation and (ii) if a tax treaty applies, the dividends are attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends that are effectively connected with the conduct of a trade or business within the United States and, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Dividends paid before January 1, 2000 to an address outside the United States will be presumed to be paid to a resident of the country of such address for purposes of the withholding tax rules discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under newly issued Treasury regulations, in the case of dividends paid after December 31, 1999, a Non-U.S. Holder generally will be subject to United States withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, as described above, unless certain Internal Revenue Service ("IRS") certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain IRS documentary evidence procedures) are complied with. Further, in order to claim the benefit of an applicable tax treaty rate for dividends paid after December 31, 1999, a Non-U.S. Holder must comply with IRS certification requirements. Certain IRS certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption. The new regulations also provide special rules for dividend payments made to foreign intermediaries. U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their tax advisers concerning the effect, if any, of the adoption of these new Treasury regulations on an investment in the Common Stock.

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States, and (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates or (iv) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or the period such Non-U.S. Holder held the Common Stock. A corporation is a "U.S. real property holding corporation" if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of certain assets of the corporation. The Company believes that it has not been and is not currently a "U.S. real property holding corporation." If the Company were, or were to become, a U.S. real property holding corporation, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax so long as the Common Stock is "regularly traded" on an established securities market. The Company believes that the Common Stock will be treated as "regularly traded."

  If a Non-U.S. Holder who is an individual falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale of Common Stock under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident alien of the United States). Thus, individual Non-U.S. Holders who have spent (or expect to spend) more than a de minimis period of time in the United States in the taxable year in which they contemplate a sale of Common Stock are urged to consult their tax advisers prior to the sale as to the U.S. tax consequences of such sale.

  If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

FEDERAL ESTATE TAX

  Common Stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  Under United States Treasury regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

  United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply (i) to dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (ii) before January 1, 2000, to dividends paid to a Non-U.S. Holder at an address outside of the United States. However, under newly issued Treasury regulations, in the case of dividends paid after December 31, 1999, a Non-U.S. Holder generally will be subject to backup withholding at a 31% rate, unless certain IRS certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain IRS documentary evidence procedures) are complied with, directly or through an intermediary.

  Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

  In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of Common Stock effected at a foreign office of a broker. Before January 1, 2000, however, if such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person, 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or
(ii) the beneficial owner otherwise establishes an exemption. Further after December 31, 1999, under the newly issued Treasury regulations referred to above, information reporting and backup withholding may apply to payments of the gross proceeds from the sale or redemption of Common Stock effected through foreign offices of brokers having any of a broader class of connections with the United States unless certain IRS certification requirements are complied with. Prospective investors should consult with their tax advisers regarding these Treasury regulations, and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

  Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), William Blair & Company, L.L.C., Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Legg Mason Wood Walker, Incorporated are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Stockholders and the U.S. Underwriters, and concurrently with the sale of 550,000 shares of Common Stock to the International Managers (as defined below), the Company and the Selling Stockholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company and the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
   U.S. UNDERWRITER                                                     SHARES
   ----------------                                                    ---------
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.................................................   440,000
   William Blair & Company, L.L.C. ...................................   440,000
   Morgan Stanley & Co. Incorporated..................................   440,000
   BT Alex. Brown Incorporated .......................................   440,000
   Legg Mason Wood Walker, Incorporated ..............................   440,000
                                                                       ---------
         Total........................................................ 2,200,000
                                                                       =========

  The Company and the Selling Stockholders have also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, William Blair & Company, L.L.C., Morgan Stanley & Co. International Limited, BT Alex. Brown International, a division of Bankers Trust International PLC and Legg Mason Wood Walker, Incorporated are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 2,200,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company and the Selling Stockholders, an aggregate of 550,000 shares of Common Stock. The public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Representatives have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.76 per share of Common Stock. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share of Common Stock on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

  The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 330,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 82,500 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  The Company and the Company's executive officers and directors have agreed not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus other than (x) in connection with the sale to the Underwriters of the shares of Common Stock offered hereby or under the accompanying International Prospectus or (y) the grant of stock options and purchase rights to employees of the Company under the 1995 Plan, the 1996 Plan and the QSP Plan, the issuance of shares upon the conversion or exercise of outstanding options and warrants, the registration of the shares of Common Stock underlying the 1996 Plan and the issuance of shares in connection with acquisitions. See "Shares Eligible for Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Certain of the Underwriters or their affiliates, including the U.S. Representatives, have performed from time to time, and may perform in the future, various general financing and banking services and transactions for the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary compensation. This offering is being made pursuant to the provisions of Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain other legal matters in connection with the Offerings will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain partners of Latham & Watkins, members of their families, related persons and others have an indirect interest in, through a limited partnership, less than 1% of the Common Stock of the Company. Such persons do not have the power to vote or dispose of such shares. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Simpson Thacher & Bartlett.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of Rental Service Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Acme Holdings Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The combined financial statements of Industrial Air Tool as of March 31, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of Brute Equipment Co., d/b/a Foxx Hy-Reach, Inc., as of December 31, 1995 and 1996, and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The combined financial statements of Rent-It-Center, Inc. and Affiliates d/b/a Center Rental & Sales as of October 31, 1996, and 1997, and for each of the three years in the period ended October 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of JDW Enterprises, Inc. d/b/a Valley Rentals as of December 31, 1996 and 1997 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Weintraub & Morrison, P.C., independent auditors, as set forth in their report thereon appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission) a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Financial Statements of Rental Service Corporation
  Report of Independent Auditors..........................................  F-3
  Consolidated Balance Sheets--December 31, 1996 and 1997, and June 30,
   1998 (unaudited).......................................................  F-4
  Consolidated Statements of Operations--for the years ended December 31,
   1995, 1996 and 1997, and for the six months ended June 30, 1997 and
   1998 (unaudited).......................................................  F-5
  Consolidated Statements of Redeemable Preferred Stock and Common
   Stockholders' Equity (Deficit)--for the years ended December 31,
   1995, 1996 and 1997, and for the six months ended June 30, 1998
   (unaudited)............................................................  F-6
  Consolidated Statements of Cash Flows--for the years ended December 31,
   1995, 1996 and 1997, and for the six months ended June 30, 1997 and
   1998 (unaudited).......................................................  F-7
  Notes to Consolidated Financial Statements--December 31, 1997, and June
   30, 1998 (unaudited)...................................................  F-8
Consolidated Financial Statements of Acme Holdings Inc.
  Report of Independent Auditors.......................................... F-29
  Consolidated Balance Sheets--December 31, 1993 and 1994, and June 30,
   1995 (unaudited)....................................................... F-30
  Consolidated Statements of Operations--for the years ended December 31,
   1992, 1993 and 1994, and for the six months ended June 30, 1994 and
   1995 (unaudited)....................................................... F-31
  Consolidated Statements of Shareholders' Deficit--for the years ended
   December 31, 1992, 1993 and 1994, and for the six months ended June 30,
   1995 (unaudited) ...................................................... F-32
  Consolidated Statements of Cash Flows--for the years ended December 31,
   1992, 1993 and 1994, and for the six months ended June 30, 1994 and
   1995 (unaudited)....................................................... F-33
  Notes to Consolidated Financial Statements--December 31, 1994, and June
   30, 1995 (unaudited)................................................... F-35
Combined Financial Statements of Industrial Air Tool
  Report of Independent Auditors.......................................... F-47
  Combined Balance Sheets--March 31, 1996 and 1997........................ F-48
  Combined Statements of Operations--for the years ended March 31, 1996 and 1997 .............................................................. F-49
  Combined Statements of Redeemable Stock and Other Stockholders' and
   Partners' Equity--for the years ended March 31, 1996 and 1997 ......... F-50
  Combined Statements of Cash Flows--for the years ended March 31, 1996 and 1997 .............................................................. F-51
  Notes to Combined Financial Statements--March 31, 1997.................. F-52
Financial Statements of Brute Equipment Co. d/b/a Foxx Hy-Reach
  Independent Auditor's Report............................................ F-57
  Balance Sheets--December 31, 1995 and 1996, and March 31, 1997
   (unaudited)............................................................ F-58
  Statements of Operations--for the years ended December 31, 1995 and
   1996, and for the three months ended March 31, 1996 and 1997
   (unaudited)............................................................ F-59
  Statements of Stockholders' Equity--for the years ended December 31,
   1995 and 1996, and for the three months ended March 31, 1997
   (unaudited) ........................................................... F-60
  Statements of Cash Flows--for the years ended December 31, 1995 and
   1996, and for the three months ended March 31, 1996 and 1997
   (unaudited)............................................................ F-61
  Notes to Financial Statements--December 31, 1996, and March 31, 1997
   (unaudited)............................................................ F-62

                                                                            PAGE
                                                                            ----
Combined Financial Statements of Rent-It-Center, Inc. and Affiliates d/b/a
 Center Rental and Sales Report of Independent Auditors...................  F-67
  Combined Balance Sheets--October 31, 1996 and 1997......................  F-68
  Combined Statements of Operations--for the years ended October 31, 1995,
   1996 and 1997..........................................................  F-69
  Combined Statements of Stockholders' and Members' Equity (Deficit)--for
   the years ended October 31, 1995, 1996 and 1997 .......................  F-70
  Combined Statements of Cash Flows--for the years ended October 31, 1995,
   1996 and 1997..........................................................  F-71
  Notes to Combined Financial Statements--October 31, 1997................  F-72
Financial Statements of JDW Enterprises, Inc. d.b.a. Valley Rentals
  Independent Auditor's Report............................................  F-81
  Balance Sheets--December 31, 1996 and 1997..............................  F-82
  Statements of Operations--for the years ended December 31, 1996 and
   1997...................................................................  F-83
  Statements of Changes in Stockholders' Equity--for the years ended
   December 31, 1996 and 1997.............................................  F-84
  Statements of Cash Flows--for the years ended December 31, 1996 and
   1997...................................................................  F-85
  Notes to the Financial Statements--December 31, 1997....................  F-87

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying consolidated balance sheets of Rental Service Corporation (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rental Service Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Phoenix, Arizona
February 12, 1998

                           RENTAL SERVICE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                        -------------------------
                                            1996         1997     JUNE 30, 1998
                                        ------------ ------------ --------------
                                                                   (UNAUDITED)
                ASSETS
                ------
 Cash and cash equivalents...........   $  1,452,000 $  8,932,000 $    3,559,000
 Accounts receivable, net of
  allowance for doubtful accounts of
  $2,165,000 and $2,925,000 at
  December 31, 1996 and 1997,
  respectively, and $3,642,000 at
  June 30, 1998......................     20,856,000   62,028,000     82,507,000
 Other receivables and prepaid
  expense............................      3,170,000    3,217,000      9,727,000
 Income tax receivable...............      1,563,000      638,000          2,000
 Parts and supplies inventories, net
  of reserve for obsolescence of
  $782,000 and $2,181,000 at
  December 31, 1996 and 1997,
  respectively, and $3,355,000 at
  June 30, 1998......................     10,099,000   31,714,000     39,025,000
 Deferred taxes (Note 11)............      8,645,000   15,241,000     15,017,000
 Rental equipment, principally
  machinery, at cost, net of
  accumulated depreciation of
  $24,743,000 and $54,506,000 at
  December 31, 1996 and 1997,
  respectively, and $89,373,000 at
  June 30, 1998 (Note 6).............    116,921,000  314,696,000    543,363,000
 Operating property and equipment, at
  cost, net (Note 4).................     20,043,000   35,799,000     46,969,000
 Intangible assets, net (Note 5).....     34,801,000  220,166,000    345,878,000
 Other assets, primarily deferred
  financing costs, net...............      1,383,000    6,895,000     12,704,000
                                        ------------ ------------ --------------
                                        $218,933,000 $699,326,000 $1,098,751,000
                                        ============ ============ ==============
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Accounts payable....................   $ 20,302,000 $ 34,911,000 $   51,206,000
 Payroll and other accrued expenses..     21,540,000   31,937,000     27,914,000
 Accrued interest payable............        514,000    2,179,000      4,215,000
 Income taxes payable (Note 11)......         48,000    1,686,000      7,218,000
 Deferred taxes (Note 11)............     12,863,000   30,857,000     33,159,000
 Bank debt and long term obligations
  (Note 6)...........................     68,594,000  306,975,000    654,658,000
                                        ------------ ------------ --------------
 Total liabilities...................    123,861,000  408,545,000    778,370,000
 Commitments and contingencies (Notes
  6 and 9)
 Stockholders' equity (Note 7):
   Preferred stock, $.01 par value:
   Authorized shares--500,000
   Issued and outstanding shares--
    none.............................            --           --             --
   Common stock, $.01 par value:
   Authorized shares--40,000,000
   Issued and outstanding shares--
    11,376,378 and 19,833,437 at
    December 31, 1996 and 1997,
    respectively, and 20,784,666 at
    June 30, 1998....................        114,000      198,000        208,000
   Additional paid-in capital........     93,917,000  270,927,000    291,749,000
   Common stock issuable--284,108
    shares at December 31, 1997 and
    132,834 shares at June 30, 1998..            --     6,000,000      2,780,000
   Deferred compensation expense.....            --           --        (631,000)
   Retained earnings.................      1,041,000   13,656,000     26,275,000
                                        ------------ ------------ --------------
 Total stockholders' equity..........     95,072,000  290,781,000    320,381,000
                                        ------------ ------------ --------------
                                        $218,933,000 $699,326,000 $1,098,751,000
                                        ============ ============ ==============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                   JUNE 30,
                          --------------------------------------  -------------------------
                             1995         1996          1997         1997          1998
                          -----------  -----------  ------------  -----------  ------------
                                                                        (UNAUDITED)
Revenues:
 Equipment rentals......  $47,170,000  $94,218,000  $170,704,000  $64,327,000  $166,751,000
 Sales of parts,
  supplies and new
  equipment.............   14,621,000   21,919,000    70,957,000   26,952,000    61,053,000
 Sales of used
  equipment.............    4,126,000   12,217,000    19,602,000    8,584,000    21,909,000
                          -----------  -----------  ------------  -----------  ------------
   Total revenues.......   65,917,000  128,354,000   261,263,000   99,863,000   249,713,000
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........   27,854,000   55,202,000    87,552,000   33,677,000    86,024,000
 Depreciation,
  equipment rentals.....    7,691,000   17,840,000    37,413,000   14,036,000    35,499,000
 Cost of sales of
  parts, supplies and
  new equipment.........   10,439,000   15,582,000    54,739,000   20,606,000    47,227,000
 Cost of sales of used
  equipment.............    2,178,000    8,488,000    12,927,000    5,696,000    15,579,000
                          -----------  -----------  ------------  -----------  ------------
   Total cost of
    revenues............   48,162,000   97,112,000   192,631,000   74,015,000   184,329,000
                          -----------  -----------  ------------  -----------  ------------
Gross profit............   17,755,000   31,242,000    68,632,000   25,848,000    65,384,000
Selling, general and
 administrative
 expense................    6,421,000   12,254,000    20,996,000    8,469,000    14,404,000
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........    1,186,000    2,835,000     5,373,000    2,287,000     4,326,000
Amortization of
 intangibles............      718,000    2,379,000     3,907,000    1,369,000     4,590,000
                          -----------  -----------  ------------  -----------  ------------
Operating income........    9,430,000   13,774,000    38,356,000   13,723,000    42,064,000
Interest expense, net...    3,314,000    7,063,000    14,877,000    4,627,000    20,008,000
                          -----------  -----------  ------------  -----------  ------------
Income before income
 taxes and extraordinary
 items..................    6,116,000    6,711,000    23,479,000    9,096,000    22,056,000
Provision for income
 taxes (Note 11)........    2,401,000    2,722,000    10,330,000    4,058,000     9,437,000
                          -----------  -----------  ------------  -----------  ------------
Income before
 extraordinary items....    3,715,000    3,989,000    13,149,000    5,038,000    12,619,000
Extraordinary items,
 loss on extinguishment
 of debt less applicable
 income tax benefit of
 $305,000, $822,000 and
 $386,000 in 1995, 1996
 and 1997, respectively
 (Note 6)...............      478,000    1,269,000       534,000      534,000           --
                          -----------  -----------  ------------  -----------  ------------
Net income..............    3,237,000    2,720,000    12,615,000    4,504,000    12,619,000
Redeemable preferred
 stock accretion........    1,717,000    1,643,000           --           --            --
                          -----------  -----------  ------------  -----------  ------------
Net income available to
 common stockholders....  $ 1,520,000  $ 1,077,000  $ 12,615,000  $ 4,504,000  $ 12,619,000
                          ===========  ===========  ============  ===========  ============
Earnings per common
 share (Note 3):
 Income before
  extraordinary items...  $       .50  $       .34  $        .96  $       .43  $        .61
 Extraordinary items....         (.12)        (.18)         (.04)        (.05)          --
                          -----------  -----------  ------------  -----------  ------------
 Net income.............  $       .38  $       .16  $        .92  $       .38  $        .61
                          ===========  ===========  ============  ===========  ============
Weighted average common
 shares.................    4,032,315    6,875,618    13,652,933   11,857,720    20,633,406
                          ===========  ===========  ============  ===========  ============
Earnings per common
 share, assuming
 dilution (Note 3):
 Income before
  extraordinary items...  $       .49  $       .33  $        .94  $       .42  $        .60
 Extraordinary items....         (.12)        (.18)         (.03)        (.05)          --
                          -----------  -----------  ------------  -----------  ------------
 Net income.............  $       .37  $       .15  $        .91  $       .37  $        .60
                          ===========  ===========  ============  ===========  ============
Weighted average common
 shares, assuming
 dilution...............    4,116,412    7,179,980    13,927,414   12,064,501    20,877,050
                          ===========  ===========  ============  ===========  ============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                   AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                     REDEEMABLE PREFERRED STOCK
                  -----------------------------------
                                           TREASURY
                   SHARES      AMOUNT        STOCK
                  --------  ------------  -----------
Balance at
December 31,
1994............   256,061  $ 27,861,000  $(1,177,000)
Issuance of
common stock....       --            --           --
Retirement of
treasury stock..   (11,256)   (1,177,000)   1,177,000
Redeemable
preferred stock
accretion.......       --      1,717,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1995............   244,805    28,401,000          --
Issuance of
redeemable
preferred
stock...........    75,000     7,500,000          --
Issuance of
common stock,
net of issuance
costs of
$8,723,000......       --            --           --
Exercise of
stock options...       --            --           --
Redemption of
redeemable
preferred
stock...........  (319,805)  (37,874,000)         --
Preferred stock
adjustment......       --        330,000          --
Repurchase of
common stock
warrants........       --            --           --
Redeemable
preferred stock
accretion.......       --      1,643,000          --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1996............       --            --           --
Issuance of
common stock,
net of issuance
costs of
$9,937,000......       --            --           --
Issuance of
common stock in
connection with
acquisitions....       --            --           --
Common stock
issuable in
connection with
acquisitions....       --            --           --
Exercise of
stock options...       --            --           --
Tax benefit of
stock options...       --            --           --
Net income......       --            --           --
                  --------  ------------  -----------
Balance at
December 31,
1997............       --            --           --
Issuance of
common stock in
connection with
acquisitions
(unaudited).....       --            --           --
Issuance of
common stock
issuable in
connection with
acquisitions
(unaudited).....       --            --           --
Exercise of
stock options
(unaudited).....       --            --           --
Issuance of
restricted stock
(unaudited).....       --            --           --
Amortization of
deferred
compensation
expense for
restricted stock
issuances
(unaudited).....       --            --           --
Issuance of
common stock in
connection with
the QSP Plan
(unaudited).....       --            --           --
Net income
(unaudited).....       --            --           --
                  --------  ------------  -----------
Balance at June
30, 1998
(unaudited).....       --   $        --   $       --
                  ========  ============  ===========
                                             COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                  ---------------------------------------------------------------------------------------------------
                          COMMON STOCK
                  --------------------------------  ADDITIONAL     COMMON       DEFERRED    RETAINED
                                        TREASURY     PAID-IN        STOCK     COMPENSATION  EARNINGS
                    SHARES     AMOUNT     STOCK      CAPITAL      ISSUABLE      EXPENSE     (DEFICIT)      TOTAL
                  ----------- --------- ---------- ------------- ------------ ------------ ------------ -------------
Balance at
December 31,
1994............   4,675,320  $ 47,000  $(523,000) $     52,000  $       --    $     --    $(1,050,000) $ (1,474,000)
Issuance of
common stock....     278,685     2,000        --         (2,000)         --          --            --            --
Retirement of
treasury stock..    (706,275)   (7,000)   523,000       (10,000)         --          --       (506,000)          --
Redeemable
preferred stock
accretion.......         --        --         --            --           --          --     (1,717,000)   (1,717,000)
Net income......         --        --         --            --           --          --      3,237,000     3,237,000
                  ----------- --------- ---------- ------------- ------------ ------------ ------------ -------------
Balance at
December 31,
1995............   4,247,730    42,000        --         40,000          --          --        (36,000)       46,000
Issuance of
redeemable
preferred
stock...........         --        --         --            --           --          --            --            --
Issuance of
common stock,
net of issuance
costs of
$8,723,000......   7,094,358    71,000        --     95,152,000          --          --            --     95,223,000
Exercise of
stock options...      34,290     1,000        --            --           --          --            --          1,000
Redemption of
redeemable
preferred
stock...........         --        --         --            --           --          --            --            --
Preferred stock
adjustment......         --        --         --       (330,000)         --          --            --       (330,000)
Repurchase of
common stock
warrants........         --        --         --       (945,000)         --          --            --       (945,000)
Redeemable
preferred stock
accretion.......         --        --         --            --           --          --     (1,643,000)   (1,643,000)
Net income......         --        --         --            --           --          --      2,720,000     2,720,000
                  ----------- --------- ---------- ------------- ------------ ------------ ------------ -------------
Balance at
December 31,
1996............  11,376,378   114,000        --     93,917,000          --          --      1,041,000    95,072,000
Issuance of
common stock,
net of issuance
costs of
$9,937,000......   7,345,224    73,000        --    153,901,000          --          --            --    153,974,000
Issuance of
common stock in
connection with
acquisitions....   1,081,514    11,000        --     22,788,000          --          --            --     22,799,000
Common stock
issuable in
connection with
acquisitions....         --        --         --            --     6,000,000         --            --      6,000,000
Exercise of
stock options...      30,321       --         --         85,000          --          --            --         85,000
Tax benefit of
stock options...         --        --         --        236,000          --          --            --        236,000
Net income......         --        --         --            --           --          --     12,615,000    12,615,000
                  ----------- --------- ---------- ------------- ------------ ------------ ------------ -------------
Balance at
December 31,
1997............  19,833,437   198,000        --    270,927,000    6,000,000         --     13,656,000   290,781,000
Issuance of
common stock in
connection with
acquisitions
(unaudited).....     696,892     7,000        --     16,193,000          --          --            --     16,200,000
Issuance of
common stock
issuable in
connection with
acquisitions
(unaudited).....     151,274     2,000        --      3,218,000   (3,220,000)        --            --            --
Exercise of
stock options
(unaudited).....      68,134     1,000        --        564,000          --          --            --        565,000
Issuance of
restricted stock
(unaudited).....      26,589       --         --        675,000          --     (675,000)          --            --
Amortization of
deferred
compensation
expense for
restricted stock
issuances
(unaudited).....         --        --         --            --           --       44,000           --         44,000
Issuance of
common stock in
connection with
the QSP Plan
(unaudited).....       8,340       --         --        172,000          --          --            --        172,000
Net income
(unaudited).....         --        --         --            --           --          --     12,619,000    12,619,000
                  ----------- --------- ---------- ------------- ------------ ------------ ------------ -------------
Balance at June
30, 1998
(unaudited).....  20,784,666  $208,000  $     --   $291,749,000  $ 2,780,000   $(631,000)  $26,275,000  $320,381,000
                  =========== ========= ========== ============= ============ ============ ============ =============

                            See accompanying notes.

                           RENTAL SERVICE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                      JUNE 30,
                          ------------------------------------------  ----------------------------
                              1995          1996           1997           1997           1998
                          ------------  -------------  -------------  -------------  -------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  3,237,000  $   2,720,000  $  12,615,000  $   4,504,000  $  12,619,000
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..........     9,595,000     23,054,000     46,693,000     17,692,000     44,415,000
 Extraordinary items....       478,000      1,269,000        534,000        534,000            --
 Interest paid in
  kind..................       710,000      1,706,000            --             --             --
 Provision for losses
  on accounts
  receivable............     1,040,000      1,692,000      2,596,000      1,010,000      1,291,000
 Amortization of
  deferred compensation
  expense for
  restricted stock
  issuances.............           --             --             --             --          44,000
 Gain on sale of used
  equipment.............    (1,948,000)    (3,729,000)    (6,675,000)    (2,888,000)    (6,330,000)
 Changes in operating
  assets and
  liabilities, net of
  effect of business
  acquisitions:
   Accounts receivable..    (3,346,000)    (5,725,000)   (20,923,000)    (7,882,000)    (8,735,000)
   Other receivables and
    prepaid expenses....    (1,182,000)    (1,703,000)       845,000        226,000      1,356,000
   Income tax
    receivable..........           --      (1,563,000)       925,000        446,000        636,000
   Other assets.........     1,351,000        379,000        792,000       (182,000)      (115,000)
   Parts and supplies
    inventories.........    (1,403,000)    (2,444,000)    (8,826,000)      (866,000)   (21,210,000)
   Accounts payable.....     1,866,000     10,077,000      9,712,000     20,247,000     15,387,000
   Payroll and other
    accrued expenses....    (1,000,000)    (3,523,000)    (2,776,000)     1,093,000    (13,423,000)
   Accrued interest
    payable.............       737,000       (257,000)     1,665,000        910,000      2,036,000
   Income taxes
    payable.............      (375,000)      (172,000)     1,591,000      3,394,000      5,535,000
   Deferred taxes, net..       132,000      1,713,000      7,217,000            --         238,000
                          ------------  -------------  -------------  -------------  -------------
Net cash provided by
 operating activities...     9,892,000     23,494,000     45,985,000     38,238,000     33,744,000
INVESTING ACTIVITIES
Acquisitions of rental
 operations, net of cash
 acquired (Note 2)......   (42,057,000)   (27,270,000)  (278,883,000)  (119,550,000)  (205,056,000)
Cash purchases of rental
 equipment and operating
 property and
 equipment..............   (23,632,000)   (86,842,000)  (165,123,000)  (100,781,000)  (195,883,000)
Proceeds from sale of
 used equipment.........     4,126,000     12,695,000     19,602,000      8,584,000     21,909,000
Proceeds from assets
 held for sale..........     2,652,000     16,668,000            --             --             --
                          ------------  -------------  -------------  -------------  -------------
Net cash used in
 investing activities...   (58,911,000)   (84,749,000)  (424,404,000)  (211,747,000)  (379,030,000)
FINANCING ACTIVITIES
Proceeds from bank
 debt...................   114,826,000    225,335,000    628,478,000    261,160,000    544,888,000
Payments on bank debt...   (69,108,000)  (213,511,000)  (489,870,000)  (138,705,000)  (399,528,000)
Payments of debt
 issuance costs.........    (2,024,000)      (984,000)    (6,402,000)    (3,202,000)    (5,675,000)
Proceeds from long term
 obligations............    10,000,000            --     100,000,000            --     200,000,000
Payments on long term
 obligations............    (3,873,000)   (13,493,000)      (366,000)      (195,000)      (509,000)
Proceeds from issuance
 of redeemable preferred
 stock..................           --       7,500,000            --             --             --
Redemption of redeemable
 preferred stock........           --     (37,874,000)           --             --             --
Proceeds from issuance
 of common stock, net of
 issuance costs.........           --      95,223,000    153,974,000     55,643,000            --
Proceeds from exercise
 of stock options.......           --           1,000         85,000            --         565,000
Proceeds from QSP Plan
 offering...............           --             --             --             --         172,000
Repurchase of common
 stock warrants.........           --        (945,000)           --             --             --
                          ------------  -------------  -------------  -------------  -------------
Net cash provided by
 financing activities...    49,821,000     61,252,000    385,899,000    174,701,000    339,913,000
                          ------------  -------------  -------------  -------------  -------------
Net increase (decrease)
 in cash and cash
 equivalents............       802,000         (3,000)     7,480,000      1,192,000     (5,373,000)
Cash and cash
 equivalents at
 beginning of period....       653,000      1,455,000      1,452,000      1,452,000      8,932,000
                          ------------  -------------  -------------  -------------  -------------
Cash and cash
 equivalents at end of
 period.................  $  1,455,000  $   1,452,000  $   8,932,000  $   2,644,000  $   3,559,000
                          ============  =============  =============  =============  =============
Supplemental disclosure
 of cash flow
 information:
Cash paid for interest..  $  1,863,000  $   5,614,000  $  13,212,000  $   3,716,000  $  17,972,000
Cash paid for income
 taxes..................  $  1,545,000  $   1,850,000  $     279,000  $      74,000  $   3,020,000

                            See accompanying notes.

                          RENTAL SERVICE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND JUNE 30, 1998
               (THE INFORMATION AS OF JUNE 30, 1998 AND FOR THE
         SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. ACCOUNTING POLICIES

 Basis of Presentation

  Rental Service Corporation ("RSC" or the "Company"), a Delaware corporation, operates in a single industry segment: the short-term rental of equipment, including ancillary sales of parts, supplies and equipment, through a network of rental locations throughout the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Certain amounts in the prior year financial statements have been reclassified to conform with the current year financial statement presentation.

 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the consolidated statements of operations includes revenues earned on equipment rentals, fuel sales and rental equipment delivery fees. Revenue from the sale of parts, supplies and new equipment and revenue from the sale of used equipment is recorded at the time of delivery to or pick-up by the customer.

 Credit Policy

  Most of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases mechanics' liens are filed to protect the Company's interests. Invoices are generated when a piece of rental equipment is returned by the customer or in any event after 21 days. The Company has diversified its customer base by operating rental locations in 26 states and Canada. The Company maintains reserves it believes are adequate for potential credit losses.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, commodity type supplies and small- to medium-sized equipment for sale. All inventories are valued at the lower of cost (first-in, first-out) or market.

                          RENTAL SERVICE CORPORATION

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated using the straight-line method over the following estimated useful lives:

     Rental equipment.............................................     3-7 years
     Operating property and equipment.............................    3-36 years
     Leasehold improvements....................................... Term of lease

  Rental equipment and operating property and equipment is depreciated to a salvage value of 10% of cost. Amortization of assets under capital leases is included in depreciation expense.

 Intangible Assets

  Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives; usually one to three years for covenants not to compete and 30 to 40 years for goodwill. The recoverability of goodwill attributable to the Company's acquisitions is analyzed annually based on actual and projected levels of profitability and cash flows of the locations acquired on an undiscounted basis.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Advertising Expense

  The cost of advertising is expensed as incurred. The Company incurred $491,000, $1,050,000, $1,108,000, $489,000 and $1,179,000 in advertising costs during the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

 Debt Costs

  Deferred financing costs are amortized using the straight-line method over the lives of the related debt. Recorded deferred financing costs are written off in connection with refinancings if there are substantive changes in the terms of the related debt. Interest expense for the Company's increasing interest rate Bank Note (see Note 6) was determined based on the average effective interest rate payable over the period in which the debt was expected to be outstanding, which was three years.

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and, accordingly, recognizes no compensation expense for stock option grants.

                          RENTAL SERVICE CORPORATION

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  The Company maintains cash and cash equivalents with various financial institutions located throughout the country in order to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions considered in the Company's investment strategy.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers.

 Fair Values of Financial Instruments

  The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently.

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the requirements of SFAS No. 128, as well as Staff Accounting Bulletin No. 98 (issued by the Securities and Exchange Commission in February 1998), which amends the determination of and accounting for "cheap stock" in periods prior to an initial public offering. The effect of dilutive securities is computed using the treasury stock method.

 Interim Financial Statements

  The accompanying consolidated balance sheet at June 30, 1998 and the consolidated statements of operations, redeemable preferred stock and common stockholders' equity and cash flows for the six-month periods ended June 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

 Impact of Recently Issued Accounting Standards

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which was required to be adopted in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components. Comprehensive income includes certain non-owner changes in equity that are currently excluded from net income. Because the Company historically has not experienced transactions that would be included in comprehensive income, the adoption of SFAS No. 130 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

                          RENTAL SERVICE CORPORATION

  In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company is required to adopt the provisions of SFAS No. 131 in 1998. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company is evaluating the provisions of SFAS No. 131 and, upon adoption, may report operating segments.

2. BUSINESS ACQUISITIONS

  A principal component of the Company's business strategy is to continue to grow through acquisitions that augment its present operations as well as provide entry into new geographic markets. In keeping with this strategy, the Company has made several acquisitions of rental operations. These acquisitions have been accounted for as purchases and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the dates of acquisition with any excess purchase price reflected as goodwill in the accompanying consolidated financial statements. Purchase accounting values for all acquisitions are assigned on a preliminary basis, and are subject to adjustment when final information as to the fair values of the net assets acquired is available. The operations of the acquired businesses are included in the consolidated statements of operations from the date of acquisition, except as described below.

  The following table sets forth, for the periods indicated, the net assets acquired, liabilities assumed, common stock issued or issuable and cash purchase price for these acquisitions.

                                                                    SIX MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED
                          ---------------------------------------    JUNE 30,
                              1995         1996          1997          1998
                          ------------  -----------  ------------  ------------
                                                                   (UNAUDITED)
Assets acquired.........  $ 50,109,000  $20,316,000  $142,043,000  $106,296,000
Goodwill and covenants
 not to compete.........    19,513,000   12,221,000   189,206,000   127,606,000
Less: common stock
 issued or issuable.....           --           --    (28,799,000)  (16,200,000)
Less: liabilities
 assumed................   (27,565,000)  (5,267,000)  (23,567,000)  (12,646,000)
                          ------------  -----------  ------------  ------------
Cash purchase price.....  $ 42,057,000  $27,270,000  $278,883,000  $205,056,000
                          ============  ===========  ============  ============
Number of acquisitions..             5           11            22            13

                          RENTAL SERVICE CORPORATION

  The following table sets forth the unaudited pro forma results of operations for each year in which acquisitions occurred and for the immediately preceding year as if the above acquisitions were consummated at the beginning of the immediately preceding year:

                                                                       SIX MONTHS
                                 YEAR ENDED DECEMBER 31,                 ENDED
                          -------------------------------------------   JUNE 30,
                              1995             1996          1997         1998
                          ------------     ------------  ------------ ------------
                          (UNAUDITED)       (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
Total revenues..........  $118,954,000     $320,897,000  $459,172,000 $265,038,000
Income before non-
 recurring and
 extraordinary items ...     1,660,000        2,256,000    12,618,000   12,689,000
Net income..............    47,030,000 (a)      987,000    12,084,000   12,689,000
Earnings (loss) per com-
 mon share:
  Income (loss) before
   non-recurring and
   extraordinary items..          (.01)             .07           .83          .61
  Net income (loss).....         11.24 (a)         (.08)          .79          .61
Earnings (loss) per
 common share, assuming
 dilution:
  Income (loss) before
   non-recurring and
   extraordinary items..          (.01)             .07           .81          .60
Net income (loss).......         11.01 (a)         (.08)          .78          .60

--------
(a) Net income in 1995 includes non-recurring and extraordinary items related to RHI's prepackaged bankruptcy of $45,370,000 ($11.25 per share; $11.02 per share, assuming dilution), including a gain on extinguishment of debt of $52,079,000 and charges for fresh start accounting adjustment and reorganization items of $6,709,000.

  On September 12, 1995, the Company acquired all of the assets and assumed all of the liabilities of Acme Holdings Inc. (renamed as RSC Holdings, Inc.) ("RHI") and its subsidiaries. RHI and its subsidiaries had filed a prepackaged joint plan of reorganization under Chapter 11 of title 11 of the United States Code on July 13, 1995, which was subsequently approved by the court on August 24, 1995 and became effective on September 12, 1995. Pursuant to the approved plan, RHI was merged into a wholly owned subsidiary of the Company, the Company entered into the Revolver and Bank Note agreements (see Note 6), and used proceeds therefrom of $35,350,000 to pay in full satisfaction old outstanding notes payable of RHI that had an aggregate principal balance at that time of approximately $78,000,000. Additionally, the Company paid RHI's debtor-in-possession facility of approximately $3,795,000 and assumed the remaining liabilities of RHI in exchange for full releases from substantially all of RHI's note holders.

  In connection with the acquisition of RHI, the Company decided to sell, close or dispose of RHI's rental locations in California, as they did not meet the Company's financial performance criteria and were not part of the Company's strategic plans. The assets related to those rental locations, consisting primarily of rental equipment and accounts receivable, were classified as assets held for sale in the Company's consolidated balance sheet at December 31, 1995. The Company accrued the expected cash outflows from operations of the rental locations through the expected date of disposal as part of the allocation of the purchase price. The initial accrual of $2,492,000 included $1,404,000 of allocated interest expense. The pre-tax income during the period from September 12, 1995 through December 31, 1995 was $508,000, which included allocated interest expense of $422,000 and a gain on disposal of assets of $649,000, and was credited to the accrual. The pre-tax loss during the year ended December 31, 1996 was $3,380,000, which included allocated interest expense of $751,000 and a gain on disposal of assets of $513,000, and was charged to the accrual. In 1996, the Company revised its estimates of the operating cash outflows expected to be incurred as part of the disposal of the California locations and accrued an additional $1,292,000, which was recorded as an adjustment to goodwill. During 1996, the

                          RENTAL SERVICE CORPORATION

Company sold or closed all of the California locations, and had a remaining balance in the accrual of $912,000 at December 31, 1996. During the year ended December 31, 1997, the remaining accrual was utilized for expenses relating to the disposal of the California locations.

  On April 25, 1997, the Company acquired all of the outstanding stock of Comtect, Inc. and subsidiaries d/b/a Industrial Air Tool ("IAT") for $32.6 million in cash and 189,189 shares of RSC common stock. Up to an additional 108,108 shares of RSC common stock may be paid to the sellers over a three year period if certain performance objectives are met, of which 36,036 shares were issuable at December 31, 1997 and were issued during the first quarter of 1998. Such contingent shares are valued and recorded at the date such contingencies are resolved. IAT was an "on-site" small tool provider, rental management company and maintenance, repair and operations ("MRO") supplier, operating in Texas and Louisiana. IAT's balance sheet was consolidated with the Company's as of April 25, 1997. This acquisition resulted in approximately $25.1 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of IAT's operations on March 1, 1997 and has included IAT's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On June 5, 1997, the Company acquired substantially all of the assets of Brute Equipment Co. d/b/a Foxx Hy-Reach Company ("Foxx") for $32.7 million in cash and 284,250 shares of RSC common stock, of which 233,034 shares were issued to the seller at closing, with the remaining 51,216 shares issued to the seller one year from the date of closing. Up to an additional 89,630 shares of RSC common stock may be paid to the seller over a three year period if certain performance objectives are met, of which 29,877 shares were issuable at December 31, 1997 and were issued during the first quarter of 1998. Such contingent shares are valued and recorded at the date such contingencies are resolved. Foxx specialized in the rental and sale of aerial equipment to construction and industrial customers and operated in Iowa and Illinois. This acquisition resulted in approximately $22.3 million in goodwill, which is being amortized over 40 years.

  On June 17, 1997, the Company acquired substantially all of the assets of Central States Equipment, Inc. and Equipment Lessors, Inc. (collectively, "Central") for approximately $18.0 million in cash and 204,867 shares of RSC common stock, of which 102,435 shares of RSC common stock will be issued to the sellers over a five year period, and may be accelerated to three years if certain performance objectives are met (of which 34,145 shares were issuable at December 31, 1997 and were issued during the first quarter of 1998). Central specialized in the rental and sale of aerial equipment, ladders and scaffolding and operated in Kansas, Missouri and Oklahoma. This acquisition resulted in approximately $11.7 million in goodwill, which is being amortized over 40 years.

  On December 2, 1997, the Company acquired all of the outstanding stock of Rent-It-Center, Inc. d/b/a Center Rentals and Sales and substantially all of the assets of certain affiliated entities (collectively, "Center") for approximately $116.9 million in cash (including the payoff of approximately $16.0 million of assumed debt) and 482,315 shares of RSC common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance within three years if certain performance objectives are achieved). Center was an independent equipment rental company that also sold a variety of equipment ranging from small tools to heavy equipment, including related commodity supplies. Center operated in Colorado, New Mexico, Texas, Kansas, Missouri and Nebraska. Center's balance sheet was consolidated with the Company's as of December 2, 1997. This acquisition resulted in approximately $90.6 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreements, the Company assumed effective control of Center's operations on November 1, 1997 and has included Center's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On December 12, 1997, the Company acquired all of the outstanding stock of Siems Rental & Sales Co., Inc. ("Siems") for approximately $21.3 million in cash (including the payoff of approximately $13.3 million of

                          RENTAL SERVICE CORPORATION
assumed debt) and 126,315 shares of RSC common stock. Siems was an independent equipment rental company engaged in the rental, sales and service of various types of construction and industrial equipment, operating in Maryland, Delaware, Pennsylvania and Virginia. Siems' balance sheet is consolidated with the Company's as of December 12, 1997. This acquisition resulted in approximately $6.8 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of Siems' operations on November 1, 1997 and has included Siems' revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On February 3, 1998, the Company acquired substantially all of the assets of JDW Enterprises, Inc. d/b/a Valley Rentals ("Valley") for $93.6 million in cash and 435,602 shares of RSC common stock. Valley was an independent equipment rental company operating in Arizona and New Mexico. This acquisition resulted in approximately $57.0 million in goodwill, which is being amortized over 40 years.

  On April 1, 1998, the Company acquired all of the outstanding stock of James S. Peterson Enterprises, Inc. d/b/a Metroquip Rental Centers ("Metroquip") for approximately $51.2 million in cash (including the payoff of assumed debt) and 193,090 shares of RSC common stock. Up to an additional 95,727 shares of RSC common stock may be paid to the seller over a three-year period if certain performance objectives are met. Such contingent shares will be valued and recorded at the date such contingencies are resolved. Metroquip rented, sold and supported aerial work platforms and contractors' equipment, and operated in Minnesota and Nebraska. Metroquip's balance sheet was consolidated with the Company's as of April 1, 1998. This acquisition resulted in approximately $33.0 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of Metroquip's operations on March 1, 1998 and has included Metroquip's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  On April 2, 1998, the Company acquired all of the outstanding stock of T&M Rental, Inc. ("T&M") for approximately $21.9 million in cash (including the payoff of assumed debt). Up to 33,132 shares of RSC common stock may be paid to the seller over a three-year period if certain performance objectives are met. Such contingent shares will be valued and recorded at the date such contingencies are resolved. T&M was an independent rental company operating in Indiana. T&M's balance sheet was consolidated with the Company's as of April 2, 1998. This acquisition resulted in approximately $15.7 million in goodwill, which is being amortized over 40 years. Pursuant to the acquisition agreement, the Company assumed effective control of T&M's operations on March 1, 1998 and has included T&M's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  The common stock issuable in the accompanying consolidated balance sheets is associated with the common stock relating to the acquisitions of Foxx (51,216 shares), Central (102,435 shares) and Center (64,544 shares) that vests over future time periods, and the common stock relating to the acquisitions of IAT (36,036 shares) and Foxx (29,877 shares) that was earned and payable at December 31, 1997 based on the achievement of performance objectives. During the first six months of 1998, 151,274 shares of the common stock issuable were paid to the sellers of IAT (36,036 shares), Foxx (81,093 shares) and Central (34,145 shares).

                          RENTAL SERVICE CORPORATION

3. EARNINGS PER SHARE

  The following table sets forth the computation of earnings per share and earnings per share, assuming dilution:

                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Numerator:
  Income before
   extraordinary items..  $ 3,715,000  $ 3,989,000  $13,149,000  $ 5,038,000  $12,619,000
  Preferred stock
   accretion............   (1,717,000)  (1,643,000)         --           --           --
                          -----------  -----------  -----------  -----------  -----------
  Income before
   extraordinary items
   available to common
   stockholders.........  $ 1,998,000  $ 2,346,000  $13,149,000  $ 5,038,000  $12,619,000
                          ===========  ===========  ===========  ===========  ===========
  Net income............  $ 3,237,000  $ 2,720,000  $12,615,000  $ 4,504,000  $12,619,000
  Preferred stock
   accretion............   (1,717,000)  (1,643,000)         --           --           --
                          -----------  -----------  -----------  -----------  -----------
  Net income available
   to common
   stockholders.........  $ 1,520,000  $ 1,077,000  $12,615,000  $ 4,504,000  $12,619,000
                          ===========  ===========  ===========  ===========  ===========
Denominator:
  Weighted average
   shares outstanding...    4,116,412    7,020,405   13,637,747   11,918,778   20,440,033
  Common stock issuable
   in connection with
   acquisitions.........          --           --        89,088       14,352      211,211
  Unvested restricted
   stock outstanding....      (84,097)    (144,787)     (73,902)     (75,410)     (17,838)
                          -----------  -----------  -----------  -----------  -----------
Denominator for earnings
 per share..............    4,032,315    6,875,618   13,652,933   11,857,720   20,633,406
Effect of dilutive
 securities:
  Add-back of unvested
   restricted stock
   outstanding..........       84,097      144,787       73,902       75,410       17,838
  Common stock options..          --       120,414      182,016      131,371      219,535
  Common stock issuable
   in connection with
   acquisitions based on
   the achievement of
   performance
   objectives...........          --           --        16,478          --           --
  Common stock to be
   issued in connection
   with the QSP Plan....          --           --         2,085          --         6,271
  Common stock
   warrants.............          --        39,161          --           --           --
                          -----------  -----------  -----------  -----------  -----------
    Dilutive potential
     common shares......       84,097      304,362      274,481      206,781      243,644
                          -----------  -----------  -----------  -----------  -----------
Denominator for earnings
 per share, assuming
 dilution...............    4,116,412    7,179,980   13,927,414   12,064,501   20,877,050
                          ===========  ===========  ===========  ===========  ===========

  In accordance with SFAS No. 128, weighted average common shares excludes the effects of the potential issuance of all shares contingent on the achievement of performance objectives, until the related objectives have been achieved.

                          RENTAL SERVICE CORPORATION

4. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                 DECEMBER 31,
                                            -----------------------  JUNE 30,
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
  Vehicles, machinery and equipment........ $14,638,000 $30,539,000 $44,250,000
  Leasehold improvements...................   2,695,000   4,391,000   5,342,000
  Furniture, fixtures and computer
   equipment...............................   5,385,000   8,269,000  10,623,000
  Land and buildings.......................   1,828,000   2,277,000   2,335,000
                                            ----------- ----------- -----------
    Total..................................  24,546,000  45,476,000  62,550,000
  Less: accumulated depreciation and
   amortization............................   4,503,000   9,677,000  15,581,000
                                            ----------- ----------- -----------
                                            $20,043,000 $35,799,000 $46,969,000
                                            =========== =========== ===========

5. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                DECEMBER 31,
                                          ------------------------   JUNE 30,
                                             1996         1997         1998
                                          ----------- ------------ ------------
                                                                   (UNAUDITED)
  Covenants not to compete............... $ 2,281,000 $  3,201,000 $  3,514,000
  Goodwill...............................  34,766,000  223,052,000  352,997,000
                                          ----------- ------------ ------------
    Total................................  37,047,000  226,253,000  356,511,000
  Less: accumulated amortization.........   2,246,000    6,087,000   10,633,000
                                          ----------- ------------ ------------
                                          $34,801,000 $220,166,000 $345,878,000
                                          =========== ============ ============

  The Company has entered into non compete agreements with the former owners of certain acquired businesses. The agreements are generally for terms of one to three years and prohibit the former owners from competing with the Company in the business of renting equipment in certain counties located in the area of the acquired business.

                          RENTAL SERVICE CORPORATION

6. BANK DEBT AND LONG TERM OBLIGATIONS

  Bank debt and long term obligations consist of the following:

                                                 DECEMBER 31,
                                           ------------------------   JUNE 30,
                                              1996         1997         1998
                                           ----------- ------------ ------------
                                                                    (UNAUDITED)
$500,000,000 Revolving Line of Credit
 (the "Revolver") with banks; interest at
 the prime rate plus 0.25%, due monthly,
 or the Eurodollar rate plus 1.75%, due
 on demand, at the Company's option;
 principal due December 2, 2002. The
 interest rate in effect at December 31,
 1996 and 1997 and June 30, 1998 was
 8.3%, 7.8% and 7.1%, respectively.......  $67,867,000 $206,475,000 $351,834,000
$100,000,000 Term Loan (the "Term Loan")
 with banks; interest at the prime rate
 plus 1.0%, due monthly, or the
 Eurodollar rate plus 2.5%, due on
 demand, at the Company's option;
 principal due in annual installments of
 $1,000,000 on each of the first six
 anniversaries, with the remaining
 principal balance due on December 2,
 2004. The interest rate in effect at
 December 31, 1997 and June 30, 1998 was
 8.5% and 8.1%, respectively.............          --   100,000,000  100,000,000
$200,000,000 9% Senior Subordinated Notes
 due 2008 (the "Senior Subordinated
 Notes"); interest due semi-annually each
 May 15 and November 15, beginning
 November 15, 1998.......................          --           --   200,000,000
Other....................................      727,000      500,000    2,824,000
                                           ----------- ------------ ------------
                                           $68,594,000 $306,975,000 $654,658,000
                                           =========== ============ ============

  On December 2, 1997, the Company amended and restated the Revolver to increase its total available financing to $600.0 million. This increase consisted of an increase in the availability under the Revolver to $500.0 million and the implementation of the new $100.0 million Term Loan (together with the Revolver, the "Bank Facility"). In addition, this new financing package extended the maturity date of the Revolver to December 2, 2002; changed the methodology for determining the interest rate margins; increased the allowed levels of capital expenditures and investments; and amended several covenants, including the computation methodology of certain financial covenants.

  In connection with the issuance of the Senior Subordinated Notes in May 1998, the Company amended the Revolver to (i) reduce the interest rate margins by 0.25%, (ii) increase the allowed levels of capital expenditures and investments to $220.0 million in 1998, $235.0 million in 1999, $250.0 million in 2000, $270.0 million in 2001 and $340.0 million in each of 2002, 2003 and 2004 (plus amounts reinvested from asset sales), (iii) change certain financial and other covenants and (iv) permit the issuance of the Senior Subordinated Notes.

  The amended and restated Revolver contains provisions to periodically adjust the prime and Eurodollar interest rate margins based on the Company's achievement of specified total debt to EBITDA ratios. The total amount of credit available under the Revolver is limited to a borrowing base equal to the sum of (i) 85% of eligible accounts receivable of the Company's subsidiaries and (ii) 100% of the value (lower of net book value or orderly liquidation value) of eligible rental equipment through December 31, 1998; 90% of the value of eligible rental equipment from January 1, 1999 through December 31, 1999; 85% of the value of eligible rental

                          RENTAL SERVICE CORPORATION
equipment from January 1, 2000 through December 31, 2000; and 80% of the value of eligible rental equipment from January 1, 2001 through the expiration date of the Revolver.

  The Term Loan consists of a $100.0 million seven-year term loan facility, which requires mandatory principal payments of $1.0 million on each of its first six anniversaries, with the remaining principal balance due at maturity. The Term Loan matures on December 2, 2004. Interest on the Term Loan is payable monthly at either the prime rate plus 1.0% or the Eurodollar rate plus 2.5% (at the Company's option).

  The Bank Facility has financial covenants for RSC regarding debt incurrence, interest coverage, capital expenditures and investments (including acquisitions), rental equipment utilization and minimum EBITDA levels. The Bank Facility also contains covenants and provisions that restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens on their property, (iii) enter into contingent obligations; (iv) make certain capital expenditures and investments; (v) engage in certain sales of assets; (vi) merge or consolidate with or acquire another person or engage in other fundamental changes;
(vii) enter into leases; (viii) engage in certain transactions with affiliates; and (ix) declare or pay dividends. For the period ended June 30, 1998, the Company is in compliance with all covenants of the Bank Facility.

  Borrowings under the Bank Facility are secured by all of the personal property of the Company's subsidiaries and a pledge of the capital stock and intercompany debt of the Company's subsidiaries. RSC is a guarantor of the obligations of its subsidiaries under the Bank Facility, and has granted liens on substantially all of its assets (including the stock of its subsidiaries) to secure such guaranty. The Bank Facility also restricts the Company from declaring or paying dividends on its Common Stock. In addition, the Company's subsidiaries are guarantors of the obligations of the other subsidiaries under the Bank Facility. The Bank Facility includes a $2.0 million letter of credit facility. A commitment fee equal to 0.25% of the unused commitment, excluding the face amount of all outstanding and undrawn letters of credit, is also payable monthly in arrears. The obligation of the lenders to make loans or issue letters of credit under the Bank Facility is subject to certain customary conditions.

  The amounts outstanding under the Revolver at December 31, 1996 and 1997 and June 30, 1998 were approximately $67.9 million, $206.5 million and $351.8 million, respectively, with approximately $28.9 million, $138.0 million and $148.2 million, respectively, available based on the borrowing base.

  On May 13, 1998, the Company issued the Senior Subordinated Notes in a private placement pursuant to Rule 144A. The Senior Subordinated Notes call for semi-annual interest payments on May 15 and November 15 of each year (beginning November 15, 1998) and mature on May 15, 2008. The Senior Subordinated Notes are guaranteed by substantially all of the Company's current and future domestic subsidiaries, and contain covenants restricting additional indebtedness, certain payments by the Company and its subsidiaries, asset sales, liens, mergers and consolidations and transactions with affiliates.

  In connection with an amendment to the Revolver in January 1997, the Company wrote-off the related unamortized deferred financing costs and recorded a loss on extinguishment of debt of $920,000, net of income taxes of $386,000, which has been classified as an extraordinary item in the accompanying consolidated statements of operations for the year ended December 31, 1997.

  In connection with the implementation of an amendment to the Revolver in September 1996, the Company wrote off the related deferred financing costs and recorded a loss on extinguishment of debt of $2.5 million which has been classified as an extraordinary item, net of income taxes of $964,000, in the accompanying consolidated statements of operations for the year ended December 31, 1996.

  The Company entered into a redeemable note and warrant purchase agreement (the "Bank Note") on September 12, 1995 with a financial institution that provided $10.0 million of 13% senior secured notes.

                          RENTAL SERVICE CORPORATION

Additionally, the financial institution was issued warrants entitling the purchase of 87,120 shares of common stock. On September 24, 1996, the Company repaid the Bank Note and repurchased the related warrants for $13.0 million, utilizing proceeds from its initial public offering. This repayment resulted in a reduction of additional paid-in capital of $945,000 and a gain on extinguishment of debt of $362,000, which has been classified as an extraordinary item, net of income taxes of $142,000, in the accompanying consolidated statements of operations for the year ended December 31, 1996.

  In 1995, the Company paid off the borrowings under a previous revolver upon entering into the Revolver, resulting in a loss on extinguishment of such debt of $783,000, which has been classified as an extraordinary item, net of income taxes of $305,000, in the accompanying consolidated statements of operations for the year ended December 31, 1995.

  The aggregate annual maturities of bank debt and long term obligations as of December 31, 1997 are as follows:

                                   REVOLVER    TERM LOAN    OTHER      TOTAL
                                 ------------ ------------ -------- ------------
     1998....................... $        --  $  1,000,000 $238,000 $  1,238,000
     1999.......................          --     1,000,000   27,000    1,027,000
     2000.......................          --     1,000,000   27,000    1,027,000
     2001.......................          --     1,000,000   27,000    1,027,000
     2002.......................  206,475,000    1,000,000   27,000  207,502,000
     Thereafter.................          --    95,000,000  154,000   95,154,000
                                 ------------ ------------ -------- ------------
                                 $206,475,000 $100,000,000 $500,000 $306,975,000
                                 ============ ============ ======== ============

7. PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company's Board of Directors, without approval of the holders of the common stock, is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 500,000 shares of preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including without limitations voting rights) as the Board of Directors may from time to time determine.

  The Company had outstanding at December 31, 1995, 244,805 shares of a series of cumulative redeemable preferred stock (the "Redeemable Preferred Stock"). On September 24, 1996, the Company utilized proceeds from its initial public offering to redeem all outstanding shares of this preferred stock, including accumulated dividends, for $37.9 million. The Redeemable Preferred Stock was cumulative at a rate of 6% per annum, computed on a quarterly basis. No dividends could be paid on the common stock in any quarter until the accumulated dividends on the Redeemable Preferred Stock had been paid for all quarters ending prior to the date of payment of dividends on the common stock.

 Increase in Authorized Common Stock

  On November 3, 1997, the Company began soliciting written consent of its stockholders for the approval of an increase in the number of authorized shares of its common stock, $.01 par value, from 20 million to 40 million shares. Stockholder approval of the increase became effective on November 28, 1997. On December 11, 1997, the Company amended its Certificate of Incorporation to effect such increase.

                          RENTAL SERVICE CORPORATION

 Stock Purchase Agreements

  In 1995, the Company entered into stock purchase agreements with the current chairman and a current senior vice president of operations (the former chief financial officer) for the sale of 278,685 shares of common stock at $.01 per share. The stock was issued subject to certain vesting requirements over generally a four to five year period. However, the vesting for a portion of the stock which otherwise vested in the last two years could be accelerated if the Company achieved certain performance targets, as determined by the Company's Board of Directors. Upon a change of control (as defined), any unvested shares generally immediately vested. In the event the participant terminated employment with the Company, the Company generally has the option to repurchase any unvested shares at the original issuance price.

  At December 31, 1996 and 1997 and June 30, 1998, there were 81,923, 9,529 and none of these shares, respectively, which had not yet vested and were subject to the Company's repurchase option at $.01 per share.

 Stock Option Plans

  The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  On July 25, 1995, the Board of Directors of the Company adopted a Stock Option Plan (the "1995 Plan") whereby officers, directors, and key employees may be granted options to purchase the Company's common stock at a price set by the option committee not to be less than 100% of the fair market value of such shares on the date such option is granted, further, not to exceed 110% of the fair market price on the date such option is granted. The aggregate number of such shares that may be issued upon exercise of options under the 1995 Plan may not exceed 324,000. Generally, the stock options granted under the 1995 Plan will expire ten years from the date such options were granted. The options currently outstanding under the 1995 Plan generally become exercisable in various amounts over either a four or five year period; however, the vesting for certain portions of the options may be accelerated if the employee and the Company achieve certain performance targets, as determined by the Company's option committee. At June 30, 1998, no shares were available for future stock option grants under the 1995 Plan.

  On February 5, 1997, the Company's stockholders approved and the Company adopted the 1996 Equity Participation Plan of Rental Service Corporation (the "1996 Plan"). The 1996 Plan authorized the issuance of not more than 1,000,000 shares of the Company's common stock (or the equivalent in other equity securities) upon the exercise of options, stock appreciation rights and other awards, or upon vesting of restricted or deferred stock awards ("Awards"). On April 29, 1998, the Company's stockholders approved a proposal to increase the number of shares of the Company's common stock authorized for issuance under the 1996 Plan to 2,000,000. Under the 1996 Plan, Awards may be granted to officers, non-employee directors, key employees and consultants of the Company at a price not to be less than 100% of the fair market price on the date such award is granted. Generally, the stock options granted under the 1996 Plan will expire ten years from the date such options were granted. The options currently outstanding under the 1996 Plan generally become exercisable in equal installments over a four-year period from the date of grant. At June 30, 1998, 916,440 shares of common stock were available for future Awards under the 1996 Plan.

  On January 14, 1998, the Company granted its current chairman, 190,000 stock options and 10,000 shares of restricted stock under the 1996 Plan. The options and restricted stock are subject to vesting in equal

                          RENTAL SERVICE CORPORATION
installments over four years, however, the options may vest earlier if certain performance criteria are met. The options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The restricted stock was valued at the fair market value of the Company's common stock on the date of grant, and the resulting deferred compensation expense is being amortized over the vesting period. On February 25, 1998, the chairman surrendered to the Company options to purchase 57,000 shares of common stock in order to ensure the number of shares of common stock available for issuance pursuant to the 1996 Plan was sufficient to allow certain grants of stock options to other officers.

  On April 29, 1998, the Company granted the chairman 40,411 stock options and 16,589 shares of restricted stock under the 1996 Plan. The options and restricted stock are subject to vesting in equal installments over four years, however, the options may vest earlier if certain performance criteria are met. The options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The restricted stock was valued at the fair market value of the Company's common stock on the date of grant, and the resulting deferred compensation expense is being amortized over the vesting period.

  A summary of the Company's stock option activity, and related information, for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 follows:

                                                   OUTSTANDING OPTIONS
                                           ------------------------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                 SHARES                                 PRICE
                                AVAILABLE   NUMBER     EXERCISE PRICE    PER
                               FOR OPTIONS OF SHARES     PER SHARE      SHARE
                               ----------- ---------  ---------------- --------
Balance at December 31,
 1994........................         --         --   $            --  $   --
Authorized Shares--1995
 Plan........................     324,000        --                --      --
Grants--1995 Plan............    (129,690)   129,690               .01     .01
                                ---------  ---------                   -------
Balance at December 31,
 1995........................     194,310    129,690               .01     .01
Grants--1995 Plan............    (209,190)   209,190      7.032--21.00   17.12
Exercises--1995 Plan.........         --     (34,290)              .01     .01
Forfeitures--1995 Plan.......      16,740    (16,740)              .01     .01
Cancellations--1995 Plan.....         --     (12,510)              .01     .01
                                ---------  ---------                   -------
Balance at December 31,
 1996........................       1,860    275,340        .01--21.00   13.01
Authorized Shares--1996
 Plan........................   1,000,000         --               --      --
Grants--1996 Plan............    (717,913)   717,913     18.00--26.875   20.66
Exercises--1995 Plan.........         --     (30,321)       .01--14.11    2.82
Forfeitures--1996 Plan.......      80,580    (80,580)     18.00--20.25   18.72
Cancellations--1995 Plan.....         --      (5,400)            14.11   14.11
                                ---------  ---------                   -------
Balance at December 31,
 1997........................     364,527    876,952       .01--26.875   19.09
Authorized Shares--1996 Plan
 (unaudited).................   1,000,000        --                --      --
Grants--1995 Plan
 (unaudited).................      (1,860)     1,860            22.875  22.875
Grants--1996 Plan
 (unaudited).................    (510,747)   510,747   20.1875-28.8125   22.52
Restricted Stock Grants--1996
 Plan (unaudited)............     (26,589)    26,589              0.01    0.01
Exercises--1995 Plan
 (unaudited).................         --     (41,360)       .01--14.11    1.91
Exercises--1996 Plan
 (unaudited).................         --     (26,774)     18.00--20.25   18.15
Forfeitures--1996 Plan
 (unaudited).................      91,109    (91,109)  20.1875--25.875   21.86
Cancellations--1995 Plan
 (unaudited).................         --      (2,250)            14.11   14.11
                                ---------  ---------                   -------
Balance at June 30, 1998
 (unaudited).................     916,440  1,254,655  $   .01--28.8125 $ 20.48
                                =========  =========                   =======

                          RENTAL SERVICE CORPORATION

  Options outstanding at December 31, 1997 have exercise prices ranging from $.01 to $26.875 per share, with a weighted average exercise price of $19.09 per share, as outlined in the following table:

                                      WEIGHTED                         WEIGHTED
                                      AVERAGE   WEIGHTED               AVERAGE
                                      EXERCISE   AVERAGE               EXERCISE
                           NUMBER OF   PRICE    REMAINING   NUMBER OF   PRICE
   RANGE OF                 OPTIONS     PER    CONTRACTUAL   OPTIONS     PER
   EXERCISE PRICES        OUTSTANDING  SHARE      LIFE     EXERCISABLE  SHARE
   ---------------        ----------- -------- ----------- ----------- --------
   $.01..................    45,675    $  .01     7.56       23,745     $  .01
   $7.032--$14.11........    73,944     12.16     8.19       19,325      12.06
   $18.00--$21.00........   637,070     19.99     9.12       55,000      19.64
   $24.75--$26.875.......   120,263     25.81     9.70          --         --
                            -------    ------     ----       ------     ------
     Totals..............   876,952    $19.09     9.04       98,070     $13.39
                            =======    ======     ====       ======     ======

  The weighted average fair value of options granted during the years ended December 31, 1995, 1996 and 1997 was $.01, $10.23 and $9.23, respectively.

 Employee Stock Purchase Plan

  On April 28, 1997, the Company's stockholders approved, and the Company adopted, the Employee Qualified Stock Purchase Plan of Rental Service Corporation (the "QSP Plan"). Under the QSP Plan, the Company has reserved 250,000 shares of common stock for sale to employees. The QSP Plan allows eligible employees of the Company to purchase shares of common stock at the lesser of 85% of the fair market value of such shares at the beginning of each semiannual offering period or 85% of the fair market value of such shares on the date of exercise of an installment of the purchase right. Purchases are limited to 15% of an employee's eligible compensation, subject to a maximum purchase of 1,500 shares in any semiannual offering period. The QSP Plan commenced on July 1, 1997. At June 30, 1998, 241,660 shares of common stock remain available under the QSP Plan.

 Pro Forma Information

  Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995, 1996 and 1997: risk-free interest rates of 6.28%, 6.28% and 5.71%, respectively; a dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock of .641, .641 and .415, respectively; and a weighted average expected life of the option of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

                          RENTAL SERVICE CORPORATION

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                  YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                                1995       1996       1997
                                             ---------- ---------- -----------
     Pro forma net income................... $3,237,000 $2,597,000 $10,964,000
     Pro forma net income per share.........        .38        .14         .80
     Pro forma net income per share,
      assuming dilution.....................        .37        .13         .79

  Because SFAS 123 is applicable only to options granted after December 31, 1994, its pro forma effect is not fully reflected until 1997. The effects of applying SFAS 123 for the years ended December 31, 1995, 1996 and 1997 are not likely to be representative of the effects on reported net income for future years.

8. EMPLOYEE BENEFIT PLANS

  The Company maintains a Section 401(k) employee savings plan (Savings Plan) covering substantially all full-time employees upon completion of at least 1,000 hours of service and nine months of continuous employment.

  The Savings Plan is a defined contribution plan and provides for the Company to make discretionary contributions as deemed appropriate by the administrative committee. During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company made discretionary contributions totaling $0, $150,000, $436,000, $181,000 and $435,000, respectively.

9. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases certain operating premises and equipment under operating leases. Substantially all of the property leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under such operating leases totaled $2,397,000, $3,081,000, $5,353,000, $2,244,000 and $5,190,000 for the years ended December 31, 1995,
1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively. Future minimum lease payments, by year and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

     1998........................................................... $ 8,018,000
     1999...........................................................   7,136,000
     2000...........................................................   6,089,000
     2001...........................................................   4,797,000
     2002...........................................................   3,282,000
     Thereafter.....................................................   4,831,000
                                                                     -----------
                                                                     $34,153,000
                                                                     ===========

 Purchase Obligations

  At July 10, 1998, the Company was obligated, under noncancellable purchase commitments, to purchase $89.9 million of equipment.

                          RENTAL SERVICE CORPORATION

 Risk Management

  The Company currently has an insurance deductible of $5,000 per occurrence for physical damage or loss to its rental equipment, and is self-insured for physical damage or loss to its delivery vehicles. Presently, the Company has an insurance deductible of $50,000 per occurrence for claims related to general and vehicle liability. The general and vehicle policy includes per occurrence and annual aggregate liability limits of $1.0 million, with excess umbrella coverage up to $100.0 million.

 Environmental

  The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. The Company incurs ongoing expenses associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company has accrued $763,000, $652,000 and $456,000 at December 31, 1996 and 1997 and June
30, 1998, respectively, related to the removal of underground tanks at the Company's locations. The actual costs of remediating these environmental conditions may be different than that accrued by the Company due to the difficulty in estimating such costs and due to potential changes in the status of legislation and state reimbursement programs. The Company does not believe such removal and remediation will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

 Legal Proceedings

  The Company and its subsidiaries are parties to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the consolidated financial position, results of operations or cash flows of the Company.

10. RELATED PARTY TRANSACTIONS

  During 1995, the Company paid RHI approximately $742,000 in connection with certain management services. Also during 1995, certain expenses incurred by RHI were paid by the Company and vice versa.

  One of the stockholders of the Company receives an investment banking fee from the Company in connection with certain of the Company's acquisitions. The fee was calculated at 1.5% of the total of the purchase price plus acquisition costs plus planned first year capital expenditures less one-seventh of the seller's original cost of rental equipment. Such fees paid to the stockholder during the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 totaled $663,000, $388,000, $1,084,000,
$1,084,000 and $0, respectively. Effective November 1, 1993, the stockholder also received a monitoring fee, which equaled 1% of the aggregate amount of debt and equity interest of or by the stockholder in the Company. Such fees paid to the stockholder during the years ended December 31, 1995, 1996 and 1997 totaled $235,000, $235,000 and $0, respectively, and are included in general and administrative expense. The Company's obligation to pay such investment banking and monitoring fees terminated in September 1996, in conjunction with the Company's initial public offering, however, the Company, at its discretion, may utilize the stockholder's investment banking services under the same fee arrangement.

                          RENTAL SERVICE CORPORATION

  In connection with the acquisition of Center, the Company entered into leases for certain of Center's facilities with David P. Lanoha, a director of the Company, and certain partnerships affiliated with Mr. Lanoha. The leases initially expire in 2002, with options to extend for three periods of five years each. The aggregate annual rent under such leases is $720,000. Prior to the acquisition of Center, these locations had been leased by Center from Mr. Lanoha and his affiliates. The previous leases were terminated in connection with the acquisition of Center.

  From time to time, the Company also leases facilities from former owners of acquired businesses, who may be current employees of the Company.

11. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- -----------
   Current:
     Federal.................................  $1,135,000 $      --  $ 2,669,000
     State...................................     337,000    187,000     279,000
                                               ---------- ---------- -----------
                                                1,472,000    187,000   2,948,000
   Deferred:
     Federal.................................     581,000  1,550,000   6,402,000
     State...................................      43,000    163,000     594,000
                                               ---------- ---------- -----------
                                                  624,000  1,713,000   6,996,000
   Extraordinary item........................     305,000    822,000     386,000
                                               ---------- ---------- -----------
                                               $2,401,000 $2,722,000 $10,330,000
                                               ========== ========== ===========

  For interim periods, the provision for income taxes is based upon the estimated income tax rate for the full fiscal year.

  Deferred income taxes reflect the tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
   Deferred tax assets:
     Accrued liabilities........................... $  3,310,000  $  5,004,000
     Inventory reserve.............................      677,000     1,496,000
     Bad debt reserve..............................    1,245,000       504,000
     Net operating loss carryforwards..............    6,563,000     7,948,000
     Alternative minimum tax credit................    1,590,000     4,776,000
     Valuation allowance...........................   (4,740,000)   (4,487,000)
                                                    ------------  ------------
                                                       8,645,000    15,241,000
   Deferred tax liabilities:
     Depreciation and amortization.................  (12,863,000)  (30,857,000)
                                                    ------------  ------------
   Net deferred tax liability...................... $ (4,218,000) $(15,616,000)
                                                    ============  ============

                          RENTAL SERVICE CORPORATION

  The Company's effective income tax rate varied from the statutory U.S. federal income tax rate (34% in 1995 and 1996, 35% in 1997) as follows:

                                                YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1995         1996        1997
                                           -----------  ----------  -----------
   Expected provision using the statutory
    tax rate.............................  $ 2,079,000  $2,282,000  $ 8,218,000
   State taxes, net of federal tax
    benefit..............................      290,000     204,000      753,000
   Permanent differences, primarily
    amortization of intangibles..........      213,000     341,000      732,000
   Other.................................     (181,000)   (105,000)     627,000
                                           -----------  ----------  -----------
                                           $ 2,401,000  $2,722,000  $10,330,000
                                           ===========  ==========  ===========

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18.4 million that expire in years 2005 through 2012. In addition the Company had combined state net operating loss carryforwards of approximately $20.1 million that expire in years 1998 through 2012. Approximately $8.5 million of the federal carryforwards and $800,000 of the state carryforwards are attributable to the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $4.0 million and $3.7 million at December 31, 1996 and 1997, respectively, has been recognized to offset the deferred tax assets related to those carryforwards. These separate company net operating loss carryforwards are subject to restrictions in accordance with Internal Revenue Service Code Section 382, and the ultimate utilization of the net operating losses is further limited based on the future profitability of certain subsidiaries of RHI.

  In connection with the 1997 acquisitions of IAT, Center and Siems, approximately $4.5 million of net deferred tax liabilities were assumed by the Company. As a result of these acquisitions, the Company also obtained approximately $500,000 of alternative minimum tax credit carryovers. The separate company alternative minimum tax credit carryovers are subject to restrictions in accordance with Internal Revenue Service Code Section 383, and the ultimate utilization of the alternative minimum tax credits is further limited based upon the future profitability of the acquired companies.

  The Company also has alternative minimum tax credit carryovers of approximately $4.6 million for federal and $165,000 for state of California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. Approximately $600,000 of the federal and all of the state alternative minimum tax credit carryovers resulted from the Company's acquisition of RHI. For financial reporting purposes a valuation allowance of approximately $800,000 has been recognized to offset the deferred tax assets related to all alternative minimum tax credit carryovers. Limitations similar to those restricting the use of the net operating losses also restrict the use of the credit carryovers.

  The valuation allowances decreased approximately $3.1 million in 1996 and $253,000 in 1997. The decrease in the 1996 valuation allowance is principally due to an approximately $9.5 million decrease in the estimated net operating loss that is not expected to be realized from the Company's discontinued California operations. The decrease in the 1997 valuation allowance is principally due to a decrease in the estimated state net operating loss that is not expected to be realized from the Company's discontinued California operations.

  Any tax benefit resulting from the utilization of the net operating loss carryforwards or the tax credit carryovers obtained in the acquisition of RHI will be accounted for as a reduction of the purchase price in the periods they are realized.

                          RENTAL SERVICE CORPORATION

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                    FIRST    SECOND   THIRD   FOURTH  YEAR-TO-
                                   QUARTER   QUARTER QUARTER  QUARTER   DATE
                                   --------  ------- -------  ------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues:
  1996...........................  $ 27,197  $31,267 $34,631  $35,259 $128,354
  1997...........................    41,309   58,554  72,469   88,931  261,263
  1998...........................   108,663  141,050     N/A      N/A  249,713
Gross profit:
  1996...........................     6,048    7,758   8,318    9,118   31,242
  1997...........................    10,978   14,870  18,841   23,943   68,632
  1998...........................    26,936   38,448     N/A      N/A   65,384
Income before extraordinary
 items:
  1996...........................       330      897     952    1,810    3,989
  1997...........................     2,183    2,855   3,920    4,191   13,149
  1998...........................     5,484    7,135     N/A      N/A   12,619
Net income (loss):
  1996...........................       330      897    (317)   1,810    2,720
  1997...........................     1,649    2,855   3,920    4,191   12,615
  1998...........................     5,484    7,135     N/A      N/A   12,619
Earnings (loss) per common share:
  1996
  Income (loss) before
   extraordinary items...........  $   (.04) $   .06 $   .07  $   .16 $    .34
  Extraordinary items............       --       --     (.21)     --      (.18)
                                   --------  ------- -------  ------- --------
  Net income (loss)..............  $   (.04) $   .06 $  (.14) $   .16 $    .16
                                   ========  ======= =======  ======= ========
  1997
  Income before extraordinary
   items.........................  $    .19  $   .23 $   .26  $   .26 $    .96
  Extraordinary items............      (.04)     --      --       --      (.04)
                                   --------  ------- -------  ------- --------
  Net income.....................  $    .15  $   .23 $   .26  $   .26 $    .92
                                   ========  ======= =======  ======= ========
  1998
  Income before extraordinary
   items.........................  $    .27      .34                  $    .61
  Extraordinary items............       --       --                        --
                                   --------  -------                  --------
  Net income.....................  $    .27      .34     N/A      N/A $    .61
                                   ========  =======                  ========
Earnings (loss) per common share,
 assuming dilution:
  1996
  Income (loss) before
   extraordinary items...........  $   (.04) $   .06 $   .07  $   .16 $    .33
  Extraordinary items............       --       --     (.20)     --      (.18)
                                   --------  ------- -------  ------- --------
  Net income (loss)..............  $   (.04) $   .06 $  (.13) $   .16 $    .15
                                   ========  ======= =======  ======= ========
  1997
  Income before extraordinary
   items.........................  $    .19  $   .23 $   .26  $   .26 $    .94
  Extraordinary items............      (.05)     --      --       --      (.03)
                                   --------  ------- -------  ------- --------
  Net income.....................  $    .14  $   .23 $   .26  $   .26 $    .91
                                   ========  ======= =======  ======= ========
  1998
  Income before extraordinary
   items.........................  $    .27      .34                  $    .60
  Extraordinary items............       --                                 --
                                   --------  -------                  --------
  Net income.....................  $    .27      .34     N/A      N/A $    .60
                                   ========  =======                  ========

  The earnings per share amounts for 1996 and the first three quarters of 1997 have been restated to comply with the requirements of SFAS No. 128.

                          RENTAL SERVICE CORPORATION

13. SUBSEQUENT EVENTS (UNAUDITED)

  On July 20, 1998, the Company amended the Bank Facility to allow for a separate credit facility in Canada of up to Cdn. $45.0 million and to make certain other changes.

  On July 29, 1998, the Company acquired all of the outstanding stock of M.J. Struckel & Company, Inc. ("Struckel") for approximately $21.2 million in cash (including the payoff of assumed debt). Struckel rented and sold a variety of aerial equipment to customers in the construction industry, and operated in Illinois and Missouri. Struckel's balance sheet was consolidated with the Company's as of July 29, 1998. Pursuant to the acquisition agreement, the Company assumed effective control of Struckel's operations on July 1, 1998 and has included Struckel's revenues, costs and expenses from such date in its consolidated statements of operations, net of related imputed purchase price adjustments.

  Subsequent to June 30, 1998, the Company has completed two additional acquisitions for a total combined purchase price of approximately $10.6 million in cash. The two acquired equipment rental companies operated in Canada and Illinois.

  As of August 7, 1998, the Company was party to non-binding letters of intent to acquire seven equipment rental businesses for a total combined purchase price of approximately $52.9 million in cash (including the assumption of approximately $1.3 million of debt). These acquisitions are subject to a number of closing conditions, including the execution of definitive purchase agreements, RSC board of directors approval and, in some cases, expiration or early termination of the waiting period under the Hart-Scott-Rodino Act.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Acme Holdings Inc.

  We have audited the accompanying consolidated balance sheets of Acme Holdings Inc. ("Holdings") as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Holdings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 1993 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Holdings will continue as a going concern. Holdings has incurred recurring losses and has a net capital deficiency. In addition, as more fully described in Note 3, Holdings has not complied with certain covenants of loan agreements and has not made an interest payment due on December 1, 1994. These conditions raise substantial doubt about the ability of Acme Holdings Inc. to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  As discussed in Note 9 to the consolidated financial statements, in 1993 Acme Holdings Inc. changed its method of accounting for income taxes.

                                          ERNST & YOUNG LLP

Orange County, California
March 30, 1995

                               ACME HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS

                                            DECEMBER 31,
                                      --------------------------    JUNE 30,
                                          1993          1994          1995
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
          ASSETS (NOTE 3)
          ---------------
Cash and cash equivalents (Note 1)..  $    599,000  $  3,183,000  $  1,627,000
Accounts receivable, net of
 allowance for doubtful accounts of
 $1,097,000 in 1993, $1,352,000 in
 1994 and $1,786,000 in 1995........     9,025,000     9,145,000     8,829,000
Other receivables...................       164,000       316,000       235,000
Receivables from related parties
 (Note 7)...........................       220,000       138,000       298,000
Parts and supplies inventories (Note
 1).................................     1,453,000     1,180,000     1,099,000
Prepaid expenses....................       609,000       585,000       897,000
Rental equipment, principally
 machinery, at cost, net of
 accumulated depreciation of
 $32,515,000 in 1993, $32,576,000 in
 1994 and $33,102,000 in 1995
 (Notes 1, 3 and 6).................    33,027,000    28,277,000    30,049,000
Operating property and equipment, at
 cost, net of accumulated
 depreciation of $3,505,000 in 1993,
 $3,856,000 in 1994 and $4,019,000
 in 1995 (Notes 1 and 3)............     3,931,000     3,067,000     3,698,000
Goodwill, net of accumulated
 amortization of $724,000 in 1993,
 $869,000 in 1994 and $941,000 in
 1995 (Note 1)......................     3,646,000     3,501,000     3,429,000
Other assets, net (Notes 1 and 6)...     3,830,000     3,001,000     2,682,000
                                      ------------  ------------  ------------
                                      $ 56,504,000  $ 52,393,000  $ 52,843,000
                                      ============  ============  ============
   LIABILITIES AND SHAREHOLDERS'
              DEFICIT
   -----------------------------
Accounts payable....................  $  3,369,000  $  2,720,000  $  3,238,000
Unfunded disbursements..............     1,214,000     1,635,000     3,093,000
Payroll and other accrued expenses..     7,240,000     8,804,000     8,339,000
Accrued interest payable............       763,000     5,398,000    10,309,000
Income taxes payable (Note 9).......       230,000        99,000        81,000
Deferred taxes based on income (Note
 9).................................       425,000       375,000       325,000
Obligations under capital leases
 (Note 6)...........................       990,000       685,000       505,000
Senior Notes (Note 3)...............    77,566,000    77,618,000    77,644,000
Senior secured borrowings (Note 3)..     5,839,000     5,058,000     4,353,000
                                      ------------  ------------  ------------
Total liabilities...................    97,636,000   102,392,000   107,887,000
Commitments (Note 6)
Shareholders' deficit (Notes 1, 4
 and 8):
  Preferred stock, $1.00 par value:
    Authorized, issued and
     outstanding shares at
     December 31, 1993 and 1994 and
     June 30, 1995--3,000,000.......     3,000,000     3,000,000     3,000,000
Common stock, $.01 par value:
  Authorized shares--500,000
  Issued and outstanding shares--at
   December 31, 1993 and 1994--
   112,095 and 104,598, respectively
   and 102,596 at June 30, 1995.....         1,000         1,000         1,000
  Additional paid-in capital........       724,000       724,000       724,000
  Accumulated deficit...............   (44,857,000)  (53,724,000)  (58,769,000)
                                      ------------  ------------  ------------
Total shareholders' deficit.........   (41,132,000)  (49,999,000)  (55,044,000)
                                      ------------  ------------  ------------
                                      $ 56,504,000  $ 52,393,000  $ 52,843,000
                                      ============  ============  ============

                            See accompanying notes.

                               ACME HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                  JUNE 30,
                         --------------------------------------  ------------------------
                            1992          1993         1994         1994         1995
                         -----------  ------------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues:
  Equipment rentals
   (Note 1)............. $58,423,000  $ 55,504,000  $57,444,000  $28,296,000  $26,772,000
  Sales of parts,
   supplies and used
   equipment............  10,166,000     7,985,000   10,890,000    4,765,000    5,282,000
                         -----------  ------------  -----------  -----------  -----------
Total revenues..........  68,589,000    63,489,000   68,334,000   33,061,000   32,054,000
Costs and expenses:
  Operating expenses....  36,134,000    40,454,000   37,912,000   18,569,000   17,516,000
  Cost of sales of
   parts, supplies and
   used equipment.......   7,074,000     6,087,000    8,188,000    3,565,000    3,912,000
  General and
   administrative
   expense..............   7,106,000     7,338,000   11,180,000    4,631,000    5,648,000
  Depreciation and
   amortization
   expense..............  10,494,000    11,347,000    9,933,000    5,132,000    4,765,000
  Restructure costs
   (Note 2).............         --      1,887,000          --           --           --
  Provision for rental
   equipment
   retirements..........         --        880,000          --           --           --
                         -----------  ------------  -----------  -----------  -----------
Total costs and
 expenses...............  60,808,000    67,993,000   67,213,000   31,897,000   31,841,000
                         -----------  ------------  -----------  -----------  -----------
Operating income
 (loss).................   7,781,000    (4,504,000)   1,121,000    1,164,000      213,000
Interest expense........   8,422,000     9,279,000    9,927,000    4,897,000    5,198,000
                         -----------  ------------  -----------  -----------  -----------
Loss before income
 taxes..................    (641,000)  (13,783,000)  (8,806,000)  (3,733,000)  (4,985,000)
Provision for income
 taxes (Note 9).........     427,000       274,000       61,000      124,000       60,000
                         -----------  ------------  -----------  -----------  -----------
Net loss................ $(1,068,000) $(14,057,000) $(8,867,000) $(3,857,000) $(5,045,000)
                         ===========  ============  ===========  ===========  ===========


                            See accompanying notes.

                               ACME HOLDINGS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                            PREFERRED STOCK     COMMON STOCK   ADDITIONAL
                          -------------------- ---------------  PAID-IN   ACCUMULATED
                           SHARES     AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT        TOTAL
                          --------- ---------- -------  ------ ---------- ------------  ------------
Balance at
 December 31, 1991......        --  $      --  111,111  $1,000  $724,000  $(29,732,000) $(29,007,000)
Net loss................        --         --      --      --        --     (1,068,000)   (1,068,000)
Issuance of preferred
 stock, $1.00 par
 value..................  3,000,000  3,000,000     --      --        --            --      3,000,000
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at
 December 31, 1992......  3,000,000  3,000,000 111,111   1,000   724,000   (30,800,000)  (27,075,000)
Net loss................        --         --      --      --        --    (14,057,000)  (14,057,000)
Issuance of common
 stock, $.01 par value..        --         --    5,985     --        --            --            --
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4).....................        --         --   (5,001)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at December 31,
 1993...................  3,000,000  3,000,000 112,095   1,000   724,000   (44,857,000)  (41,132,000)
Net loss................        --         --      --      --        --     (8,867,000)   (8,867,000)
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4).....................        --         --   (7,497)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at December 31,
 1994...................  3,000,000  3,000,000 104,598   1,000   724,000   (53,724,000)  (49,999,000)
                          --------- ---------- -------  ------  --------  ------------  ------------
Net loss (unaudited)....        --         --      --      --        --     (5,045,000)   (5,045,000)
Forfeiture of common
 shares under Restricted
 Stock Agreement (Note
 4) (unaudited).........        --         --   (2,002)    --        --            --            --
                          --------- ---------- -------  ------  --------  ------------  ------------
Balance at June 30, 1995
 (unaudited)............  3,000,000 $3,000,000 102,596  $1,000  $724,000  $(58,769,000) $(55,044,000)
                          ========= ========== =======  ======  ========  ============  ============


                            See accompanying notes.

                               ACME HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------  ------------------------
                             1992          1993         1994         1994         1995
                          -----------  ------------  -----------  -----------  -----------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $(1,068,000) $(14,057,000) $(8,867,000) $(3,857,000) $(5,045,000)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
  Depreciation and
   amortization.........   10,327,000    11,394,000    9,985,000    5,157,000    4,792,000
  Interest payable
   financed through
   borrowings...........    2,648,000       421,000          --           --           --
  Provision for doubtful
   accounts.............      726,000     1,252,000      816,000      400,000      434,000
  (Gain) loss on sale of
   equipment............     (409,000)    1,666,000     (679,000)    (230,000)    (333,000)
  Increase (decrease) in
   deferred taxes.......      233,000       (26,000)     (50,000)         --           --
  Write-off of deferred
   financing fees.......          --        329,000          --           --           --
  Changes in operating
   assets:
    (Increase) decrease
     in accounts
     receivable.........   (2,307,000)       51,000     (936,000)     (35,000)    (119,000)
    Decrease in income
     tax refund
     receivable.........      211,000           --           --           --           --
    Increase in other
     and related party
     receivables........     (153,000)      (52,000)     (70,000)    (440,000)     (79,000)
    (Increase) decrease
     in parts and
     supplies
     inventories........     (201,000)      367,000      273,000      193,000       81,000
    (Increase) decrease
     in prepaid
     expenses...........     (115,000)      (97,000)      24,000       47,000     (313,000)
    (Increase) decrease
     in other assets....       37,000       (97,000)     259,000     (198,000)      94,000
    Increase (decrease)
     in accounts payable
     and unfunded
     disbursements......     (405,000)       83,000     (228,000)  (1,016,000)   1,976,000
    Increase (decrease)
     in payroll and
     other accrued
     expenses...........   (1,205,000)    3,042,000    1,564,000    1,035,000     (471,000)
    Increase (decrease)
     in accrued interest
     payable............    1,219,000    (1,066,000)   4,635,000       27,000    4,911,000
    Increase (decrease)
     in income taxes
     payable............      349,000      (119,000)    (131,000)     (51,000)     (66,000)
                          -----------  ------------  -----------  -----------  -----------
Net cash provided by
 operating activities...    9,887,000     3,091,000    6,595,000    1,032,000    5,862,000
INVESTING ACTIVITIES
Proceeds from sale of
 rental equipment and
 operating plant and
 equipment..............    1,500,000     2,194,000    5,122,000    1,866,000    2,204,000
Cash purchases of rental
 equipment and operating
 plant and equipment....   (3,287,000)   (4,219,000)  (5,653,000)  (1,322,000)  (8,737,000)
Financed purchases of
 rental equipment and
 operating equipment....   (3,163,000)   (3,789,000)  (2,394,000)  (2,535,000)         --
                          -----------  ------------  -----------  -----------  -----------
Net cash used in
 investing activities...   (4,950,000)   (5,814,000)  (2,925,000)  (1,991,000)  (6,533,000)

                            See accompanying notes.

                               ACME HOLDINGS INC.

                                                                        SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                          ----------------------------------------  --------------------------
                              1992          1993          1994          1994          1995
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
FINANCING ACTIVITIES
Borrowings under
 revolving facility.....  $ 71,325,000  $ 40,238,000  $ 55,078,000  $ 23,766,000  $ 36,321,000
Payments under revolving
 facility...............   (71,840,000)  (53,336,000)  (55,952,000)  (22,182,000)  (36,109,000)
Proceeds from secured
 borrowings.............     3,015,000     2,765,000     2,242,000     2,409,000           --
Payments on secured
 borrowings.............    (9,387,000)  (28,664,000)   (2,149,000)   (1,339,000)     (917,000)
Payments on subordinated
 debt...................           --    (33,828,000)          --            --            --
Payments of loan
 origination costs......      (678,000)   (3,074,000)          --            --            --
Proceeds from capital
 lease borrowings.......       148,000     1,024,000       152,000       126,000           --
Payments on capital
 lease obligations......      (324,000)     (648,000)     (457,000)     (266,000)     (180,000)
Proceeds from sale of
 preferred stock........     3,000,000           --            --            --            --
Proceeds from issuance
 of Senior Notes........           --     77,544,000           --            --            --
                          ------------  ------------  ------------  ------------  ------------
Net cash provided (used)
 in financing
 activities.............    (4,741,000)    2,021,000    (1,086,000)    2,514,000      (885,000)
                          ------------  ------------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............       196,000      (702,000)    2,584,000     1,555,000    (1,556,000)
Cash and cash
 equivalents at
 beginning of period....     1,105,000     1,301,000       599,000       599,000     3,183,000
                          ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents at end of
 period.................  $  1,301,000  $    599,000  $  3,183,000  $  2,154,000  $  1,627,000
                          ============  ============  ============  ============  ============


                            See accompanying notes.

                              ACME HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1994 AND JUNE 30, 1995

          (THE INFORMATION AS OF JUNE 30, 1995 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1994 AND 1995 IS UNAUDITED)

1. ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements include the accounts of Acme Holdings Inc., a Delaware corporation, and its wholly owned subsidiaries (together, "Holdings") Acme Rents, Inc. ("Acme Rents"), Acme Duval Inc. ("Acme Duval") and Acme Dixie Inc. ("Acme Dixie"). All material intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

  Holdings operates in a single industry segment: the rental of equipment through a network of rental center locations in California, Florida, Texas and Louisiana, including sales of equipment, parts, supplies and used rental equipment. The nature of Holdings' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

 Interim Financial Statements

  The accompanying consolidated balance sheet at June 30, 1995 and the consolidated statements of operations, shareholders' deficit and cash flows for the six-month periods ended June 30, 1994 and 1995 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Operations

  During the years ended December 31, 1992, 1993 and 1994, and six months ended June 30, 1994 and June 30, 1995 Holdings had operating income (loss) of $7,781,000, ($4,504,000), $1,121,000, $1,164,000 and $213,000 and net loss of
$1,068,000, $14,057,000, $8,867,000, $3,857,000 and $5,045,000, respectively.
The losses are primarily attributable to the interest expense associated with Holdings' debt level. The results for the year ended December 31, 1994 and six months ended June 30, 1995 include expenses related to discussions with holders of Holdings' 11.75% $78,000,000 Senior Notes due 2000 (the Senior Notes) regarding a possible recapitalization (Note 3). In the fourth quarter of 1993, Holdings implemented a restructuring plan and recorded a charge of $1,887,000 (Note 2).

  Effective March 31, 1992, Holdings sold 3,000,000 shares of newly authorized preferred stock for $3,000,000 cash, and restructured the terms of its financing agreements with its lenders as more fully described in Notes 3 and
4. The restructured agreements reduced the amounts available to borrow, accelerated certain bank principal payments, deferred certain subordinated debt interest payments and modified certain loan terms, conditions and covenants. The restructured agreements were amended in March and April 1993 to defer certain principal and interest payments and extend the term of the revised covenant provisions.

  In June 1993, Holdings issued the Senior Notes (Note 3). Proceeds from this issuance were used to pay off all then existing bank debt, senior subordinated notes payable and junior subordinated notes payable.

  Holdings did not make an interest payment on the Senior Notes in the amount of $4,582,500 which was due December 1, 1994 and another payment due June 1, 1995 for the accrued interest on the Senior

                              ACME HOLDINGS INC.

Notes since December 1, 1994. The failure to make such payments constitutes an event of default under the terms of the indenture to the Senior Notes (Note
3).

  Simultaneously with the offering of Senior Notes, Holdings established a revolving credit facility (the New Credit Facility) with Citicorp USA Inc. and other lenders (Citicorp). As of December 31, 1994 and June 30, 1995 Holdings was not in compliance with the interest coverage ratio, fixed charges ratio, leverage ratio, and capital expenditure limits in the covenant provisions contained in the New Credit Facility agreement. In addition, Holdings' failure to make the December 1, 1994 and June 1, 1995 interest payments on the Senior Notes constitute an event of default under the terms of the New Credit Facility. As of June 30, 1995, and July 12, 1995, Citicorp was making discretionary advances to Holdings under the terms of the New Credit Facility without any assurance that it would make such discretionary advances in the future.

  In August 1994, Holdings hired Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor to help Holdings explore alternatives for restructuring the Senior Notes and to identify long term solutions to strengthen Holdings' financial position (Note 3). Also, in August 1994, certain holders of the Senior Notes formed an unofficial committee (the "Unofficial Committee") to evaluate and respond to proposals.

  On April 28, 1995, Holdings reached an agreement in principle with the Unofficial Committee of the holders of the Senior Notes on a financial restructuring of Holdings. On July 11, 1995, Holdings received and accepted the requisite number of votes from holders of the Senior Notes approving the contemplated financial restructuring plan. As part of the plan, on July 13, 1995, Holdings filed a prepackaged joint plan of reorganization involving Holdings and its wholly-owned subsidiaries under Chapter 11 of the Bankruptcy Code ("Chapter 11 Filing"). Simultaneous with the Chapter 11 Filing, the Bankruptcy Court approved and Holdings established a $5,000,000 DIP Facility with Citicorp USA, Inc. The DIP Facility paid off the $1,835,000 outstanding under Holdings' New Credit Facility.

  An order confirming the Plan was entered by the Court on August 24, 1995 and the Plan became effective September 11, 1995 (the "Effective Date"). For each $1,000.00 principal amount of Holdings' 11% Senior Notes, holders received a total of $525.75 consisting of $497.81 as payment for the Senior Notes and $28.94 as payment for the Releases solicited with the Plan. All of the notes were canceled pursuant to the Plan. The Plan provided that the holders of Holdings' Preferred Stock, Common Stock, warrants and all other options to acquire Holdings' stock and securities claims were not entitled to receive or retain any property under the Plan and were deemed to reject the Plan, which was approved by the Court. All applicable shares were canceled, annulled and extinguished on the Effective Date. The other classes of claims and interests were unimpaired under the Plan. The Plan provided for the payment of 100% of their claims in the ordinary course of business, with the exception of two rejected real estate leases.

  On September 12, 1995, Holdings was merged into a subsidiary of Rental Service Corporation, and the Senior Notes, DIP Facility and certain equipment financing were paid off.

 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the consolidated statements of operations include revenues earned on fuel sales and equipment delivery fees. Revenue from the sale of parts, supplies and equipment are recorded at the time of delivery to or pick-up by the customer.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, supplies and small- to medium-sized equipment for sale. All inventories are valued at the lower of cost (first-in, first-out) or market.

                              ACME HOLDINGS INC.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated for financial statement purposes primarily using the straight-line method over the following estimated useful lives:

     Rental equipment.............................................     3-7 years
     Operating property and equipment.............................     3-7 years
     Leasehold improvements....................................... Term of lease

  Rental equipment costing less than $400 is immediately expensed at date of purchase.

 Goodwill

  Goodwill represents the excess of purchase price over fair market value of net assets acquired and is amortized using the straight-line method over the estimated periods to be benefited, ranging from five to thirty years. Included in depreciation and amortization expense for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995 is $175,000, $167,000, $145,000, $73,000 and $72,000, respectively, of such amortization expense. It is Holdings' policy to account for goodwill and all other intangible assets at the lower of amortized cost or fair value. The carrying value of goodwill is reviewed periodically (at least annually) based on the undiscounted cash flows of the entity over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, Holdings' carrying value of goodwill will be reduced by the estimated short fall of undiscounted cash flows. In addition, management reviews the valuation and amortization of other intangible assets, taking into consideration any events and circumstances which might have diminished fair value.

 Other Assets

  Other assets consist of the following:

                                                  DECEMBER 31,
                                              ---------------------
                                                                     JUNE 30,
                                                 1993       1994       1995
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
Recapitalization and deferred finance costs,
 net of accumulated amortization of
 $277,000, $726,000 and $955,000 in 1993,
 1994 and 1995 respectively.................  $2,813,000 $2,364,000 $2,135,000
Noncompetition and consulting agreements,
 net of accumulated amortization of
 $1,951,000 in 1993.........................     121,000        --         --
Other, primarily deposits...................     896,000    637,000    547,000
                                              ---------- ---------- ----------
                                              $3,830,000 $3,001,000 $2,682,000
                                              ========== ========== ==========

  In March 1992 Holdings entered into revised credit agreements (Note 3), and amended the terms of the subordinated notes (the Refinancing). Costs incurred in connection with the Refinancing were being amortized over two years, the estimated benefit period. In June 1993 Holdings issued Senior Notes (Note 3), therefore unamortized costs of $320,000 in connection with the 1992 refinancing were written off in 1993. Noncompetition and consulting agreements are amortized ratably over the terms of the agreements (two to five years). Included in depreciation and amortization expense for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995 is $919,000, $1,217,000, $574,000, $344,000 and $229,000, respectively, of other assets' amortization expense.

                              ACME HOLDINGS INC.

 Statements of Cash Flows

  For purposes of the statements of cash flows, Holdings considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental disclosures of cash flow information:

                                                              SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,           JUNE 30,
                            -------------------------------- -------------------
                               1992       1993       1994       1994      1995
                            ---------- ---------- ---------- ---------- --------
                                                                 (UNAUDITED)
   Cash paid during the
    year for:
     Interest.............. $4,550,000 $9,924,000 $5,240,000 $4,876,000 $297,000
     Income taxes..........    160,000    282,000    381,000    324,000   54,000

 Concentration of Credit Risk

  Holdings extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases mechanics' liens are filed to protect Holdings' interests. Holdings has diversified its customer base by operating rental center locations in California, Florida, Texas and Louisiana. Customers of the Texas and Louisiana and certain California rental center locations are primarily large petrochemical companies or the maintenance contractors working therein. Holdings maintains adequate reserves for potential credit losses and such losses have been within management's estimates.

2. RESTRUCTURING PLAN

  In the fourth quarter of 1993, Holdings implemented a restructuring plan which focused on critical aspects of its business. As a result, Holdings recorded a charge to operations of $1,887,000. Costs applied against the reserve in the fourth quarter were $466,000, resulting in a reserve balance at December 31, 1993 of $1,421,000. The restructuring charge includes $356,000 of noncash items and $1,531,000 of cash items, of which $112,000 of noncash items and $354,000 of cash items were realized in 1993. The primary components of the restructuring charge are as follows:

   Closure and realignment of rental center locations (includes future lease commitments and the write down to net realizable value of owned locations)...................................... $1,398,000
   Severance or relocation of 19 employees.........................    489,000
                                                                    ----------
                                                                    $1,887,000
                                                                    ==========

  For the year ended December 31, 1994, Holdings applied $1,166,000 of costs against the restructuring reserve of which $866,000 related to cash items and $300,000 related to noncash items. As of December 31, 1994 and June 30, 1995, the restructuring reserve was $255,000 and $195,000 respectively, which related to the incremental costs associated with the sublet of the Hollywood, California location, which is a future cash item.

                              ACME HOLDINGS INC.

3. FINANCING AGREEMENTS

  Secured and unsecured debt consists of the following:

                                                DECEMBER 31,
                                           -----------------------
                                                                    JUNE 30,
                                              1993        1994        1995
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
     Bank debt under revolving advances... $ 1,919,000 $ 1,045,000 $ 1,257,000
     Equipment contracts payable..........   3,920,000   4,013,000   3,096,000
                                           ----------- ----------- -----------
     Senior secured borrowings............   5,839,000   5,058,000   4,353,000
     11.75% senior notes due 2000.........  77,566,000  77,618,000  77,644,000
                                           ----------- ----------- -----------
                                           $83,405,000 $82,676,000 $81,997,000
                                           =========== =========== ===========

 Bank Debt

  On March 30, 1992, Holdings entered into a revised credit agreement (the 1992 Credit Agreement) with its banks which consisted of $20 million available ($18 million at December 31, 1992) through a revolving line of credit, a $22 million acquisition note and an $8.9 million equipment note; the amounts available decreased over the term of the agreement. Amounts outstanding under the 1992 Credit Agreement bore interest, due monthly, at the bank's prime rate plus 2.25% or LIBOR plus 3.50% (8.25% or 7.5%, effective rate at December 31, 1992), provided that not more than 80% of such amounts outstanding could be at LIBOR plus 3.50%. The bank debt was paid off in June 1993 with proceeds from the issuance of the Senior Notes.

  Simultaneous with the issuance of Senior Notes in June 1993, Holdings established the $10,000,000 New Credit Facility with a financial institution. Holdings may borrow, on a revolving basis, up to the amount of a borrowing base calculated as a percentage of eligible accounts receivable and a percentage of resale inventory. The financial institution has a security interest in all of Holdings' accounts receivable, inventory, and proceeds thereof. The New Credit Facility is available for general corporate purposes, including working capital requirements. Interest is due monthly at a rate of 1.25% over the financial institution's prime rate or 2.50% over the LIBOR rate (9.75% or 9.0%, effective rate at December 31, 1994 and 10.25% or 9.0%, effective rate at June 30, 1995), at Holdings' option. Availability on the revolving facility and principal borrowings outstanding were $5,027,000 and $1,045,000, respectively, at December 31, 1994 and $4,134,000 and $1,257,000,
respectively, at June 30, 1995. Commitment fees on the unused portion of the revolving credit facility at the rate of one-half of 1% per annum, payable in arrears on March 1, June 1, September 1, and December 1, are due commencing September 1, 1993. Principal is due in its entirety on June 2, 1998, unless accelerated prior thereto.

  Up to $1,000,000 of letters of credit may be issued under the New Credit Facility. Outstanding letters of credit totaled $114,000 and $14,000 at December 31, 1994 and June 30, 1995, respectively. Fees at the rate of 2.5% per annum are paid upon issuance of letters of credit.

  Certain financial covenants and other affirmative and negative covenants are required to be maintained as called for by the New Credit Facility agreement. The financial covenants were amended in 1993 and again on March 29, 1994. As of December 31, 1994 and June 30, 1995, Holdings was not in compliance with the interest coverage ratio, fixed charges ratio, leverage ratio and capital expenditure limits of the covenant provisions. Holdings' failure to make the interest payment on the Senior Notes is also an event of default under the terms of its New Credit Facility. As of March 15, 1995, Citicorp acknowledged all the covenant non-compliance and defaults, did not waive such defaults and reserved any and all rights and remedies under or with respect to the New Credit Facility and the Loan Documents (as defined in the credit agreement) resulting from such event of default. Moreover, because the covenants are based on the trailing 12 months' earnings, pursuant to

                              ACME HOLDINGS INC.

Management's estimates for 1995, Holdings anticipates not being in compliance with covenant provisions of the New Credit Facility at the end of any quarter during 1995. As of June 30, 1995 and July 12, 1995, Citicorp was making discretionary advances under the New Credit Facility without assurance that it would make discretionary advances or issue a waiver or continue to preserve their rights for any future defaults. If Holdings is not able to obtain an advance or a waiver in the future and a default is declared and demand is made for the payment of all amounts outstanding under the New Credit Facility, Holdings does not believe it will be able to satisfy such demand. In this event, Citicorp under the New Credit Facility would also be entitled to exercise their rights and remedies under the related Security Agreement, which include all rights and remedies of a secured party upon default under the New York Uniform Commercial Code.

  There can be no assurance that demand for payment of all amounts outstanding under the New Credit Facility will not be made or how much longer Citicorp will continue to make discretionary advances under the New Credit Facility or that funds will otherwise be available under the New Credit Facility.

 Subordinated Notes Payable

  In 1990, Holdings issued $25 million in senior subordinated notes to a financial institution for cash, and granted a warrant to purchase 27,778 shares of Holdings' common stock at an exercise price of $146.25 per share (the Original Warrant); the Original Warrant was valued at $500,000. On April 1, 1993, the senior subordinated note agreement was amended to allow Holdings to issue 13.5% senior subordinated interest notes (the Interest Notes) in lieu of its July 15, 1991, January 15, 1992 and July 15, 1992 interest payments.

  In conjunction with amending the senior subordinated note agreement and in exchange for the Original Warrant, Holdings issued to the holder of the senior subordinated notes a warrant to purchase 27,778 shares of Holdings' common stock at an exercise price of $0.10 per share (Replacement Warrant) for the Original Warrant. The exercise price of the Replacement Warrant was based on the estimated fair market value of Holdings' common stock at the date of the amendment as determined by Holdings' Board of Directors. If exercised, the related shares would represent 21% of the outstanding shares of common stock at December 31, 1994. The warrant is fully exercisable, in whole or in part, and expires on January 15, 2000.

  Holdings also had unsecured promissory notes payable, principally to its shareholders, aggregating $2,250,000 at December 31, 1992 bearing simple interest at 10% to 12%. The notes were subordinated to obligations outstanding under the 1992 Credit Agreement with the bank and the amended senior subordinated note agreement. In accordance with a subordination agreement dated as of March 31, 1992, the principal and interest on the junior subordinated notes could not be paid until all obligations outstanding under the 1992 Credit Agreement and the amended senior subordinated note agreement were paid in full.

  All Senior and Junior subordinated notes payable were paid off with proceeds from the issuance of the Senior Notes.

 11.75% Senior Notes Due 2000

  On June 1, 1993, Holdings sold $78,000,000 of 11.75% Senior Notes due 2000 less a discount of $455,000 in a public debt offering. Each of Holdings' wholly owned subsidiaries guarantee the Senior Notes on a full, unconditional, and joint and several basis. The Senior Notes are senior obligations of Holdings and rank pari passu with all unsubordinated indebtedness of Holdings. Proceeds of the Senior Notes were used for the repayment of all bank debt, senior subordinated notes payable, and junior subordinated notes payable outstanding at June 1, 1993. The Senior Notes are redeemable, in whole or in part, at the option of Holdings, at any time on or after June 1, 1996, at certain agreed upon redemption prices. In addition, until June 1, 1996, upon an Initial Public Offering of Holdings' stock, up to 20% of the originally issued aggregate principal amount of Senior

                              ACME HOLDINGS INC.

Notes may be redeemed at the option of Holdings at a certain agreed upon price. The indenture relating to the Senior Notes (Indenture) contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by Holdings and certain of its subsidiaries and imposes limitation on investments, loans, advances, the payment of dividends and the making of certain other payments, the creation of liens, certain transactions with affiliates and certain mergers.

  Interest, at a rate of 11.75%, is due semiannually on June 1 and December 1. The interest payments on the Senior Notes are in the amount of $4,582,500. To date, Holdings has not made the interest payment on the Senior Notes due December 1, 1994 and is in default with the terms of the Senior Notes Indenture. Since an event of default under the Indenture has occurred and is continuing, the holders of at least 25 percent in aggregate principal amount of the outstanding Senior Notes may, by written notice to Holdings and the Trustee under the Indenture, and the Trustee upon the written request of such holders, can declare the principal amount of and accrued interest on all of the outstanding Senior Notes due and payable immediately. If an event of default under the Indenture occurs related to the bankruptcy of Holdings or any Holdings subsidiary of Holdings, then the principal of and accrued interest on the Senior Notes shall become immediately due and payable. If the indebtedness under the Senior Notes is accelerated, Holdings would not be able to pay such amounts. In such event, the Trustee is entitled to pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Indenture. If not accelerated before such date, principal under the Senior Notes, in its entirety, is due June 1, 2000.

 Equipment Contracts Payable

  The equipment contracts bear interest at rates ranging from 7% to 14%, are secured by equipment purchased and are payable in various monthly principal installments.

 Debt Maturities

  The aggregate annual maturities of debt as of December 31, 1994, are as follows:

                                      BANK    EQUIPMENT    SENIOR
                                    DEBT(A)   CONTRACTS   NOTES(B)      TOTAL
                                   ---------- ---------- ----------- -----------
     1995......................... $      --  $1,708,000 $       --  $ 1,708,000
     1996.........................        --   1,399,000         --    1,399,000
     1997.........................        --     797,000         --      797,000
     1998.........................  1,045,000    109,000         --    1,154,000
     1999.........................        --         --          --          --
     Thereafter...................        --         --   77,618,000  77,618,000
                                   ---------- ---------- ----------- -----------
                                   $1,045,000 $4,013,000 $77,618,000 $82,676,000
                                   ========== ========== =========== ===========

--------
(A) Currently, the New Credit Facility is in default and if the outstanding principal is not accelerated, then the principal in its entirety is due June 2, 1998.
(B) Currently, the Senior Notes are in default and if not accelerated, then the principal in its entirety is due June 1, 2000.

                              ACME HOLDINGS INC.

4. SHAREHOLDERS' DEFICIT

  On March 31, 1992, in connection with the 1992 Credit Agreement (Note 3) Holdings issued and sold 3,000,000 shares of Series A preferred stock, par value $1.00, (the Preferred Stock) for $3,000,000 cash. Each share of the Preferred Stock is entitled to .005 (five one-thousandths) of one vote. No dividends may be paid on common stock in any fiscal year unless Holdings has first paid to the Preferred Stock shareholders a dividend of not less than $0.06 per share, which is noncumulative. Any additional dividends declared shall be declared on the common stock only. Upon liquidation, the Preferred Stock carries a liquidation preference of $1.00 per share, plus an amount equal to all declared and unpaid dividends thereon. After the payment or distribution to the Preferred Stock shareholders of the full preferential amounts, the common shareholders are entitled to all remaining assets of Holdings to be distributed. Concurrent with the issuance of the Preferred Stock, Holdings' Board of Directors declared a one-for-ten reverse stock split of Holdings' stock outstanding on such date. The authorized shares of Holdings' common stock was changed to 500,000 shares, $.01 par value.

  Additionally, Holdings entered into a restricted stock agreement with its former Chairman and Chief Executive Officer subjecting 25,005 shares of Holdings' common stock owned by him to forfeiture. The restrictions on 10,002 of such shares were to lapse based on ratable monthly vesting over 36 months. The restrictions on the remaining 15,003 shares were to lapse ratably each year if certain earnings levels were achieved for fiscal years 1992, 1993 and 1994. At December 31, 1993, restrictions on 10,839 of the shares had lapsed and 5,001 shares were forfeited and returned to Holdings. As of December 31, 1994, restrictions on 12,507 of the shares had lapsed and 12,498 were forfeited and returned to Holdings. On December 31, 1994, AAC purchased all of the former Chairman's outstanding common and preferred shares in Holdings for a total consideration of $10.

  On December 28, 1993, Holdings entered into a stock purchase agreement with the former President (Management Participant) whereby the Management Participant purchased 5,985 shares of Holdings' authorized but unissued common stock at $.01 per share. One-half of the shares are referred to as Employment Stock and the remaining one-half of the shares are referred to as Eligible Time Accelerated Stock (ETA Stock). The shares of common stock subject to this agreement are held in escrow until such time as the shares vest. The Employment Stock vests at the rate of 25% on December 31, 1993, 1994, 1995 and 1996. The ETA Stock vests at the rate of 25% on December 31, 1993, 1997, 1998 and 1999, however, the vesting may be accelerated if Holdings achieves certain performance targets, as determined by Holdings' Board of Directors. As of December 31, 1994, 1,496 shares of Employment Stock and 748 shares of ETA Stock had vested.

5. EMPLOYEE BENEFIT PLANS

  Holdings has a Section 401(k) employees savings plan (the Savings Plan) covering substantially all full-time employees upon completion of at least 500 hours of service and six-months of continuous employment. The Savings Plan is a defined contribution plan and provides for Holdings to make discretionary contributions as deemed appropriate by the Savings Plan administrative committee. No contributions were made by Holdings to the Savings Plan during the years ended December 31, 1992, 1993 or 1994 or the six months ended June 30, 1995.

  Holdings also has a group medical and dental insurance plan (the Health
Plan) covering substantially all full time employees (and their eligible dependents) as defined, who have completed a minimum of three months of continuous service (12 months of service to qualify for dental benefits). Holdings is insured for individual and aggregate claims in excess of defined stop-loss limits and has provided reserves for amounts it believes are sufficient to cover claims which have been incurred but not reported as of December 31, 1994 and June 30, 1995.

                              ACME HOLDINGS INC.

6. COMMITMENTS

 Obligations Under Capital Leases

  Holdings has entered into capital lease obligations in connection with acquiring certain rental equipment with aggregate costs and accumulated amortization of $1,463,000 and $230,000 at December 31, 1993, and $1,553,000
and $355,000 at December 31, 1994, respectively. Future minimum lease payments under the capital leases and the present value of the minimum lease payments as of December 31, 1994 are as follows:

      1995............................................................ $482,000
      1996............................................................  251,000
      1997............................................................   23,000
      1998............................................................    7,000
      1999............................................................      --
      Thereafter......................................................      --
                                                                       --------
      Total minimum future lease payments.............................  763,000
      Less amount representing interest...............................   73,000
                                                                       --------
      Present value of net minimum future lease payments.............. $690,000
                                                                       ========

 Obligations Under Operating Leases

  At December 31, 1994, Holdings had minimum annual lease commitments for property and equipment under noncancelable operating leases as follows:

      1995.......................................................... $ 3,686,000
      1996..........................................................   2,997,000
      1997..........................................................   2,045,000
      1998..........................................................   1,141,000
      1999..........................................................     948,000
      Thereafter....................................................   2,649,000
                                                                     -----------
                                                                     $13,466,000
                                                                     ===========

  The property leases require Holdings to pay certain property taxes and insurance costs. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under all operating leases totaled $3,631,000, $4,022,000, $4,380,000, $2,224,000 and $2,110,000 for the years ended December 31, 1992,
1993, 1994, and six months ended June 30, 1994 and 1995, respectively.

  Holdings leases all or a portion of one of its California locations from a partnership that is comprised of certain present and former shareholders and directors of Holdings and leases property which is part of a second California location from certain present and former shareholders and directors of Holdings. The corporate offices in California are leased from a former officer and director of Holdings. Two locations in Louisiana are leased from a former officer of Acme Dixie. The leases require monthly lease payments aggregating approximately $43,000. Total rent expense attributable to these leases and included in operations was $421,000, $532,000 and $533,000 for the years ended December 31, 1992, 1993 and 1994, respectively and $231,000 and $231,000 for the six months ended June 30, 1994 and 1995, respectively.

 Purchase Commitments

  As of December 31, 1994 and June 30, 1995, Holdings had commitments to purchase equipment of approximately $2,395,000 and $1,977,000, respectively.

                              ACME HOLDINGS INC.

 Noncompetition Agreements

  Holdings in the past has entered into noncompetition and/or consulting agreements with the former owners of certain businesses it has acquired, some of which require cash payments in future periods. The agreements are for terms of two to five years and prohibit the former owners from competing with Holdings in the business of renting equipment in certain California, Texas and Louisiana counties. The present values of these future cash payments have been capitalized and included in other assets (Note 1) with the corresponding liabilities included in other accrued expenses in the accompanying balance sheets.

  Any breach of the agreements by the former owners terminates Holdings' obligations. Amounts charged to expense, including amortization expense on capitalized costs, were approximately $546,000, $376,000, $121,000, $121,000 and $0, for the years ended December 31, 1992, 1993 and 1994, and the six months ended June 30, 1994 and 1995, respectively.

7. RELATED PARTY TRANSACTIONS

  In July 1992, Holdings entered into a five-year management agreement (Management Agreement) with a company owned by certain shareholders of Holdings (AAC) that is acquiring equipment rental businesses. Under the Management Agreement, Holdings locates potential acquisition opportunities, provides administrative assistance in connection with acquisitions and manages, supervises and provides administrative and accounting support for the operation of AAC's rental locations. Pursuant to the Management Agreement, Holdings has agreed, until April 1, 1995, to make available first to such company any opportunities which come to its attention for acquiring additional rental locations. During 1992, 1993 and 1994, Holdings assisted AAC in making six acquisitions. AAC reimburses Holdings for any costs incurred by Holdings to acquire the companies. Additionally, AAC pays Holdings a management fee based on a percentage of the acquisition cost for each acquisition and the performance of the companies acquired. As of December 31, 1993, the miscellaneous receivable and the management fee receivable were $45,000 and $146,000, respectively and as of December 31, 1994, the net miscellaneous payable and the management fee receivable were $117,000 and $255,000, respectively, and as of June 30, 1995, the net miscellaneous payable and the management fee receivable were $82,000 and $381,000, respectively. As a result of the chairman's resignation in June 1994, AAC at its discretion may terminate the Management Agreement between AAC and Holdings. AAC has not notified Holdings as to its intentions with respect to the termination or continuation of the Management Agreement. Total management fee revenue, included as a reduction in general and administrative expense, was $162,000, $1,082,000, $1,496,000, $718,000 and $524,000, for the years ended December
31, 1992, 1993 and 1994, and the six months ended June 30, 1994 and 1995, respectively.

  In addition, Holdings and AAC have agreed to rerent equipment to each other in the event the other party does not have sufficient rental equipment at a given rental center location to meet a customer's requirements. The party making such equipment available receives 70% of the gross rental receipts received by the other party related to such rerental. For the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1994 and 1995, rerent revenue received by Holdings from AAC was $13,000, $151,000, $39,000, $6,000 and $16,000, respectively, and rerent expense paid by Holdings to AAC was $37,000, $111,000, $230,000, $62,000 and $35,000, respectively.

  Holdings also leases certain facilities owned by certain of Holdings' present and former officers, directors and shareholders (Note 6).

                              ACME HOLDINGS INC.

8. STOCK OPTION PLAN

  In May 1990, Holdings' Board of Directors approved the Acme Holdings Inc. 1990 Stock Option Plan which authorizes the granting of options to various directors, officers, employees and outside consultants to purchase, within a period of 10 years from date of grant, up to 7,310 shares of common stock at an exercise price to be determined at the time of grant by Holdings' Board of Directors. The exercise price shall be not less than fair market value on the date of grant for incentive stock options (ISOs), and not less than 85% of the fair market value on the date of grant for nonstatutory stock options (NSOs). Any otherwise eligible participant who owns more than 10% of the total combined voting power of all classes of outstanding stock of Holdings is not eligible to receive options under the plan unless the exercise price is at least 110% of the fair market value of such shares on the date of grant and the options are exercisable for a term of only five years from the date of grant. Options vest in such increments as determined by Holdings' Board of Directors.

  ISOs to purchase 3,290 shares of common stock at $.10 per share were granted in March 1992 to replace previously issued and canceled options. In January 1993, 1,097 ISOs to purchase shares of common stock at $2.69 per share were granted. Such ISOs become exercisable at various dates commencing July 1993. ISOs covering 1,097 shares are exercisable at December 31, 1994. On March 31, 1992, NSOs to purchase 365 shares of common stock at $27.00 per share were granted to replace previously issued and canceled options; such exercise price was based upon isolated negotiations with a single option holder and bore no relationship to the fair market value of the common stock. The NSOs were fully exercisable at date of grant. No options were granted during 1994.

9. INCOME TAXES

  Effective January 1, 1993, Holdings changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement No. 109). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  As permitted under Statement No. 109, Holdings has elected not to restate the financial statements of any prior years. There was no effect from this change on net income for the year ended December 31, 1993 or on the deferred tax balance at December 31, 1992.

  The provision (benefit) for income taxes is comprised of the following:

                                                      1992     1993      1994
                                                    -------- --------  --------
     Current:
       Federal..................................... $    --  $    --   $    --
       State.......................................  400,000  300,000   111,000
                                                    -------- --------  --------
                                                     400,000  300,000   111,000
     Deferred:
       Federal.....................................      --       --        --
       State.......................................   27,000  (26,000)  (50,000)
                                                    -------- --------  --------
                                                      27,000  (26,000)  (50,000)
                                                    -------- --------  --------
                                                    $427,000 $274,000  $ 61,000
                                                    ======== ========  ========

                              ACME HOLDINGS INC.

  In 1994, deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Holdings' net deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1993          1994
                                                     -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 8,614,000  $ 11,899,000
     Alternative minimum tax credit.................     754,000       754,000
     Allowance for doubtful accounts................     384,000       501,000
     Accrued health & general insurance.............   1,298,000     1,257,000
     State taxes, net...............................     297,000       123,000
     Other accruals.................................   1,733,000     1,183,000
                                                     -----------  ------------
     Total deferred tax assets......................  13,080,000    15,717,000
     Valuation allowance for deferred tax assets....  (7,396,000)  (11,596,000)
                                                     -----------  ------------
   Net deferred tax assets..........................   5,684,000     4,121,000
   Deferred tax liabilities:
     Depreciation, tax over book....................  (5,904,000)   (4,146,000)
     Other accruals.................................    (205,000)     (350,000)
                                                     -----------  ------------
   Total deferred tax liabilities...................  (6,109,000)   (4,496,000)
                                                     -----------  ------------
   Net deferred tax liabilities..................... $  (425,000) $   (375,000)
                                                     ===========  ============

  A reconciliation between the provision for income taxes computed by applying the federal statutory tax rate to loss before taxes for the years ended December 31 is as follows:

                                              YEAR ENDED DECEMBER 31,
                                         -----------------------------------
                                           1992        1993         1994
                                         ---------  -----------  -----------
   Federal tax benefit at statutory
   rate................................. $(218,000) $(4,686,000) $(2,994,000)
   Losses without benefit...............   218,000    4,686,000    2,994,000
   State taxes..........................   427,000      274,000       61,000
                                         ---------  -----------  -----------
                                         $ 427,000  $   274,000  $    61,000
                                         =========  ===========  ===========

  At December 31, 1994, Holdings has approximately $29,300,000 of net operating loss carryforwards for federal income tax purposes that expire $9,500,000 in 2005, $6,000,000 in 2006, $1,700,000 in 2007 and $6,800,000 in
2008 and $5,300,000 in 2009. In addition, Holdings has net operating loss carryforwards for California income tax purposes of approximately $17,800,000 which are available to offset taxable income starting in 1993 and expire $4,300,000 in 1996, $5,800,000 in 1997, $3,900,0000 in 1998 and $3,800,000 in
1999. The ultimate realization of the benefit of these loss carryforwards is dependent on Holdings achieving proper levels of operating profits in the future.

  Holdings also has alternative minimum tax credit carryovers of approximately $590,000 for federal income tax purposes and $164,000 for California income tax purposes which are available to offset future regular income tax that is in excess of the alternative minimum tax in such year. The credits carry over indefinitely.

  Pursuant to the Tax Reform Act of 1986, use of Holdings' net operating loss carryforwards and other tax attributes may be substantially limited if a cumulative change in ownership of more than 50% occurs within any three year period. As of December 31, 1994, a cumulative change of more than 50% occurred which could significantly impact the future benefit of the federal and state net operating loss carryforwards under Internal Revenue Service Code Section 382.

10. SUBSEQUENT EVENT

  Holdings has decided to relocate its corporate office to Scottsdale, Arizona during the second and third quarters of 1995.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying combined balance sheets of the corporations and partnerships listed in Note 1 (the Company) as of March 31, 1997 and 1996 and the related combined statements of operations, redeemable stock and other stockholders' and partners' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the corporations and partnerships listed in Note 1 at March 31, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

Phoenix, Arizona
May 6, 1997

                              INDUSTRIAL AIR TOOL

                            COMBINED BALANCE SHEETS

                                                              MARCH 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
                        ASSETS
Cash and cash equivalents............................. $ 1,816,726  $ 7,164,847
Investments, at market value (cost of $2,687,731).....   2,813,546          --
Accounts receivable, net of allowance for doubtful
 accounts of $120,000 at March 31, 1996 and 1997......   7,482,984    6,993,000
Inventory.............................................   6,843,218    6,663,676
Prepaid expenses and other assets.....................     306,003      217,400
Rental equipment, at cost, net of accumulated
 depreciation of $2,086,440 and $1,835,658 at March
 31, 1996 and 1997....................................   1,103,985    1,010,027
Operating property and equipment, at cost, net of
 accumulated depreciation.............................   1,350,901    1,377,166
Other assets..........................................     764,371      716,238
                                                       -----------  -----------
                                                       $22,481,734  $24,142,354
                                                       ===========  ===========
       LIABILITIES, REDEEMABLE STOCK, AND OTHER
          STOCKHOLDERS' AND PARTNERS' EQUITY
       ----------------------------------------
Accounts payable...................................... $ 2,717,936  $ 2,513,777
Payroll and other accrued expenses....................   1,120,553    1,232,929
Notes payable to stockholders.........................     705,127      705,127
                                                       -----------  -----------
Total liabilities.....................................   4,543,616    4,451,833
Commitments and contingencies
Class B common stock--redeemable, at liquidation
 value................................................  11,399,437   10,774,506
Other stockholders' and partners' equity:
  Unrealized gain on investments available for sale...     125,815          --
  Preferred stock, at liquidation value...............     890,800      890,800
  Class A common stock................................      10,000       10,000
  Common stock--Bayview...............................       2,500        2,500
  Partners' equity....................................   6,021,363    7,781,958
  Retained earnings (deficit).........................    (511,797)     230,757
                                                       -----------  -----------
Total other stockholders' and partners' equity........   6,538,681    8,916,015
                                                       -----------  -----------
                                                       $22,481,734  $24,142,354
                                                       ===========  ===========

                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                       COMBINED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED MARCH 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
Revenues:
  Sales of parts, supplies and equipment............ $38,159,436  $41,694,541
  Equipment rentals.................................   6,848,704    7,318,643
                                                     -----------  -----------
Total revenues......................................  45,008,140   49,013,184
Cost of revenues:
  Cost of sales of parts, supplies and equipment....  30,377,393   33,306,804
  Cost of equipment rentals, excluding equipment
   rental depreciation..............................   4,624,537    5,169,571
  Depreciation, equipment rentals...................     528,926      445,504
                                                     -----------  -----------
Total cost of revenues..............................  35,530,856   38,921,879
                                                     -----------  -----------
Gross profit........................................   9,477,284   10,091,305
Selling, general and administrative expenses........   6,366,204    7,107,647
Depreciation and amortization, excluding equipment
 rental depreciation................................     205,742      164,243
                                                     -----------  -----------
Operating income....................................   2,905,338    2,819,415
Other income (expense):
  Interest income...................................     159,477      204,263
  Gain on sale of investments.......................         --       251,540
  Interest expense..................................     (48,661)     (67,070)
  Other, net........................................      10,496      (82,379)
                                                     -----------  -----------
                                                       3,026,650    3,125,769
Provision for income taxes..........................     100,000      150,000
                                                     -----------  -----------
Net income.......................................... $ 2,926,650  $ 2,975,769
                                                     ===========  ===========



                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

 COMBINED STATEMENTS OF REDEEMABLE STOCK AND OTHER STOCKHOLDERS' AND PARTNERS'
                                    EQUITY

                                                                                COMTECT, INC.             BAYVIEW
                                                                        ------------------------------ -------------
                                                        REDEEMABLE
                                                         CLASS B                           CLASS A
                                                       COMMON STOCK     PREFERRED STOCK  COMMON STOCK  COMMON STOCK
                                                    ------------------  --------------- -------------- ------------- PARTNERS'
                                                    SHARES   AMOUNT     SHARES  AMOUNT  SHARES AMOUNT  SHARES AMOUNT  CAPITAL
                                                    ------ -----------  ------ -------- ------ ------- ------ ------ ----------
Balance at March
31, 1995........                                    10,000 $11,158,316  8,908  $890,800 10,000 $10,000 2,500  $2,500 $3,889,279
Net income......                                       --          --     --        --     --      --    --      --   2,638,684
Change in
liquidation
value of
redeemable
stock...........                                       --      241,121    --        --     --      --    --      --         --
Unrealized
appreciation on
investments.....                                       --          --     --        --     --      --    --      --         --
Distributions to
stockholders and
partners........                                       --          --     --        --     --      --    --      --    (506,600)
                                                    ------ -----------  -----  -------- ------ ------- -----  ------ ----------
Balance at March
31, 1996........                                    10,000  11,399,437  8,908   890,800 10,000  10,000 2,500   2,500  6,021,363
Net income......                                       --          --     --        --     --      --    --      --   2,657,487
Change in
liquidation
value of
redeemable
stock...........                                       --     (624,931)   --        --     --      --    --      --         --
Liquidation of
investment
portfolio.......                                       --          --     --        --     --      --    --      --         --
Distributions to
stockholders and
partners........                                       --          --     --        --     --      --    --      --    (896,892)
                                                    ------ -----------  -----  -------- ------ ------- -----  ------ ----------
Balance at March
31, 1997........                                    10,000 $10,774,506  8,908  $890,800 10,000 $10,000 2,500  $2,500 $7,781,958
                                                    ====== ===========  =====  ======== ====== ======= =====  ====== ==========
                                                      UNREALIZED                  TOTAL
                                                    GAINS (LOSSES)                OTHER
                                                    ON INVESTMENTS RETAINED   STOCKHOLDERS'
                                                    AVAILABLE FOR  EARNINGS   AND PARTNERS'
                                                         SALE      (DEFICIT)     EQUITY
                                                    -------------- ---------- -------------
Balance at March
31, 1995........                                      $(159,812)   $(159,643)  $ 4,473,124
Net income......                                            --       287,966     2,926,650
Change in
liquidation
value of
redeemable
stock...........                                            --      (241,121)     (241,121)
Unrealized
appreciation on
investments.....                                        285,627          --        285,627
Distributions to
stockholders and
partners........                                            --      (398,999)     (905,599)
                                                    -------------- ---------- -------------
Balance at March
31, 1996........                                        125,815     (511,797)    6,538,681
Net income......                                            --       318,282     2,975,769
Change in
liquidation
value of
redeemable
stock...........                                            --       624,931       624,931
Liquidation of
investment
portfolio.......                                       (125,815)         --       (125,815)
Distributions to
stockholders and
partners........                                            --      (200,659)   (1,097,551)
                                                    -------------- ---------- -------------
Balance at March
31, 1997........                                      $     --     $ 230,757   $ 8,916,015
                                                    ============== ========== =============

                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED MARCH 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
OPERATING ACTIVITIES
Net income.......................................... $ 2,926,650  $ 2,975,769
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation......................................     734,668      609,747
  Gain on sale of investments available for sale....         --      (251,540)
  Provision for deferred taxes......................    (105,000)      60,000
  Changes in operating assets and liabilities:
    Accounts receivable.............................  (1,760,654)     489,984
    Prepaid expenses and other assets...............     (68,793)      76,736
    Inventory.......................................    (748,832)     179,542
    Accounts payable ...............................    (159,262)    (204,159)
    Payroll and other accrued expenses..............     502,565      112,376
                                                     -----------  -----------
Net cash provided by operating activities...........   1,321,342    4,048,455
INVESTING ACTIVITIES
Proceeds from the sale of investments available for
 sale, net..........................................     321,927    2,939,271
Acquisition of property and equipment ..............    (871,473)    (542,054)
                                                     -----------  -----------
Net cash provided by (used in) investing
 activities.........................................    (549,546)   2,397,217
FINANCING ACTIVITIES
Distributions to stockholders and partners..........    (905,599)  (1,097,551)
Principal repayments of notes payable...............    (284,873)         --
                                                     -----------  -----------
Net cash used by financing activities...............  (1,190,472)  (1,097,551)
                                                     -----------  -----------
Net increase (decrease) in cash and cash
 equivalents........................................    (418,676)   5,348,121
Cash and cash equivalents at beginning of year......   2,235,402    1,816,726
                                                     -----------  -----------
Cash and cash equivalents at end of year............ $ 1,816,726  $ 7,164,847
                                                     ===========  ===========


                            See accompanying notes.

                              INDUSTRIAL AIR TOOL

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements include the accounts of the following companies (collectively, Industrial Air Tool or IAT):

  .Comtect Inc. (Comtect), a Nevada Corporation, and its wholly owned subsidiaries:

    -- IAT interests of Nevada, Inc., a Nevada corporation.

    -- RNJB, Inc., a Nevada corporation.

    -- CFTSIJC., Inc., a Nevada corporation.

    -- Industrial Air Tool Pasadena, Inc., a Texas corporation.

    -- Industrial Air Tool Texas City, Inc., a Texas corporation.

    -- PST, Inc. of Louisiana, A Louisiana corporation.

    -- LRB Supply, Inc., a Texas corporation.

  .GT Financial Ltd., a Texas limited partnership

  .Shield Pt., Ltd. (Shield), a Texas limited partnership

  .Bayview Interests, Inc. (Bayview), a Nevada Corporation

  Each of these companies and partnerships are owned by substantially the same shareholders and partners. All material intercompany accounts and transactions have been eliminated.

  Comtect sells maintenance, repair, and operations (MRO) equipment and supplies, and rents equipment to customers throughout the world from its locations in Texas and Louisiana. Comtect grants credit to customers, the majority of whom are in the petrochemical or construction industries. GT Financial purchases certain accounts receivable from Comtect. Shield owns land and buildings which are leased to Comtect. Bayview is a domestic international sales corporation which has received a commission of 4 percent (to a maximum commission of $400,000) on all export sales.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue from the sale of parts, supplies and equipment are recorded at the time of delivery to or pick-up by the customer. Equipment rental revenue is recorded as earned under the operating method.

 Cash and Cash Equivalents.

  IAT considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                              INDUSTRIAL AIR TOOL

 Credit Policy

  IAT extends credit to its customers based on evaluations of their financial condition. Collateral generally is not required. IAT maintains reserves which it believes are adequate for potential credit losses.

 Inventories

  Inventories consist principally of equipment, parts, and supplies. All inventories are valued at the lower of cost or market using the specific identification last-in, first-out (LIFO) method of accounting, which approximates the first-in, first-out method of accounting.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are stated at cost and are depreciated using the straight-line method over the following estimated useful lives:

     Rental equipment...............................................   5-7 years
     Operating property and equipment...............................     5 years
     Buildings and leasehold improvements........................... 28-40 years

  All rental equipment costing more than $500 and greater than one year useful life is capitalized at the date of purchase.

 Income Taxes

  Comtect utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefits in the future.

  GT Financial Ltd. and Shield are Texas limited liability partnerships, and, accordingly, taxes related to their income are the responsibility of the individual partners.

 Advertising Expense

  Advertising costs are expensed as incurred. Advertising expense was $46,057 and $88,912 for the years ended March 31, 1996 and 1997, respectively.

2. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                                MARCH 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
Land and building........................................ $1,424,593 $1,424,593
Vehicles, machinery and equipment........................    618,069    607,631
Office equipment.........................................    272,747    298,585
                                                          ---------- ----------
    Total................................................  2,315,409  2,330,809
Less accumulated depreciation............................    964,508    953,643
                                                          ---------- ----------
                                                          $1,350,901 $1,377,166
                                                          ========== ==========

                              INDUSTRIAL AIR TOOL

3. NOTES PAYABLE TO STOCKHOLDERS

  Notes payable at March 31, 1996 and 1997 are payable by GT Financial Ltd. to two shareholders with interest at 10 percent, and due on demand. No interest was paid in the years ended March 31, 1996 and 1997.

4. EMPLOYEE BENEFIT PLANS

  IAT maintains the ERISA qualified IAT Interests, Inc. Profit Sharing Plan (the Plan) covering substantially all employees who complete 1,000 hours of service annually. The Plan allows IAT to make discretionary contributions. Contributions are allocated to employee accounts based upon individual wages as compared to total IAT wages. Employees are not permitted or required to make contributions to the Plan. Vesting of an employee's interest in the Plan occurs over a seven year period. Contributions to the Plan were $543,065 and $617,824 for the years ended March 31, 1996 and 1997, respectively.

5. REDEEMABLE STOCK AND OTHER STOCKHOLDERS' EQUITY

  Comtect has 20,000 shares of preferred stock authorized, $10 par value, with 8,908 shares issued and outstanding at March 31, 1996 and 1997. The preferred stock is nonvoting and is entitled to receive, when and as declared by the board of directors, a noncumulative dividend of $9.00 per share. The preferred stock has a liquidation preference of $100 per share plus any declared and unpaid dividends.

  Comtect has 20,000 shares of Class A voting common stock authorized, $1.00 par value, with 10,000 shares issued and outstanding at March 31, 1996 and 1997. Comtect also has 20,000 shares of Class B nonvoting common stock, $1.00 par value, with 10,000 shares issued and outstanding at March 31, 1997. The Class B common stock is subordinate to the preferred stock and Class A common stock with respect to dividends and upon liquidation.

  Bayview has 5,000 shares of common stock authorized, $1.00 par value, with 2,500 shares issued and outstanding at March 31, 1996 and 1997.

  Pursuant to a buy-sell agreement dated March 31, 1992, Comtect has agreed with the holders of it's Class B common stock to purchase such shares upon the shareholder's termination of employment, death, disability, or at the shareholder's option, at its estimated fair value at the date of purchase, as defined in the agreement. The shareholders have agreed not to sell their shares except to Comtect.

6. COMMITMENTS AND CONTINGENCIES

 Environmental

  IAT and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. IAT incurs ongoing expenses associated with the performance of appropriate remediation at certain of its locations. IAT does not believe that such remediation will have a material adverse effect on IAT's combined financial position, results of operations or cash flows.

 Legal Proceedings

  IAT is party to various litigation matters, in most cases involving ordinary and routine claims incidental to the business of IAT. The ultimate legal and financial liability of IAT with respect to such pending litigation

                              INDUSTRIAL AIR TOOL
cannot be estimated with certainty, but IAT believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the combined financial position, results of operations or cash flows of IAT.

7. INCOME TAXES

  Income tax expense differs from the amount computed by applying the statutory federal income tax to the income before income taxes due to the effect of state taxes and the portion of IAT's income which is attributable to limited partnerships, which are not subject to income taxes.

  Deferred tax assets consist of the following:

                                                                  MARCH 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
     Deferred tax assets:
       Nondeductible reserves and accruals................... $156,000 $131,000
       Uniform capitalization adjustment.....................   90,000   86,000
       Depreciation and other................................  104,000   73,000
                                                              -------- --------
         Total deferred tax assets........................... $350,000 $290,000
                                                              ======== ========

   The tax provision is comprised of:

                                                                 YEAR ENDED
                                                                 MARCH 31,
                                                             -------------------
                                                               1996       1997
                                                             ---------  --------
     Federal:
       Current.............................................. $ 135,000  $ 30,000
       Deferred.............................................  (105,000)   60,000
                                                             ---------  --------
                                                                30,000    90,000
     State:
       Current..............................................    70,000    60,000
       Deferred.............................................       --        --
                                                             ---------  --------
                                                                70,000    60,000
                                                             ---------  --------
         Total.............................................. $ 100,000  $150,000
                                                             =========  ========

8. SIGNIFICANT CUSTOMERS

  A single customer represented 10% and 12% of IAT's revenues for the years ended March 31, 1996 and 1997, respectively.

  Export sales, primarily to offshore petrochemical operators, totaled $10,801,000 and $13,107,000 during the years ended March 31, 1996 and 1997, respectively.

  A significant portion of the Company's revenues are generated based on manufacturers' distribution agreements. The loss of any such distributorships could have a material adverse effect on the Company's business. Sales of one manufacturer's products under a distribution arrangement represented 21% and 25% of revenues in the years ended March 31, 1996 and 1997, respectively.

                              INDUSTRIAL AIR TOOL

9. SUBSEQUENT EVENTS

  Pursuant to a Purchase Agreement signed March 14, 1997, all of the outstanding common and preferred stock of Comtect was purchased on April 25, 1997 by Rental Service Corporation (RSC), effective March 1, 1997, in exchange for $32.6 million in cash and 189,189 shares of RSC Common Stock. Up to an additional 108,108 shares of RSC Common Stock may be paid to the sellers over a three year period if certain performance objectives are met. Under the terms of the Purchase Agreement all previously factored accounts receivable sold to GT Financial Ltd. were repurchased by Comtect, and all real estate owned by Shield and leased to Comtect was purchased by Comtect, effective March 31, 1997, and Bayview ceased its affiliation with Comtect. The transaction closed on April 25, 1997, and IAT's balance sheet was consolidated with RSC's under the purchase method of accounting as of that date. Pursuant to the acquisition agreement, RSC assumed effective control of IAT's operations on March 1, 1997 and has included IAT's revenues of $4,322,000 and costs and expenses of $3,848,000 from such date in its consolidated statements of operations for the three months ended March 31, 1997, net of related imputed purchase price adjustments of $48,000.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Brute Equipment Co.
d/b/a Foxx Hy-Reach, Inc.
Moline, Illinois

  We have audited the accompanying balance sheets of Brute Equipment Co. d/b/a Foxx Hy-Reach, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brute Equipment Co. d/b/a Foxx Hy-Reach, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Moline, Illinois
April 26, 1997, except for the last
paragraph in Note 11 as to which
the date is May 1, 1998

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                                 BALANCE SHEETS

                                                DECEMBER 31,
                                           -----------------------  MARCH 31,
                                              1995        1996        1997
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
ASSETS (NOTE 4)
Cash...................................... $    27,250 $     3,350 $     3,350
Accounts receivables, less allowance for
 doubtful accounts December 31, 1995
 $20,000; December 31, 1996 $40,475;
 March 31, 1997 $40,475...................   2,002,199   2,649,607   2,453,143
Parts and supplies inventories............     142,796     405,161     404,783
Other receivables and prepaid expense.....      42,737      23,986      51,397
Investment, life insurance................     205,034     230,399     236,740
Rental equipment, net of accumulated
 depreciation December 31, 1995
 $3,826,500; December 31, 1996 $5,098,656;
 March 31, 1997 $5,368,193................  11,277,363  14,226,511  13,841,221
Operating equipment and leasehold
 improvements, net of accumulated
 depreciation December 31, 1995 $625,695;
 December 31, 1996 $718,709; March 31,
 1997
 $717,093 (Note 3)........................     590,759     492,441     421,874
                                           ----------- ----------- -----------
                                           $14,288,138 $18,031,455 $17,412,508
                                           =========== =========== ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.......................... $    68,850 $   560,202 $   235,905
Accrued expenses..........................     260,084     338,251     321,961
Litigation judgment liability (Note 9)....         --    2,320,000   2,320,000
Notes payable, including notes to related
 parties December 31, 1995 $1,567,635;
 December 31, 1996 $579,355; March 31,
 1997 $551,839 (Note 4)...................   4,426,776   3,991,157   2,420,408
                                           ----------- ----------- -----------
    Total liabilities.....................   4,755,710   7,209,610   5,298,274
                                           ----------- ----------- -----------
Commitments (Notes 5, 6 and 11)
Stockholders' Equity:
  Common stock, no par value; authorized
   100,000 shares issued 1,000 shares, at
   amounts paid in........................     100,000     100,000     100,000
  Retained earnings.......................   9,432,428  10,721,845  12,014,234
                                           ----------- ----------- -----------
                                             9,532,428  10,821,845  12,114,234
                                           ----------- ----------- -----------
                                           $14,288,138 $18,031,455 $17,412,508
                                           =========== =========== ===========

                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                            STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,       MARCH 31,
                                  ----------------------- ---------------------
                                     1995        1996        1996       1997
                                  ----------- ----------- ---------- ----------
                                                               (UNAUDITED)
Revenues:
  Equipment rentals.............. $ 9,465,624 $11,842,440 $2,473,235 $2,856,078
  Sales of parts, supplies and
   equipment.....................   7,774,425   7,976,069  1,961,169  2,241,285
                                  ----------- ----------- ---------- ----------
                                   17,240,049  19,818,509  4,434,404  5,097,363
                                  ----------- ----------- ---------- ----------
Cost of revenues:
  Cost of equipment rentals,
   excluding equipment rental
   depreciation..................   3,969,880   4,228,171    951,111  1,007,432
  Depreciation, equipment
   rentals.......................   1,940,332   2,718,397    593,398    781,806
  Cost of sales of parts,
   supplies and equipment........   5,250,625   5,308,453  1,351,574  1,482,261
                                  ----------- ----------- ---------- ----------
    Total cost of revenues.......  11,160,837  12,255,021  2,896,083  3,271,499
                                  ----------- ----------- ---------- ----------
    Gross profit.................   6,079,212   7,563,488  1,538,321  1,825,864
  Selling, general and
   administrative expense........   3,107,090   3,461,510    352,700    417,299
  Depreciation, excluding
   equipment rental
   depreciation..................     225,877     257,723     63,718     51,840
  Litigation judgment expense
   (Note 9)......................         --    2,320,000        --         --
                                  ----------- ----------- ---------- ----------
    Operating income.............   2,746,245   1,524,255  1,121,903  1,356,725
Interest expense, including
 amounts paid to related parties
 December 31, 1995 $57,045;
 December 31, 1996 $73,840;
 March 31, 1996 $27,246
 March 31, 1997 $11,260..........     141,539     234,838     68,079     64,336
                                  ----------- ----------- ---------- ----------
    Net income................... $ 2,604,706 $ 1,289,417 $1,053,824 $1,292,389
                                  =========== =========== ========== ==========


                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            COMMON   RETAINED
                                                            STOCK    EARNINGS
                                                           -------- -----------
Balance, December 31, 1994................................ $100,000 $ 6,827,722
  Net income..............................................      --    2,604,706
                                                           -------- -----------
Balance, December 31, 1995................................  100,000   9,432,428
  Net income..............................................      --    1,289,417
                                                           -------- -----------
Balance, December 31, 1996................................  100,000  10,721,845
  Net income (unaudited)..................................      --    1,292,389
                                                           -------- -----------
Balance, March 31, 1997 (unaudited)....................... $100,000 $12,014,234
                                                           ======== ===========



                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                            STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,           MARCH 31,
                          --------------------------  ------------------------
                              1995          1996         1996         1997
                          ------------  ------------  -----------  -----------
                                                            (UNAUDITED)
Operating Activities:
  Net income............. $  2,604,706  $  1,289,417  $ 1,053,824  $ 1,292,389
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation.........    2,166,209     2,976,120      657,116      833,646
    Gain on sale of
     rental equipment ...   (1,866,525)   (2,019,108)    (457,612)    (535,731)
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivables ......     (543,772)     (647,408)     255,106      196,464
      Parts and supplies
       inventories.......      (22,620)     (262,365)         394          378
      Other receivables
       and prepaid
       expense...........      (20,702)       18,751         (502)     (27,411)
      Accounts payable
       and accrued
       expenses..........       26,902       569,519      (86,334)    (340,587)
      Litigation judgment
       liability.........          --      2,320,000          --           --
                          ------------  ------------  -----------  -----------
        Net cash provided
         by operating
         activities......    2,344,198     4,244,926    1,421,992    1,419,148
                          ------------  ------------  -----------  -----------
Investing Activities:
  Proceeds from sale of
   equipment.............    7,225,096     7,350,903    1,831,976    2,076,763
  Purchase of equipment..  (11,520,436)  (11,158,745)  (1,520,970)  (1,918,821)
  Purchase of investment
   in life insurance.....      (25,365)      (25,365)      (6,341)      (6,341)
                          ------------  ------------  -----------  -----------
        Net cash provided
         by (used in)
         investing
         activities......   (4,320,705)   (3,833,207)     304,665      151,601
                          ------------  ------------  -----------  -----------
Financing Activities:
  Borrowings from
   stockholders..........    1,833,024           --           --           --
  Payments to
   stockholders..........   (1,122,509)     (988,280)    (251,444)     (27,516)
  Net borrowings
   (payments) from note
   payable...............    1,266,392      (947,339)  (1,475,213)  (1,543,233)
  Proceeds from long-term
   obligations...........          --      1,500,000          --           --
                          ------------  ------------  -----------  -----------
        Net cash provided
         by (used in)
         financing
         activities......    1,976,907      (435,619)  (1,726,657)  (1,570,749)
                          ------------  ------------  -----------  -----------
        Net increase
         (decrease) in
         cash............          400       (23,900)         --           --
Cash balance, beginning
 of period...............       26,850        27,250       27,250        3,350
                          ------------  ------------  -----------  -----------
Cash balance, end of
 period.................. $     27,250  $      3,350  $    27,250  $     3,350
                          ============  ============  ===========  ===========
Supplemental disclosure
 of cash flow
 information, cash paid
 for interest............ $    145,501  $    215,184  $    53,885  $    61,477

                       See Notes to Financial Statements.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

  Basis of presentation: Brute Equipment Co. was incorporated in the state of Iowa in May 1984 and qualified to do business under the assumed name of Foxx Hy-Reach, Inc. in the same month. During 1986, the Company, with the consent of its stockholders, elected to be taxed as an S-Corporation. The Company's operations consist principally of the short-term rental and the sale of equipment to the construction industry primarily in the midwest United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain amounts for 1995 have been reclassified to conform with the classifications used in 1996, with no effect on net income or stockholders' equity.

  Revenue recognition: Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the statements of operations include revenues earned on equipment rentals, fuel sales and rental equipment delivery fees. Revenue from the sale of parts, supplies and equipment is recorded at the time of delivery to or pick-up by the customer.

  Credit policy: Substantially all of the Company's business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in many cases, mechanics' liens are filed to protect the Company's interests. The Company maintains reserves it believes are adequate for potential credit losses.

  Parts and supplies inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Equipment and leasehold improvements: Equipment and leasehold improvements are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
     Rental equipment.....................................................  6-7
     Office and computer equipment........................................  5-7
     Transportation equipment.............................................  3-5
     Leasehold improvements...............................................  10

  Advertising costs: Advertising costs are expensed as incurred and totaled $35,320 and $36,101 for the years ended December 31, 1995 and 1996, respectively, and $10,030 and $12,217 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

  Concentrations of credit risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable which is limited due to the large number of customers.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Fair value of financial instruments: The carrying amount of cash, accounts receivables, litigation judgment liability and accounts payable approximates fair value because of the short maturity of these instruments. The carrying amount of notes payable which carry current interest rates and have short maturities approximates fair value.

NOTE 2. UNAUDITED INTERIM INFORMATION

  In the opinion of management, the accompanying unaudited condensed financial information of the Company contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's financial position as of March 31, 1997, and the results of its operations and its cash flows for the three-months ended March 31, 1996 and 1997. These results are not necessarily indicative of the results to be expected for the full fiscal year.

NOTE 3. OPERATING EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Operating equipment and leasehold improvements consist of the following:

                                                 DECEMBER 31,
                                             ---------------------  MARCH 31,
                                                1995       1996       1997
                                             ---------- ---------- -----------
                                                                   (UNAUDITED)
   Vehicles, machinery and equipment........ $1,086,270 $1,003,294 $  922,770
   Leasehold improvements...................     73,494     73,494     73,494
   Furniture, fixtures and computer
    equipment...............................     56,690    134,362    142,703
                                             ---------- ---------- ----------
                                              1,216,454  1,211,150  1,138,967
   Less accumulated depreciation and
    amortization............................    625,695    718,709    717,093
                                             ---------- ---------- ----------
                                             $  590,759 $  492,441 $  421,874
                                             ========== ========== ==========

NOTE 4. PLEDGED ASSETS AND NOTES PAYABLE

  Long-term obligations consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1995       1996
                                                           ---------- ----------
   Revolving credit agreement with a bank, $2,000,000,
    ($3,000,000 as of December 31, 1995) interest at 3/8%
    under the bank's prime rate, (8.5% as of December 31,
    1996), due June 30, 1997, collateralized by
    substantially all assets of the Company and the
    personal guarantees of the officer-stockholders and
    the spouse of one of the officer-stockholders. ......  $2,859,141 $1,911,802
   Note payable, bank, due in annual installments of
    $300,000 plus interest at 7.84%, due April 1999,
    collateralized by substantially all assets of the
    Company and the personal guarantees of the officer-
    stockholders and the spouse of one of the officer-
    stockholders. .......................................         --   1,500,000
   Note payable, officer-stockholders, due on demand,
    unsecured. The interest rate in effect as of December
    31, 1995 and 1996 was 7% and 8%, respectively. ......   1,567,635    579,355
                                                           ---------- ----------
                                                           $4,426,776 $3,991,157
                                                           ========== ==========

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The Company also has an unused $1,500,000 line-of-credit agreement with a bank that pays interest at 3/8% under the bank's prime rate (8.5% as of December 31, 1996), due April 30, 1997, collateralized by substantially all assets of the Company and the personal guarantees of the officer-stockholders and the spouse of one of the officer-stockholders.

NOTE 5. STOCKHOLDERS' AGREEMENT

  The stockholders of the Company have entered into an agreement which places restrictions on the transfer of their stock during their lifetime. The agreement also contains provisions for the mandatory purchase of shares, by the surviving stockholder, upon the death or disability of a stockholder under the terms and conditions set forth in the agreement.

NOTE 6. LEASE COMMITMENTS AND RENTAL EXPENSE

  The Company leases its Morton, Illinois facility from an officer-stockholder. The agreement expires July 24, 1997 and requires monthly rentals of $2,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company leases its Moline, Illinois facility from an officer-stockholder. The agreement expires June 30, 1997 and requires monthly rentals of $5,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company leases a facility in Des Moines, Iowa. The agreement expires May 14, 2000 and requires monthly rentals of $3,500 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The Company also leases a facility in Cedar Rapids, Iowa. The agreement expires May 31, 1998 and requires monthly rentals of $3,000 plus the payment of all property taxes, utilities, insurance and maintenance on the property.

  The total rental expense for the years ended December 31, 1995 and 1996 was $165,400 and $179,600, respectively, and $45,600 and $44,700 for the three-
months ended March 31, 1996 and 1997 (unaudited), respectively. Of the total rent expense, $96,000 was paid to an officer-stockholder for each of the years ended December 31, 1995 and 1996, respectively, and $24,000 for each of the three-months ended March 31, 1996 and 1997 (unaudited).

  The total minimum rental commitment under these leases as of December 31, 1996 is $242,500 which is due as follows:

        YEAR ENDING DECEMBER 31:
        ------------------------
          1997........................................................ $126,000
          1998........................................................   57,000
          1999........................................................   42,000
          2000........................................................   17,500
                                                                       --------
                                                                       $242,500
                                                                       ========

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. DISCRETIONARY BONUSES AND MANAGEMENT FEE

  The Company pays discretionary bonuses to its officers and key employees. The amount of these bonuses totaled $1,198,500 and $1,107,500 for the years ended December 31, 1995 and 1996, respectively. There were no discretionary bonuses paid to officers or key employees during each of the three-months ended March 31, 1996 and 1997 (unaudited).

  The Company purchases management services from Knox Rental Stores, Inc. The principal stockholder of Knox Rental Stores, Inc. is also a stockholder of Brute Equipment Co. The amount of these management services purchased totaled $1,000,000 for each of the years ended December 31, 1995 and 1996.

NOTE 8. EMPLOYEE BENEFITS AND RETIREMENT PLANS

  The Company has a group health insurance plan for all of its employees. The plan qualifies as a "cafeteria plan" under Section 125 of the Internal Revenue Code of 1986. The Company has elected to self-insure claims ranging from $100 to $500 whereby the Company pays 80% of all claims within this range. Expenses relating to the plan totaled $10,345 and $9,346 for the years ended December 31, 1995 and 1996, respectively, and $2,050 and $2,320 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

  Effective January 1, 1995, the Company established a 401(k) retirement plan. Employees are eligible to participate in the Plan after completing one year of full-time service and attaining age 21. Eligible employees are allowed to defer up to 15% of their salary. The Company makes matching contributions of 25% of the employee's contribution with a maximum Company contribution of 6% of eligible employee wages. The employee vests in the employer matching contribution at a rate of 20% per year after two years of service. Employees are 100% vested in the employer contribution after six years of service. The Company's contributions to the Plan for the years ended December 31, 1995 and 1996 was $19,734 and $29,534, respectively, and $1,336 and $1,045 for the three-months ended March 31, 1996 and 1997 (unaudited), respectively.

NOTE 9. LITIGATION JUDGMENT LIABILITY

  In November 1996, a $3,200,000 judgment was awarded by a jury to a construction worker injured while using equipment owned by the Company. The Company has insurance coverage for $1,000,000 of this liability and may also have a claim against its insurance provider for the remaining $2,200,000, plus accrued interest. See Note 11 for subsequent settlement.

NOTE 10. INCOME TAXES

  The Company, with the consent of its stockholders has elected to be taxed under sections of the federal and state income tax laws as an S-Corporation. This election provides, that in lieu of corporate income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. Therefore, these financial statements do not include any provision for corporate income taxes.

                              BRUTE EQUIPMENT CO.
                           D/B/A FOXX HY-REACH, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The net book value of the Company's assets and liabilities exceeded their tax basis by $2,800,837 and $1,561,420 as of December 31, 1995 and 1996,
respectively. The differences between net book value and tax basis as of December 31, 1995 and 1996, by major asset and liability, are as follows:

                                        1995                    1996
                               ----------------------- -----------------------
                                NET BOOK                NET BOOK
                                  VALUE     TAX BASIS     VALUE     TAX BASIS
                               ----------- ----------- ----------- -----------
   Trade receivables.......... $ 2,002,199 $ 2,022,199 $ 2,737,045 $ 2,757,045
   Rental equipment...........  11,277,363   8,475,684  14,226,511  10,311,157
   Operating equipment and
    leasehold improvements....     590,759     571,601     492,441     506,375
                               ----------- ----------- ----------- -----------
                                13,870,321  11,069,484  17,455,997  13,574,577
   Litigation judgment
    liability.................         --          --    2,320,000         --
                               ----------- ----------- ----------- -----------
                               $13,870,321 $11,069,484 $15,135,997 $13,574,577
                               =========== =========== =========== ===========

NOTE 11. SUBSEQUENT EVENTS

  On April 25, 1997 the Company agreed to sell substantially all of its operating assets to Rental Service Corporation at an amount greater than their net book value. The closing of this transaction is expected to occur on or before June 30, 1997 and is subject to a number of closing conditions.

  On May 1, 1998 the litigation referred to in Note 9 was settled prior to final appeal. The Company's portion of the settlement was approximately $250,000.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Rental Service Corporation

  We have audited the accompanying combined balance sheets as of October 31, 1997 and 1996, of Rent-It-Center, Inc. and Affiliates listed in Note 1, and the related combined statements of operations, stockholders' and members' equity (deficit) and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at October 31, 1997 and 1996, of Rent-It-Center, Inc. and Affiliates listed in Note 1, and the combined results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Phoenix, Arizona
November 7, 1997

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                            COMBINED BALANCE SHEETS

                                                                 OCTOBER 31
                                                           -----------------------
                                                              1996        1997
                                                           ----------- -----------
                         ASSETS
                         ------
Cash.....................................................  $       --  $   283,407
Accounts receivable, net of allowances for doubtful
 accounts of $96,000 and $192,000 at October 31, 1996 and
 1997, respectively......................................    4,854,397   5,409,613
Parts and supplies inventories...........................    2,013,637   2,993,454
Prepaid and recoverable income taxes.....................      208,668     243,284
Other receivables and prepaid expenses...................      385,177     138,917
Deferred income taxes....................................       98,991     467,432
Rental equipment, principally machinery, at cost, net of
 accumulated depreciation of $13,526,000 and $17,849,000
 at October 31, 1996 and 1997, respectively..............   37,134,177  33,752,745
Operating property and equipment, at cost, net...........    3,755,028   4,908,510
Intangible assets, net of accumulated amortization of
 $79,000 and $203,000 at October 31, 1996 and 1997,
 respectively............................................    1,561,279   1,437,954
Cash surrender value of life insurance policies..........      161,013         --
                                                           ----------- -----------
    Total assets.........................................  $50,172,367 $49,635,316
                                                           =========== ===========
    LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY
    -------------------------------------------------
Bank overdraft...........................................  $    43,263 $       --
Accounts payable.........................................    2,854,990   3,064,990
Payroll and other accrued expenses.......................    1,904,166   1,279,896
Bank debt and long-term obligations......................   21,182,250  16,729,243
Deferred income taxes....................................    3,215,192   4,944,750
                                                           ----------- -----------
    Total liabilities....................................   29,199,861  26,018,879
                                                           ----------- -----------
Commitments and contingencies
Stockholders' and members' equity:
  Common stock...........................................       11,600      11,600
  Retained earnings......................................   20,377,616  22,460,867
  Members' equity........................................      583,290   1,143,970
                                                           ----------- -----------
                                                            20,972,506  23,616,437
                                                           ----------- -----------
    Total liabilities and stockholders' and members'
     equity..............................................  $50,172,367 $49,635,316
                                                           =========== ===========

                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                       COMBINED STATEMENTS OF OPERATIONS

                                               YEAR ENDED OCTOBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Revenue:
  Equipment rentals..................... $21,225,254  $25,279,134  $34,791,441
  Sales of parts, supplies and new
   equipment............................   9,117,503   10,518,131   12,411,690
  Sales of used equipment...............   1,852,560    1,253,608    2,593,140
                                         -----------  -----------  -----------
    Total revenue.......................  32,195,317   37,050,873   49,796,271
Cost of revenue:
  Cost of equipment rentals, excluding
   equipment depreciation...............   8,411,128   10,039,913   16,194,742
  Rental equipment depreciation.........   3,147,577    4,426,614    6,364,659
  Cost of sales of parts, supplies and
   new equipment........................   8,268,688    9,607,343   11,873,647
  Cost of sales of used equipment.......   1,030,779      629,056    1,924,962
                                         -----------  -----------  -----------
    Total cost of revenue...............  20,858,172   24,702,926   36,358,010
                                         -----------  -----------  -----------
    Gross profit........................  11,337,145   12,347,947   13,438,261
  Selling, general and administrative
   expenses.............................   4,557,859    5,149,382    7,058,017
  Operating property and equipment
   depreciation and amortization........     356,917      503,245      889,215
  Amortization of intangibles...........      21,793       30,301      123,325
                                         -----------  -----------  -----------
    Operating income....................   6,400,576    6,665,019    5,367,704
Other income (expense):
  Charitable contributions..............    (306,222)    (311,970)      (6,996)
  Interest income.......................      51,362       35,855       30,900
  Interest expense......................    (316,368)    (588,880)  (1,599,573)
                                         -----------  -----------  -----------
    Income before income taxes..........   5,829,348    5,800,024    3,792,035
  Provision for income taxes............   2,017,136    1,985,530    1,328,504
                                         -----------  -----------  -----------
    Net income.......................... $ 3,812,212  $ 3,814,494  $ 2,463,531
                                         ===========  ===========  ===========


                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

       COMBINED STATEMENTS OF STOCKHOLDERS' AND MEMBERS' EQUITY (DEFICIT)

                  YEARS ENDED OCTOBER 31, 1995, 1996 AND 1997

                             RENT-IT-CENTER, INC.
                          --------------------------
                                                       LANOHA LEASING
                                                      LIMITED LIABILITY
                                                       COMPANY, D/B/A
                          COMMON STOCK,               CENTER RENTAL AND
                          $1 PAR VALUE,                    SALES--      CENTER RENTAL AND
                          50,000 SHARES                 KANSAS CITY,      SALES--OMAHA,       ZUNI RENTAL
                            AUTHORIZED                     L.L.C.            L.L.C.       ENTERPRISES, L.L.C.
                          --------------              ----------------- ----------------- -------------------
                                          RETAINED     MEMBERS' EQUITY   MEMBERS' EQUITY    MEMBERS' EQUITY
                          SHARES AMOUNT   EARNINGS        (DEFICIT)         (DEFICIT)          (DEFICIT)        TOTALS
                          ------ ------- -----------  ----------------- ----------------- ------------------- -----------
Balances at November 1,
 1994...................  11,600 $11,600 $13,699,475      $(81,323)         $(144,752)         $    --        $13,485,000
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Net income.............     --      --    3,360,550       332,137            119,525               --          3,812,212
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1995...................  11,600  11,600  16,990,425       250,814            (25,227)              --         17,227,612
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Net income (loss)......     --      --    3,456,791       160,798            225,178           (28,273)        3,814,494
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1996...................  11,600  11,600  20,377,616       411,612            199,951           (28,273)       20,972,506
 Cash dividends paid....     --      --      (69,600)          --                 --                --            (69,600)
 Capital contribution...     --      --          --            --                 --            250,000           250,000
 Net income (loss)......     --      --    2,152,851       (83,678)           335,538            58,820         2,463,531
                          ------ ------- -----------      --------          ---------          --------       -----------
Balances at October 31,
 1997...................  11,600 $11,600 $22,460,867      $327,934          $ 535,489          $280,547       $23,616,437
                          ====== ======= ===========      ========          =========          ========       ===========



                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                       COMBINED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED OCTOBER 31,
                                        --------------------------------------
                                           1995          1996         1997
                                        -----------  ------------  -----------
Operating activities
  Net income........................... $ 3,812,212  $  3,814,494  $ 2,463,531
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Provisions for (reductions in)
     allowances for losses on accounts
     receivable........................       6,000       (12,832)      96,332
    Provision for inventory
     obsolescence......................         --            --       156,182
    Depreciation and amortization......   3,526,287     4,960,160    7,377,199
    Gain on sales of used equipment....    (821,781)     (624,552)    (668,178)
    Deferred income tax expense........     226,336     1,104,508    1,361,117
    Changes in operating assets and
     liabilities, net of the effect of
     a business acquisition:
      Accounts receivable..............    (269,520)     (211,783)    (651,548)
      Parts and supplies inventories...    (170,870)     (340,376)  (1,135,999)
      Prepaid and recoverable income
       taxes...........................    (150,286)      (58,382)     (34,616)
      Other receivables and prepaid
       expenses........................     (63,726)      (12,893)     246,260
      Accounts payable.................     623,131       550,700      210,000
      Payroll and other accrued
       expenses........................     469,401       223,242     (624,270)
      Accrued income taxes.............     (59,695)          --           --
                                        -----------  ------------  -----------
        Net cash provided by operating
         activities....................   7,127,489     9,392,286    8,796,010
Investing activities
  Acquisition of rental operations, net
   of cash acquired....................         --    (12,945,607)         --
  Purchases of rental equipment and
   operating property and equipment....  (8,497,199)  (15,053,391)  (6,950,886)
  Proceeds from sales of used
   equipment...........................   1,852,560     1,253,608    2,593,140
  Decrease (increase) in cash surrender
   value of life insurance policies....     (49,524)      (52,432)     161,013
                                        -----------  ------------  -----------
        Net cash used in investing
         activities....................  (6,694,163)  (26,797,822)  (4,196,733)
Financing activities
  Principal borrowings under long-term
   debt arrangements................... $   650,000  $ 22,953,961  $ 2,175,000
  Principal payments on long-term
   debt................................  (1,796,800)   (5,313,841)  (6,628,007)
  Increase (decrease) in bank
   overdraft...........................     208,247      (164,984)     (43,263)
  Capital contribution.................         --            --       250,000
  Cash dividends paid..................     (69,600)      (69,600)     (69,600)
                                        -----------  ------------  -----------
        Net cash provided by (used in)
         financing activities..........  (1,008,153)   17,405,536   (4,315,870)
                                        -----------  ------------  -----------
        Net increase (decrease) in
         cash..........................    (574,827)          --       283,407
Cash at beginning of year..............     574,827           --           --
                                        -----------  ------------  -----------
Cash at end of year.................... $       --   $        --   $   283,407
                                        ===========  ============  ===========
Supplemental cash flow information:
  Cash paid for interest............... $   316,368  $    482,569  $ 1,664,418
                                        ===========  ============  ===========
  Cash paid for income taxes........... $ 2,000,781  $    939,404  $     2,003
                                        ===========  ============  ===========

                            See accompanying notes.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               OCTOBER 31, 1997

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Rent-It-Center, Inc. and Affiliates d/b/a Center Rental and Sales (hereinafter collectively referred to as "Center") operate in a single industry segment: the short-term rental of equipment, including ancillary sales of parts, supplies and rental equipment, through a network of fourteen rental center locations in Colorado, Kansas, Missouri, Nebraska, New Mexico and Texas.

 Basis of Presentation

  The accompanying combined financial statements include the accounts of Rent-It-Center, Inc., a Colorado corporation authorized to do business in Colorado and Wyoming, and the following Affiliates: Lanoha Leasing Limited Liability Company, d/b/a Center Rental and Sales--Kansas City, L.L.C. ("Lanoha Leasing"), a Wyoming limited liability company authorized to do business in Kansas and Missouri, Center Rental and Sales--Omaha, L.L.C. ("Center Rental"), a Colorado limited liability company authorized to do business in Nebraska and Iowa and, effective October 7, 1996, Zuni Rental Enterprises, L.L.C. ("Zuni Rental"), a Colorado limited liability company authorized to do business in Texas and New Mexico. The four entities are controlled by one family and managed by a common executive group. All material inter-affiliate accounts and transactions have been eliminated.

  The operating agreements for the limited liability companies generally limit each member's personal liability for any debts or losses of the company to the member's corresponding capital contributions. The limited liability companies have only one class of members' interest with equivalent rights, preferences and privileges for all members; however, under certain circumstances, the net losses of the companies are not shared in proportion to the members' capital sharing ratio. The following table summarizes certain information regarding each of the limited liability companies, including the maximum allowable term of the company pursuant to its underlying operating agreement.

                                                                 MANDATORY
                                           MEMBERS' CAPITAL OPERATING AGREEMENT
                                            CONTRIBUTIONS    DISSOLUTION DATE
                                           ---------------- -------------------
   Lanoha Leasing.........................     $ 10,000       October 30, 2021
   Center Rental..........................       10,000       February 4, 2024
   Zuni Rental............................      250,000     September 20, 2026

  The nature of Center's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying combined balance sheets are presented on an unclassified basis.

  The accompanying combined financial statements give no effect to the proposed transaction described in Note 9 herein.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Revenue Recognition

  Equipment rental revenue is recorded as earned under the operating method. Equipment rentals in the combined statements of operations includes revenues earned on equipment rentals and rental equipment delivery fees. Revenue from the sale of parts, supplies and new equipment, which includes fuel sales, is recorded at the time of delivery or pick-up by the customer.

 Credit Policy

  A significant portion of Center's business is on a credit basis. Center extends credit to its commercial customers based on evaluations of their financial condition and their ability to pay. Generally, no collateral is required. Center has diversified its customer base by operating rental locations in six states. Center maintains reserves it believes adequate for potential credit losses.

 Parts and Supplies Inventories

  Parts and supplies inventories consist principally of parts, commodity-type supplies and small to medium-sized equipment for sale. All inventories are valued at the lower of cost or market, with cost determined by the weighted average method of inventory costing.

 Depreciation and Amortization

  Rental equipment and operating property and equipment are being depreciated using the straight-line method over the estimated useful lives of the underlying assets. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. For financial statement purposes Center utilizes the following estimated useful lives:

   Rental equipment...............................................  5 to 7 years
   Vehicles, machinery and equipment..............................       5 years
   Leasehold improvements......................................... 5 to 15 years

  Rental equipment is depreciated to a salvage value of approximately 30-35% of cost. Center expenses repairs and maintenance as incurred and all acquisitions less than $1,000.

 Intangible Assets

  Goodwill is recorded at cost and amortized using the straight-line method over 15 years. The recoverability of goodwill, which had a net book value of approximately $1,421,000 at October 31, 1997, is analyzed annually based on actual and projected levels of profitability and cash flows of the locations acquired on an undiscounted basis.

  Organizational costs are recorded at cost and amortized over a five year period commencing with the opening of the related rental facility.

 Income Taxes

  Center utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Lanoha Leasing, Center Rental, and Zuni Rental are treated as if they are partnerships and, accordingly, the members of such companies recognize the companies' net income or loss on their personal income tax returns in proportion to their ownership interests therein.

 Advertising

  Costs of advertising, including radio, print and sales catalogue expenditures, are expensed as incurred. Advertising expenses were approximately $272,000, $336,000 and $570,000 for the years ended October 31, 1995, 1996 and 1997, respectively.

 Concentrations of Credit Risk

  Financial instruments that potentially subject Center to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  Center maintains cash with various financial institutions located throughout the country in order to limit exposure to any one institution; however, Center occasionally maintains funds on deposit with banks which exceed the available federally insured limits. Center performs periodic evaluations of the relative credit standing of those financial institutions that are considered in Center's investment strategy.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number and geographic diversity of Center's customer base. Additionally, at October 31, 1996, approximately $830,000 of Center's accounts receivable were subject to full recourse against the seller of the rental business operations described in Note 6.

 Fair Values of Financial Instruments

  The carrying amounts reported in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt because the underlying instruments are at variable rates which are repriced frequently or are at rates which reasonably approximate Center's current rate of borrowing for similar secured and unsecured financings.

 Cash Surrender Value of Life Insurance Policies

  Prior to October 31, 1997, Center maintained three split-dollar life insurance policies on the combined group's chief executive officer. Center was neither the owner nor the beneficiary of such policies; however, the chief executive officer and Center had a verbal agreement whereby Center would be reimbursed the lesser of the policies' cash surrender values or the cumulative premiums paid by Center. In connection with such agreement, the chief executive officer liquidated Center's interests in the life insurance policies in October 1997 with a cash payment of approximately $215,000.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


2. PARTS AND SUPPLIES INVENTORIES

  Inventories consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Parts for resale...................................  $ 1,329,060 $ 2,335,510
   Parts and supplies for internal consumption........      684,577     657,944
                                                        ----------- -----------
                                                        $ 2,013,637 $ 2,993,454
                                                        =========== ===========

3. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Vehicles, machinery and equipment..................  $ 4,665,594 $ 5,827,410
   Leasehold improvements.............................      506,016   1,024,213
   Other..............................................      152,709     173,398
                                                        ----------- -----------
                                                          5,324,319   7,025,021
   Less accumulated depreciation and amortization.....    1,569,291   2,116,511
                                                        ----------- -----------
                                                        $ 3,755,028 $ 4,908,510
                                                        =========== ===========

4. BANK DEBT AND LONG-TERM OBLIGATIONS

  Bank debt and long-term obligations consisted of the following:

                                                              OCTOBER 31
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
   Revolving line of credit...........................  $15,153,957 $ 6,375,000
   8.0% unsecured bank loans, principal and interest
    due on December 31, 1997..........................          --    6,225,000
   9.3% secured bank loan, dated November 8, 1995,
    principal and interest payable monthly, maturing
    November 8, 2000..................................    2,549,672   2,012,051
   8.8% secured bank loan, dated June 18, 1996,
    principal and interest payable monthly, maturing
    June 18, 2001.....................................    2,361,933   1,933,359
   Various secured equipment notes payable at interest
    rates not exceeding 7.9%, maturing between
    November 1996 and October 1998....................      916,688     183,833
   Note payable to a family member of a principal
    stockholder/member with interest at 9.0%..........      200,000         --
                                                        ----------- -----------
                                                        $21,182,250 $16,729,243
                                                        =========== ===========

  Interest paid on the note payable to a family member of a principal stockholder/member for the years ended October 31, 1995, 1996 and 1997 was approximately $18,000, $18,000 and $15,000, respectively.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Principal maturities of long-term debt for the years ending October 31 are as follows:

     1998........................................................... $ 7,467,280
     1999...........................................................   1,159,513
     2000...........................................................   1,769,891
     2001...........................................................   6,332,559
                                                                     -----------
       Total........................................................ $16,729,243
                                                                     ===========

 Revolving Line of Credit and Unsecured Bank Loans

  On September 26, 1996, Rent-It-Center, Inc. entered into an unsecured revolving line of credit agreement with its principal bank in the amount of $17.0 million to be used to acquire the net assets of the equipment rental operations described in Note 6 and for working capital purposes. Effective October 27, 1997, the revolving line of credit agreement was restructured insofar as the then outstanding balance was converted to an unsecured line of credit agreement with a maximum borrowing of $7.5 million by Rent-It Center, Inc. and individual 8.0% unsecured term loans with each of the three limited liability companies aggregating $7.0 million. At October 31, 1997, Center had $6,375,000 and $6,225,000 outstanding under the revolving line of credit agreement and the unsecured term loans, respectively. Accordingly, as of such date, $1,125,000 remains available under the revolving line of credit agreement. Effective October 31, 1997, certain stockholders/members of Center assumed primary responsibility for the unsecured bank term loans held by the Affiliates of Rent-It-Center, Inc.

  The revolving line of credit, which expires on October 1, 2001, will be permanently reduced to $7.0 million on or before October 1, 2000. Additionally, excess cash flow, as defined in the line of credit agreement, can accelerate the annual principal reduction. Furthermore, the bank, at its sole discretion, can unilaterally demand repayment of the entire balance outstanding under the line of credit agreement at any time; however, the bank has not currently expressed any intent to subjectively accelerate repayment.

  The line of credit terms provide for a variable rate of interest equal to the bank's prime lending rate less one half of one percent (effective rates of 7.8% and 8.0% at October 31, 1996 and 1997, respectively). Through October 1, 2001, Rent-It-Center, Inc. has the option to permanently set the interest rate on all or a portion of the outstanding principal balance at its discretion, subject to the terms and conditions of the underlying loan agreement. Interest is generally payable monthly.

 Secured Bank and Other Borrowings

  Lanoha Leasing maintains two long-term loans, which are secured by a first security interest in the accounts receivable, inventories, equipment and general intangible assets owned by such entity (aggregate net book value of those assets were approximately $5.1 million at October 31, 1997). The total outstanding balance of such secured loans at October 31, 1997 was $3,945,410. The bank may accelerate payments of amounts due thereunder if the bank deems itself insecure for any reason whatsoever; however, the bank has not currently expressed any intent to subjectively accelerate repayment. Additionally, both secured loans include partial and full prepayment penalty provisions that range from 1/4% to 1/2% of the principal balance subject to prepayment (partial prepayments impacted if they exceed $150,000). The prepayment penalties are wholly eliminated in the fifth year of each loan term.

  Zuni Rental also maintains various secured equipment notes payable, which are collateralized by assets with a net book value of approximately $300,000 at October 31, 1997.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Loan Covenants

  Center's various debt agreements have financial covenants for Center and, in certain instances, individual members of the combined group which cover tangible net worth, leverage ratios, cash flow ratios and debt coverage ratios, most of which are measurable at quarterly and annual intervals. The debt agreements also contain covenants and provisions that restrict, among other things, Center's or individual members of the combined group's ability to i) incur additional indebtedness, ii) incur liens or encumbrances on its property and equipment, iii) make certain investments, loans or guarantees other than in the normal course of business, iv) declare or pay dividends from Rent-It Center, Inc. in excess of $500,000 per annum, v) engage in certain sales of assets, vi) merge, consolidate with or acquire other business entities, and vii) fundamentally alter the underlying nature or scope of the existing business. Additionally, the debt agreements require Center to maintain its material cash accounts, including its cash concentration account, at the lending bank. Substantially all of the debt agreements contain cross default provisions. As of October 31, 1997, Center and the individual members of the combined group are in compliance with all financial and operational covenants of its debt agreements.

5. INCOME TAXES

  Rent-It Center, Inc. is subject to federal and certain state income taxes. The income tax expense (benefit) is summarized as follows:

                                                    YEARS ENDED OCTOBER 31
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
     Current:
       Federal................................ $1,548,305 $  791,131 $  (32,613)
       State..................................    242,495     89,891        --
                                               ---------- ---------- ----------
                                                1,790,800    881,022    (32,613)
     Deferred:
       Federal................................    195,952    951,269  1,145,838
       State..................................     30,384    153,239    215,279
                                               ---------- ---------- ----------
                                                  226,336  1,104,508  1,361,117
                                               ---------- ---------- ----------
                                               $2,017,136 $1,985,530 $1,328,504
                                               ========== ========== ==========

  The income tax expense differs from amounts currently payable because certain revenue and expenses are reported in the statements of income in periods that differ from those in which they are subject to taxation.

  Reconciliations between the statutory federal income tax rate of 34% and Center's effective tax rates are as follows:

                                                YEARS ENDED OCTOBER 31
                                           ----------------------------------
                                              1995        1996        1997
                                           ----------  ----------  ----------
     Federal statutory income taxes....... $1,981,978  $1,972,008  $1,289,292
     Earnings of Rent-It-Center, Inc.
      Affiliates taxed to individual
      members.............................   (153,565)   (121,619)   (105,631)
     State income taxes, net of federal
      benefit.............................    180,100     160,466     142,084
     Other................................      8,623     (25,325)      2,759
                                           ----------  ----------  ----------
                                           $2,017,136  $1,985,530  $1,328,504
                                           ==========  ==========  ==========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Center's deferred tax assets and liabilities are as follows:

                                                              OCTOBER 31
                                                         ---------------------
                                                            1996       1997
                                                         ---------- ----------
   Deferred tax assets:
     Allowances for doubtful accounts................... $   33,750 $   57,563
     Inventory obsolescence reserves....................        --      58,568
     Inventory overhead capitalization..................     11,989     17,300
     Vacation accrual...................................     53,252     78,110
     Alternative minimum tax credit carryforward........        --     253,472
     Other..............................................        --       2,419
                                                         ---------- ----------
                                                             98,991    467,432
                                                         ---------- ----------
   Deferred tax liabilities:
     Rental equipment and operating property and
      equipment, net....................................  3,015,192  4,744,750
     Other..............................................    200,000    200,000
                                                         ---------- ----------
                                                          3,215,192  4,944,750
                                                         ---------- ----------
                                                         $3,116,201 $4,477,318
                                                         ========== ==========

  Rent-It-Center, Inc. has an alternative minimum tax credit carryover of approximately $253,000 for federal income tax purposes which is available to offset future regular income tax that is in excess of the alternative minimum tax in such year. If the transaction discussed in Note 9 occurs, the utilization of these alternative minimum tax credits will be subject to restrictions in accordance with Internal Revenue Service Code section 383 and the ultimate utilization is further limited based on the profitability of Rent-It-Center, Inc.; however, the carryforward period for an alternative minimum tax credit carryover is unlimited.

  At October 31, 1997, the aggregate reported bases for financial statement purposes of Rent-It Center Inc.'s nontaxable affiliates (i.e., the limited liability companies) exceed such entities corresponding bases for income tax purposes by approximately $3.8 million. Such net difference is primarily attributable to accelerated income tax depreciation and amortization.

6. BUSINESS COMBINATION

  On October 7, 1996, Rent-It-Center, Inc. acquired all the operating assets of three New Mexico and two Texas rental locations for approximately $12.9 million plus assumed liabilities of approximately $911,000. Rent-It-Center, Inc. retained the acquired rental equipment and transferred all the other acquired net assets to Zuni Rental. The acquired rental equipment is leased to Zuni Rental. The transaction was financed through Center's revolving line of credit agreement.

  This acquisition has been accounted for as a purchase and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the date of acquisition with any excess purchase price reflected as goodwill in the accompanying combined financial statements. The operations of the acquired business is included in the combined statements of operations from the date of acquisition.

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The following table sets forth the net assets acquired, liabilities assumed and cash purchase price for the acquisition:

     Assets acquired............................................... $12,324,726
     Goodwill......................................................   1,531,500
     Less: liabilities assumed.....................................    (910,619)
                                                                    -----------
     Cash purchase price........................................... $12,945,607
                                                                    ===========

  The following table sets forth the unaudited pro forma combined results of operations for the years ended October 31, 1995 and 1996 as if the above acquisition was consummated at the beginning of each fiscal year:

                                                          YEAR ENDED OCTOBER 31
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
     Total revenue...................................... $43,603,000 $45,802,000
     Net income.........................................   5,650,000   4,210,000

7. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  Center leases certain operating premises and equipment under noncancellable operating leases. Substantially all of the property leases require Center to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Certain of the real property leases provide for escalation of future rental payments based upon increases in the consumer price index. Rental expense under such noncancellable operating leases totaled $251,000, $326,000, and $713,000 for the years ended October 31, 1995, 1996 and 1997, respectively. Future minimum lease payments, by the year ended October 31 and in the aggregate, for noncancellable operating leases with initial or remaining terms of one year or more are as follows:

     1998............................................................ $  743,959
     1999............................................................    668,039
     2000............................................................    621,999
     2001............................................................    577,666
     2002............................................................     76,500
     Thereafter......................................................    291,000
                                                                      ----------
                                                                      $2,979,163
                                                                      ==========

  Additionally, Center leases certain real property from entities which are partially or wholly-owned by stockholders, members and/or officers of Center. Such noncancellable leases, which have various expiration dates through January 2002, require future minimum lease payments for the years ending October 31 and in the aggregate as follows:

     1998............................................................ $  720,000
     1999............................................................    720,000
     2000............................................................    720,000
     2001............................................................    720,000
     2002............................................................    420,000
                                                                      ----------
                                                                      $3,300,000
                                                                      ==========

                      RENT-IT-CENTER, INC. AND AFFILIATES
                         D/B/A CENTER RENTAL AND SALES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Rent expense under the related party real property leases for the years ended October 31, 1995, 1996 and 1997 was approximately $506,000, $436,000 and $688,000, respectively. Additionally, pursuant to the terms and conditions of such leases, Center is responsible for the insurance premiums, real property taxes and certain other costs associated directly or indirectly with the underlying real property.

 Purchase Obligations

  At October 31, 1997, Center was obligated under noncancellable purchase commitments to purchase approximately $1.0 million of rental equipment and inventories.

 Legal Matters

  Center is party to legal proceedings and potential claims arising in the ordinary course of its business. The ultimate legal and financial liability of Center with respect to such ongoing litigation cannot be estimated with any certainty but, in the opinion of management, Center has adequate legal defenses, reserves or insurance coverage with respect to those matters so that the ultimate resolution will not have a material adverse effect on Center's combined financial position, results of operations or cash flows.

 Environmental Matters

  Center and its operations are subject to a variety of environmental federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Center believes it is substantially in compliance with the aforementioned environmental laws and regulations. The landlord at certain of the related party lease locations has agreed to assume responsibility for the removal of underground fuel tanks at such locations and related remediation costs, if any.

8. EMPLOYEE BENEFIT PLAN

  Center has a 401(k) savings and retirement plan covering substantially all employees who have completed one year of service and attained the age of 18. The plan is a defined contribution plan and provides for Center to make contributions of 50% of a participant's elective salary deferral, up to 2% of each participant's total compensation, plus additional amounts at the option of the plan sponsor's Board of Directors. Center's matching contributions are funded on a current basis. Center's matching contributions, including discretionary contributions, for the years ended October 31, 1995, 1996 and 1997 were $161,000, $183,000 and $122,000, respectively.

9. BUSINESS COMBINATION

  On October 6, 1997, Center reached a definitive agreement to sell, effective November 1, 1997, all of the outstanding capital stock of Rent-It-Center, Inc. and substantially all of the assets of the Affiliates for approximately $100.9 million in cash, 482,315 shares of common stock (of which 64,544 shares will be issued over seven years, subject to earlier issuance over three years if certain performance objectives are achieved) of Rental Service Corporation ("RSC") and the assumption of Center's debt. The transaction is anticipated to close by December 2, 1997. Pursuant to the acquisition agreements, RSC assumed effective control of Center's operations on November 1, 1997.

                         INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors of
JDW Enterprises, Inc. d.b.a. Valley Rentals
Gilbert, Arizona

  We have audited the accompanying balance sheets of JDW Enterprises, Inc. d.b.a. Valley Rentals ("Valley") as of December 31, 1996 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JDW Enterprises, Inc. d.b.a. Valley Rentals as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          WEINTRAUB & MORRISON, P.C.

Scottsdale, Arizona
March 3, 1998

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1996        1997
                                                          ----------- -----------
                         ASSETS
                         ------
Cash and cash equivalents...............................  $    31,303 $    73,784
Accounts receivable net of allowance for doubtful
 accounts of $67,964 and $664,451 at December 31, 1996
 and 1997 respectively (Notes 1 (c) and 3)..............    8,003,236   8,719,938
Other receivables and prepaid expenses (Note 8).........      605,988   1,556,070
Inventory (Notes 1 (d) and 4)...........................    2,049,601   2,859,017
Rental equipment, principally machinery, at cost net of
 accumulated depreciation of $12,066,731 and $17,019,555
 at December 31, 1996 and 1997, respectively (Notes 1
 (e) and 5).............................................   29,236,418  33,539,944
Operating property and equipment at cost, net (Notes 1
 (e), 5 and 7)..........................................    8,571,946   7,855,684
Intangible assets, net of accumulated amortization of
 $23,333 and $43,333 for December 31, 1996 and 1997
 respectively (Note 6)..................................       76,667      56,667
Other assets............................................          --      178,502
                                                          ----------- -----------
                                                          $48,575,159 $54,839,606
                                                          =========== ===========
                      LIABILITIES
                      -----------
Accounts payable........................................  $ 2,212,778 $ 2,553,213
Payroll and other accrued expenses......................      960,598     917,539
Bank debt and long-term obligations (Notes 5 and 10)....   32,376,913  37,325,388
Obligations under capital lease (Notes 5 and 10)........    1,583,097     963,445
Related party obligations (Notes 5, 8 and 10)...........    3,529,778   3,396,027
                                                          ----------- -----------
Total liabilities.......................................   40,663,164  45,155,612
Commitments and contingencies (Notes 9 and 10)
                  STOCKHOLDERS' EQUITY
                  --------------------
Capital stock
  Authorized 1,000,000 shares of common stock with no
   par value. Issued and outstanding, 600,000 shares....      600,000     600,000
Retained earnings.......................................    7,311,995   9,083,994
                                                          ----------- -----------
Total stockholders' equity..............................    7,911,995   9,683,994
                                                          ----------- -----------
                                                          $48,575,159 $54,839,606
                                                          =========== ===========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                            STATEMENTS OF OPERATIONS

                                                      FOR THE  YEARS ENDED
                                                          DECEMBER 31,
                                                     ------------------------
                                                        1996         1997
                                                     -----------  -----------
Revenues (Notes 1 (b) and 8):
  Rental revenues................................... $27,720,279  $30,830,358
  Sales of parts, supplies and new equipment........   3,068,140    2,709,488
  Sales of used equipment...........................   1,979,675    3,190,708
                                                     -----------  -----------
    Total revenues..................................  32,768,094   36,730,554
Cost of revenues (Note 1 (b)):
  Cost of equipment rentals, excluding rental
   equipment depreciation...........................  13,778,296   15,851,843
  Depreciation, rental equipment....................   6,104,424    6,830,630
  Cost of parts, supplies and new equipment.........   2,193,619    1,754,926
  Cost of used equipment............................   1,309,521    2,093,056
                                                     -----------  -----------
    Total cost of revenues..........................  23,385,860   26,530,455
                                                     -----------  -----------
Gross profit........................................   9,382,234   10,200,099
Selling, general and administrative expenses........   3,650,849    4,420,942
Depreciation and amortization, excluding rental
 equipment depreciation.............................     673,127      864,324
                                                     -----------  -----------
Income from operations..............................   5,058,258    4,914,833
Other income (expense):
  Net interest expense (Note 8).....................  (3,248,766)  (3,396,142)
  Gain on sale of property (Note 8).................         --       480,308
                                                     -----------  -----------
Income before income taxes..........................   1,809,492    1,998,999
Provision for income taxes (Note 1 (f)).............         --           --
                                                     -----------  -----------
Net income.......................................... $ 1,809,492  $ 1,998,999
                                                     ===========  ===========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                        COMMON STOCK
                                     ------------------
                                      NUMBER    STATED   RETAINED
                                     OF SHARES  VALUE    EARNINGS     TOTAL
                                     --------- -------- ----------  ----------
Balances at January 1, 1996.........  600,000  $600,000 $5,652,503  $6,252,503
  Net income........................      --        --   1,809,492   1,809,492
  Common stock issued...............      --        --         --          --
  Dividends paid....................      --        --    (150,000)   (150,000)
                                      -------  -------- ----------  ----------
Balances at January 1, 1997.........  600,000   600,000  7,311,995   7,911,995
  Net income........................      --        --   1,998,999   1,998,999
  Common stock issued...............      --        --         --          --
  Dividends.........................      --        --    (227,000)   (227,000)
                                      -------  -------- ----------  ----------
Balances at December 31, 1997.......  600,000  $600,000 $9,083,994  $9,683,994
                                      =======  ======== ==========  ==========



The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                            STATEMENTS OF CASH FLOWS

                                                      FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
OPERATING ACTIVITIES
Cash received from customers...................... $ 30,830,982  $ 36,013,852
Cash paid to suppliers and employees..............  (20,760,732)  (23,667,783)
Interest paid.....................................   (3,347,614)   (3,540,209)
Interest received.................................       98,848       143,514
                                                   ------------  ------------
Net cash provided by operating activities.........    6,821,484     8,949,374
                                                   ------------  ------------
INVESTING ACTIVITIES
Capital expenditures..............................   (9,799,349)  (14,624,965)
Proceeds from property sale.......................          --      1,750,000
                                                   ------------  ------------
Net cash used by investing activities.............   (9,799,349)  (12,874,965)
                                                   ------------  ------------
FINANCING ACTIVITIES
Proceeds from bank debt and long-term
 obligations......................................   13,247,983    31,816,689
Principal payments on bank debt and long-term
 obligations......................................  (10,142,559)  (27,621,617)
Dividends paid....................................     (150,000)     (227,000)
                                                   ------------  ------------
Net cash provided by financing activities.........    2,955,424     3,968,072
                                                   ------------  ------------
Net increase (decrease) in cash and cash
 equivalents......................................     ( 22,441)       42,481
Cash and cash equivalents, beginning of year......       53,744        31,303
                                                   ------------  ------------
Cash and cash equivalents, end of year............ $     31,303  $     73,784
                                                   ============  ============


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                     STATEMENTS OF CASH FLOWS--(CONTINUED)


   RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                         1996         1997
                                                      -----------  ----------
Net income........................................... $ 1,809,492  $1,998,999
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization......................   6,777,558   7,694,954
  Gain on sale of property...........................         --     (480,308)
  Cost of equipment sold (net of accumulated
   depreciation).....................................   1,309,521   2,093,056
  Changes in assets and liabilities:
    (Increase) in accounts receivable................  (1,937,112)   (716,702)
    (Increase) in inventory..........................    (358,945)   (809,416)
    (Increase) in prepaid expenses and other
     receivables.....................................    (169,343)   (950,083)
    (Increase) in other assets.......................         --     (178,502)
    Increase (decrease) increase in accounts
     payable.........................................    (205,152)    340,435
    (Decrease) in payroll and other accrued
     liabilities.....................................    (404,535)    (43,059)
                                                      -----------  ----------
Net cash provided by operating activities............ $ 6,821,484  $8,949,374
                                                      ===========  ==========


The Notes to the Financial Statements are an integral part of these statements.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

a. Valley's activities and operating cycle. Valley is engaged in the equipment rental and retailing industries in the states of Arizona and New Mexico. In June, 1997, Valley acquired substantially all operations of Lucas Equipment Rental.

  The nature of Valley's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

b. Revenue and cost recognition. The accompanying financial statements are prepared on the accrual basis of accounting.

  Revenues are recognized when earned. Costs of good sold and operating costs are charged to expense as incurred.

c. Accounts receivable. Valley provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and prior history of uncollectible accounts receivable. As of December 31, 1997 and 1996, an allowance has been provided for potentially uncollectible accounts receivable.

d. Inventory. Inventory quantities and valuations are determined by using the first in first out method. Inventory is stated at the lower of cost or market, based on a physical count at December 31, 1997 and 1996 respectively.

e. Property and equipment and depreciation. Property and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are cleared from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

  Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to property and equipment are capitalized.

  Depreciation is computed primarily by the straight-line method with estimated salvage values over the following useful lives:

                                                                          YEARS
                                                                          ------
     Rental equipment....................................................    3-5
     Vehicles, machinery and equipment...................................    3-5
     Leasehold improvements..............................................   31.5
     Furniture, fixtures and computer equipment..........................    5-7
     Land and building................................................... 0-31.5

f. Income taxes. No provision for income taxes is reflected in the accompanying statements because the corporation, with the consent of its stockholders, filed an election with the Internal Revenue Service to be treated as an S Corporation. Accordingly, all attributes of taxable income, credits and special deductions are passed directly to the stockholders for inclusion on their individual income tax returns.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

g. Pension plan. Valley sponsors an I.R.C. Section 401(k) plan that covers employees that have completed one year of service and have reached twenty-one years of age. Contributions to the plan are made monthly. Valley matches 25% of the employee contribution and the employee vests immediately. For 1997 and 1996, Valley's matching contributions to the plan were $78,415 and $71,431 respectively.

h. Cash equivalents. Valley considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

i. Advertising Costs. Advertising costs are charged to expense when incurred. Included in sales expenses for the years ended December 31, 1996 and 1997 were advertising costs of $331,374 and $403,392, respectively.

j. Reclassification. Certain items in the financial statements for the year ended December 31, 1996 have been reclassified to be consistent with the classifications adopted for the year ended December 31, 1997 with no effect on net income.

2. CONCENTRATION OF CREDIT RISK

  Valley, in the ordinary course of business, maintains bank balances in excess of Federal Deposit Insurance Corporation Insurance Limits.

3. ACCOUNTS RECEIVABLE AND UNBILLED RENTALS

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1996       1997
                                                           ---------- ----------
     Accounts receivable.................................. $8,071,200 $9,384,389
     Less: Allowance for doubtful accounts................     67,964    664,451
                                                           ---------- ----------
                                                           $8,003,236 $8,719,938
                                                           ========== ==========

  Valley has recorded unbilled rental income for rental contracts which, by their terms, have time remaining under the contract at December 31, 1996 and 1997. Unbilled but earned rental revenues at December 31, 1996 and 1997 amounted to $803,762 and $1,160,929, respectively.

4. INVENTORY

  At December 31, 1996 and 1997, inventory categories and amounts were as follows:

                                                              1996       1997
                                                           ---------- ----------
     Shop and yard inventory.............................. $1,158,479 $2,043,335
     Merchandise for resale...............................    564,897    770,409
     Used equipment for sale..............................    282,218        --
     Fuel and oil.........................................     44,007     45,273
                                                           ---------- ----------
                                                           $2,049,601 $2,859,017
                                                           ========== ==========

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                 NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


5. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASE

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
NOTES PAYABLE
Notes payable to Wells Fargo Bank, collateralized by
 rental equipment and personal guarantees of the
 shareholders, principal is due in monthly
 installments of $43,750 and 2.0% of the outstanding
 balance (minimum $184,000) through May, 2001. The
 notes bear interest at prime plus .125% (8.375% at
 December 31, 1996), interest is payable monthly......  $12,237,645 $       --
Notes payable to Wells Fargo Bank, collateralized by
 accounts receivable, inventory and personal
 guarantees of the shareholders, due in monthly
 installments of interest only. The notes bear
 interest at 8.25% at December 31, 1996...............    3,348,081         --
Notes payable to Imperial Bank, collateralized by
 accounts receivable, inventory and personal
 guarantees of the shareholders, due in monthly
 installments of interest only at 8.45% and 9.0%. The
 notes were paid off February 3, 1998.................          --    4,433,235
Notes payable to Imperial Bank, collateralized by land
 and buildings, interest due in monthly installments
 at 8.45% and 9.0%. The notes were paid off
 February 3, 1998.....................................          --    2,768,351
Notes payable to Wells Fargo Bank, collateralized by
 land and buildings, principal and interest due in
 monthly installments of $9,755 and $25,146 through
 July, 2016. The notes bear interest from 8.375% to
 9.25%................................................    3,895,667         --
Notes payable to various equipment companies and
 individuals, collateralized by the equipment
 purchased, principal and interest due in monthly
 installments from $192 to $25,824. The notes bear
 interest from 4.9% to 11.0%. The notes were paid off
 February 3, 1998.....................................   12,895,520  30,123,802
                                                        ----------- -----------
  Subtotal notes payable..............................   32,376,913  37,325,388
OBLIGATIONS UNDER CAPITAL LEASE
Capital leases payable, secured by the equipment
 leased bear interest from 5.91% to 23.85% and are
 payable in monthly installments from $454 to $20,790.
 The capital leases were paid off February 3, 1998....    1,583,097     963,445
RELATED PARTY LOANS
Notes payable to Danny L. and Mary J. Evans are
 subordinated to bank debt, interest is due quarterly
 and the principal is due on demand. The notes and
 interest may not be paid without obtaining approval
 of the banks. The notes bear interest at 8.75% at
 December 31, 1996 and 1997. The notes were paid off
 February 6, 1998.....................................    2,090,000   2,090,000
Notes payable to shareholders are subordinated to bank
 debt, interest is due quarterly and the principal is
 due on demand. The notes and interest may not be paid
 without obtaining approval of the banks. The notes
 bear interest at 8.75% at December 31, 1997 and 1996.
 The notes were paid off February 6, 1998.............      850,000     850,000
Notes payable to shareholders, collateralized by
 rental equipment purchased, principal and interest
 due in monthly installments of $7,315. The notes bear
 interest at 7.9%. The notes were paid off February 3,
 1998.................................................      589,778     456,027
                                                        ----------- -----------
  Subtotal, related party loans.......................    3,529,778   3,396,027
                                                        ----------- -----------
                                                        $37,489,788 $41,684,860
                                                        =========== ===========

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


  Maturities on long-term debt as of December 31, 1997 are as follows:

     Year ending December 31, 1998................................. $41,684,806
                                                                    ===========

  Interest expense charged to operations for years ended December 31, 1996 and 1997 was $3,347,614 and $3,539,656, respectively.

  Minimum future lease payments under capital leases as of December 31, 1997 are as follows:

     Year ending December 31, 1998................................... $1,148,868
     Less: amount representing interest..............................    174,529
                                                                      ----------
                                                                         974,339
     Less: amount representing sales tax.............................     10,894
                                                                      ----------
       Present value of net minimum lease payments................... $  963,445
                                                                      ==========

  Amortization on the assets collateralizing the capital leases is included in depreciation and amortization expense.

6. INTANGIBLE ASSETS

  Goodwill represents the aggregate excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is being amortized on the straight line method over a five year period. Amortization expense charged to operations for 1996 and 1997 was $20,000 in each year.

7. OPERATING PROPERTY AND EQUIPMENT

  Operating property and equipment consist of the following:

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------- ----------
     Vehicles, machinery and equipment.................. $ 3,285,967 $3,407,527
     Leasehold improvements.............................      36,321     99,760
     Furniture, fixtures and computer equipment.........   1,039,712  1,110,074
     Land and building..................................   6,003,937  5,270,844
                                                         ----------- ----------
       Total............................................  10,365,937  9,888,205
     Less: accumulated depreciation and amortization....   1,793,991  2,032,521
                                                         ----------- ----------
                                                         $ 8,571,946 $7,855,684
                                                         =========== ==========

8. RELATED PARTY TRANSACTIONS

 Accounts receivable

  Included in accounts receivable is $86,388 and $0 for 1996 and 1997, respectively, that is due from J.H. Kelly, Inc., a corporation controlled by a 50% shareholder of Valley.

 Other receivables

  In addition, other receivables include $35,874 and $52,533 for 1996 and 1997, respectively, due from a 25% shareholder of Valley.

                             JDW ENTERPRISES, INC.
                             D.B.A. VALLEY RENTALS

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)


 Rental equipment

  For the year ended December 31, 1997, Valley rented equipment from a related party (Bald Eagle Equipment Co.) totaling $369,753.

 Operating property and equipment

  For the year ended December 31, 1997, Valley sold to JDW Real Estate L.L.C., I and II the land and buildings located in Phoenix and Tucson. The properties were sold (based on appraisal) for $1,750,000 and resulted in a gain of $480,308. The properties had a cost basis of $1,499,242 and accumulated depreciation of $229,550 at the time of sale.

 Notes payable, related party

  At December 31, 1996 and 1997, Valley has notes payable to Danny L. and Mary
J. Evans in the amount of $2,090,000. The notes are subordinated to applicable bank debt and bear interest at 8.75%. During 1996, J.H. Kelly, Inc. distributed its notes receivable from Valley to its shareholders Danny L. and Mary J. Evans.

  At December 31, 1996 and 1997, Valley has notes payable to its stockholders in the amount of $850,000. The notes are subordinated to applicable bank debt and bear interest at 8.75%.

  Valley purchased rental equipment in the amount of $600,456 from two Company shareholders during 1996. The shareholder notes resulting from this transaction bear interest at 7.9% and total $589,778 and $456,027 at December 31, 1996 and 1997, respectively.

 Rental revenue and retail sales

  Valley rents and sells equipment to J.H. Kelly, Inc. For the years ended December 31, 1996 and 1997, Valley recognized revenues of $48,864 and $147,417, respectively, from J.H. Kelly, Inc.

 Interest expense

  Interest expense paid on the shareholder notes amounted to $340,563 and $299,941, respectively, for the years ended December 31, 1996 and 1997.

9. COMMITMENTS AND CONTINGENCIES

  Valley is currently leasing various facilities and equipment under operating leases expiring through the year 2001. All operating leases were paid off February 3, 1998.

  Future minimum lease payments as of December 31, 1997 are as follows:

     Year ended December 31, 1998.................................... $4,779,265
                                                                      ==========

10. SUBSEQUENT EVENT

 On February 3, 1998, the shareholders of Valley agreed to sell to Rental Service Corporation substantially all assets of the corporation. The assets sold included accounts receivable, inventory, rental equipment and other operating assets and excluded land and buildings. The agreement also required simultaneous pay-off of all liabilities of Valley including payables, notes, capital leases and operating leases.

   Every rental location has on-line access to centralized systems which provide real-time transaction processing, extensive fleet management tools and daily financial management reports. These systems also allow an employee at any location to identify and reserve a specific piece of equipment anywhere in a region and schedule delivery to a customer's job site.

                                    [photo]

   The Company's information systems track each individual rental asset and automatically schedule preventive maintenance. As a result, the Company is able to enhance the reliability and extend the useful life of its rental equipment fleet.
                                    [photo]

Depending upon market needs, RSC offers value- added services to its customers such as radio- dispatched transportation fleet and 24 hours-a-day, seven days-a-week support services, including on- site maintenance and repair.

                                    [photo]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Use of Proceeds..........................................................  17
Price Range of Common Stock and Dividend Policy..........................  18
Capitalization...........................................................  19
Unaudited Pro Forma Consolidated Financial Data..........................  20
Selected Consolidated Financial and Operating Data.......................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  44
Management...............................................................  52
Principal and Selling Stockholders.......................................  63
Certain Relationships and Related Transactions...........................  65
Description of the Bank Facility.........................................  68
Description of Senior Subordinated Notes.................................  69
Description of Capital Stock.............................................  70
Shares Eligible for Future Sale..........................................  71
Certain United States Tax Considerations for Non-United States Holders...  73
Underwriting.............................................................  76
Legal Matters............................................................  79
Experts..................................................................  79
Available Information....................................................  79
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                2,750,000 SHARES

                    [LOGO OF RENTAL SERVICE CORPORATION (SM)]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.

                            WILLIAM BLAIR & COMPANY

                          MORGAN STANLEY DEAN WITTER

                                BT ALEX. BROWN

                            LEGG MASON WOOD WALKER
                                 INCORPORATED

                                AUGUST 13, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS

                               2,750,000 SHARES

                  [LOGO OF RENTAL SERVICE CORPORATION (SM)]

                                 COMMON STOCK

                               ----------------

  Of the 2,750,000 shares of Common Stock of Rental Service Corporation ("RSC" or the "Company") offered hereby, 2,669,920 shares are being offered by the Company and 80,080 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

  Of the shares of Common Stock offered hereby, 550,000 shares are being offered for sale initially outside the United States and Canada by the International Managers and 2,200,000 shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "RSV." On August 13, 1998, the last sale price of the Common Stock as reported on the NYSE was $27 5/16 per share. See "Price Range of Common Stock and Dividend Policy."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
EXCHANGE   COMMISSION   OR   ANY   STATE  SECURITIES   COMMISSION,   NOR   HAS
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
  TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                                                PROCEEDS TO
                                      PRICE TO     UNDERWRITING   PROCEEDS TO     SELLING
                                       PUBLIC      DISCOUNTS(1)    COMPANY(2)   STOCKHOLDERS
--------------------------------------------------------------------------------------------
Per Share.......................      $27.313         $1.29         $26.023       $26.023
--------------------------------------------------------------------------------------------
Total(3)........................    $75,109,375     $3,547,500    $69,477,993    $2,083,882
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,000,000.
(3) The Company has granted the International Managers and the U.S. Underwriters options to purchase up to an aggregate of 412,500 additional shares of Common Stock exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $86,375,781, $4,079,625 and $80,212,274, respectively. See
    "Underwriting."
                               ----------------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or about August 19, 1998.

                               ----------------

MERRILL LYNCH INTERNATIONAL
      WILLIAM BLAIR & COMPANY
                     MORGAN STANLEY DEAN WITTER
                               BT ALEX. BROWN INTERNATIONAL
                                                         LEGG MASON WOOD WALKER
                                                              INCORPORATED
                               ----------------

                The date of this Prospectus is August 13, 1998.

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                 UNDERWRITING

  Merrill Lynch International, William Blair & Company, L.L.C., Morgan Stanley & Co. International Limited, BT Alex. Brown International, a division of Bankers Trust International PLC and Legg Mason Wood Walker, Incorporated are acting as lead managers (the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, the Selling Stockholders and the International Managers, and concurrently with the sale of 2,200,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company and the Selling Stockholders have agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER
                                                                         OF
        INTERNATIONAL MANAGER                                          SHARES
        ---------------------                                          -------
   Merrill Lynch International........................................ 110,000
   William Blair & Company, L.L.C..................................... 110,000
   Morgan Stanley & Co. International Limited......................... 110,000
   BT Alex. Brown International, a division of Bankers Trust
    International PLC................................................. 110,000
   Legg Mason Wood Walker, Incorporated............................... 110,000
                                                                       -------
        Total......................................................... 550,000
                                                                       =======

  The Company and the Selling Stockholders also have entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), William Blair & Company, L.L.C., Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Legg Mason Wood Walker, Incorporated are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 550,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company and the Selling Stockholders, an aggregate of 2,200,000 shares of Common Stock. The public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

  The Lead Managers have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.76 per share of Common Stock. The International Managers may allow, and such dealers may reallow, a discount not in excess of $.10 per share of Common Stock on sales to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

  The Company has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to 82,500 additional shares of Common Stock at the public offering price set

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 330,000 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  The Company and the Company's executive officers and directors have agreed not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus other than (x) in connection with the sale to the Underwriters of the shares of Common Stock offered hereby or under the accompanying U.S. Prospectus or (y) the grant of stock options and purchase rights to employees of the Company under the 1995 Plan, the 1996 Plan and the QSP Plan, the issuance of shares upon the conversion or exercise of outstanding options and warrants, the registration of the shares of Common Stock underlying the 1996 Plan and the issuance of shares in connection with acquisitions. See "Shares Eligible for Future Sale."

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except, in the case of transactions pursuant to the Intersyndicate Agreement.

  The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each International Manager has agreed that (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company, the Selling Stockholders or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Certain of the Underwriters or their affiliates, including the International Representatives, have performed from time to time, and may perform in the future, various general financing and banking services and transactions for the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary compensation. This offering is being made pursuant to the provisions of Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Use of Proceeds..........................................................  17
Price Range of Common Stock and Dividend Policy..........................  18
Capitalization...........................................................  19
Unaudited Pro Forma Consolidated Financial Data..........................  20
Selected Consolidated Financial and Operating Data.......................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  31
Business.................................................................  44
Management...............................................................  52
Principal and Selling Stockholders.......................................  63
Certain Relationships and Related Transactions...........................  65
Description of the Bank Facility.........................................  68
Description of Senior Subordinated Notes.................................  69
Description of Capital Stock.............................................  70
Shares Eligible for Future Sale..........................................  71
Certain United States Tax Considerations for Non-United States Holders...  73
Underwriting.............................................................  76
Legal Matters............................................................  79
Experts..................................................................  79
Available Information....................................................  79
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,750,000 SHARES

                 [LOGO OF RENTAL SERVICE CORPORATION (SM)]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                          MERRILL LYNCH INTERNATIONAL

                            WILLIAM BLAIR & COMPANY

                          MORGAN STANLEY DEAN WITTER

                         BT ALEX. BROWN INTERNATIONAL

                            LEGG MASON WOOD WALKER
                                 INCORPORATED

                                AUGUST 13, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------